     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 26, 2002

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                              PANAMSAT CORPORATION
          (Exact name of each registrant as specified in its charter)

             DELAWARE                             4899                            95-4607698
    (State of Incorporation or        (Primary standard industrial             (I.R.S. employer
          organization)               classification code number)           identification number)

                                20 WESTPORT ROAD
                           WILTON, CONNECTICUT 06897
                                 (203) 210-8000
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                            JAMES W. CUMINALE, ESQ.
EXECUTIVE VICE PRESIDENT -- CORPORATE DEVELOPMENT, GENERAL COUNSEL AND SECRETARY
                              PANAMSAT CORPORATION
                                20 WESTPORT ROAD
                           WILTON, CONNECTICUT 06897
                                 (203) 210-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH A COPY TO:

                            DENNIS J. FRIEDMAN, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 351-4000
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]----------

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]----------

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]----------
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM      PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF            AMOUNT TO BE       OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED              UNIT(1)              PRICE(1)         REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
8 1/2% Senior Notes due 2012........     $800,000,000           100%                 $800,000,000            $73,600
Guarantees of the 8 1/2% Senior
  Notes due 2012....................     $800,000,000          None(2)                  None(2)              None(2)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457.
(2) Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the Guarantee.
                             ---------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

     Each of the following direct or indirect subsidiaries of PanAmSat Corporation, as a guarantor of the 8 1/2% Senior Notes due 2012, is hereby deemed to be a registrant.

                                                                   PRIMARY STANDARD
                                        STATE OF INCORPORATION        INDUSTRIAL            I.R.S. EMPLOYER
NAME OF GUARANTOR                            OR FORMATION        CLASSIFICATION NUMBER   IDENTIFICATION NUMBER
-----------------                       ----------------------   ---------------------   ---------------------
NET/36, Inc...........................         Delaware                  4899                 06-1586835
PanAmSat Communications Carrier
  Services, Inc. .....................        California                 4899                 95-3684190
PanAmSat Communications Japan,
  Inc. ...............................        California                 4899                 95-3976181
PanAmSat Communications Services,
  Inc. ...............................        California                 4899                 95-3270893
PanAmSat International Holdings,
  Inc. ...............................         Delaware                  4899                 95-4130814
USHI, Inc. ...........................         Delaware                  4899                 95-4130816
PanAmSat Marketing Corporation........         Delaware                  4899                 01-0667473
PanAmSat International Systems, Inc.
  (PISI)..............................         Delaware                  4899                 06-1407851
PanAmSat Asia Carrier Services,
  Inc. ...............................         Delaware                  4899                 06-1532021
PanAmSat Capital Corporation..........         Delaware                  4899                 06-1371155
PanAmSat Carrier Services, Inc. ......         Delaware                  4899                 06-1377869
PanAmSat India, Inc. .................         Delaware                  4899                 06-1532023
PanAmSat India Marketing, L.L.C.......         Delaware                  4899                 06-1532023
PAS International Employment, Inc. ...         Delaware                  4899                 06-1475361
PanAmSat Licensee Corp. ..............         Delaware                  4899                 06-1369810
PanAmSat International Sales, Inc. ...         Delaware                  4899                 06-1532018
PanAmSat International Systems,
  L.L.C. .............................         Delaware                  4899                       None
PanAmSat International Systems
  Marketing, L.L.C....................         Delaware                  4899                 06-1407851
Service and Equipment Corporation.....         Delaware                  4899                 06-1614545
Southern Satellite Corp. .............       Connecticut                 4899                 06-1396534
Southern Satellite Licensee
  Corporation.........................         Delaware                  4899                 06-1532182

WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED APRIL 26, 2002

PROSPECTUS

                                     [LOGO]

                              PANAMSAT CORPORATION

                               OFFER TO EXCHANGE
                  ALL OUTSTANDING 8 1/2% SENIOR NOTES DUE 2012
                                      FOR
                        NEW 8 1/2% SENIOR NOTES DUE 2012
                             ---------------------
THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON           ,
                             2002, UNLESS EXTENDED.

                          TERMS OF THE EXCHANGE OFFER:

     - We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     - You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

     - The exchange of outstanding notes for new notes will not be a taxable exchange for United States federal income tax purposes.

     - The terms of the new notes to be issued are substantially identical to the terms of the outstanding notes, except that transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply.

     - Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution."

     - We will not receive any proceeds from the exchange offer.

     - There is no existing market for the new notes to be issued, and we do not intend to apply for their listing on any securities exchange.

     See the "Description of Notes" section beginning on page 40 for more information about the new notes to be issued in this exchange offer.

     THIS INVESTMENT INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 18 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING NOTES FOR EXCHANGE.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AND EXCHANGE COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       Prospectus dated           , 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................   ii
Incorporation Of Certain Documents By Reference.............   ii
Forward-Looking Statements..................................   ii
Prospectus Summary..........................................    1
Risk Factors................................................   18
The Exchange Offer..........................................   26
Use Of Proceeds.............................................   35
Capitalization..............................................   36
Selected Consolidated Financial And Other Data..............   37
Description Of Notes........................................   40
Book-Entry; Delivery And Form...............................   80
Material United States Federal Tax Considerations...........   82
Plan Of Distribution........................................   85
Legal Matters...............................................   85
Experts.....................................................   85

                             ---------------------

     THIS EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OUTSTANDING NOTES IN ANY JURISDICTION IN WHICH THIS EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the new notes offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about our company and the notes in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the exchange offer registration statement, we encourage you to read the documents contained in the exhibits.

     You may read and copy the registration statement and any of the other documents we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, reports and other filings are available to the public on the SEC's web site at http://www.sec.gov.

     If for any reason we are not subject to the reporting requirements of the Securities Exchange Act of 1934 in the future, we will still be required under the indenture governing the notes to furnish the holders of the notes with certain financial and reporting information. See "Description of Notes -- Reports" for a description of the information we are required to provide.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

     - our Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the SEC on March 11, 2002;

     - our definitive Proxy Statement on Schedule 14A relating to the annual meeting of stockholders to be held on May 31, 2002, as filed with the SEC on April 24, 2002; and

     - any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities offered under this prospectus are sold.

     Any statement contained herein, or in any documents incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may request a copy of these filings, at no cost, by writing or telephoning us at PanAmSat Corporation, 20 Westport Road, Wilton, Connecticut 06897, telephone: (203) 210-8000, Attention: Secretary. You may also obtain copies of these filings, at no cost, by accessing the SEC website at http://www.sec.gov.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including in conjunction with the forward-looking statements included in this prospectus and under "Risk Factors." These forward-looking statements speak only as of the date of this prospectus. We do not intend to update these statements unless the securities laws require us to do so.

                               PROSPECTUS SUMMARY

     This summary contains basic information about us and this exchange offer but may not contain all the information that is important to you. This prospectus includes or incorporates by reference specific terms of the exchange offer, as well as information regarding our business and detailed financial data. We encourage you to read the detailed information and financial statements appearing elsewhere or incorporated by reference in this prospectus. Unless otherwise specified, the words "we," "our," "ours," "us," "the company" and "our company" refer to PanAmSat Corporation and its subsidiaries. The term "outstanding notes" refers to the 8 1/2% Senior Notes due 2012 that were issued on February 1, 2002. The term "new notes" refers to the 8 1/2% Senior Notes due 2012 offered in this prospectus.

                                  OUR COMPANY

     We are a leading global facilities-based provider of video, broadcasting and network services through satellites. We lease transponder capacity on our satellites, which we own and operate, and deliver entertainment and information to cable television systems, television broadcast affiliates, direct-to-home television operators, Internet service providers, telecommunications companies and other corporations. Our customers consist of some of the world's leading media and communications companies, including AOL Time Warner (which includes Home Box Office and Turner Broadcasting System), the BBC, News Corp. (Fox Family of Channels), Sony, Viacom and The Walt Disney Company (which includes ABC and
ESPN).

     With 21 satellites in orbit that include approximately 870 36 MHz equivalent transponders, we have one of the world's largest commercial geostationary earth orbit ("GEO") satellite networks, capable of reaching over 98% of the world's population. We are one of only a few companies worldwide capable of servicing a global footprint through an owned fleet of satellites. We operate our 21 satellites in 16 orbital slots. We have one of the most sophisticated ground infrastructure networks available to support the needs of our customers. We own teleports in six U.S. locations, each of which provides transmission, monitoring and control services for operating our fleet. We lease such services outside of the United States to support the remainder of our worldwide satellite fleet.

     As a provider of fixed satellite services, we operate in the most mature segment of the satellite communications business, characterized by steady and predictable revenue streams, strong cash flows from operations, substantial contracted revenue backlog and high barriers to entry. We derive our revenue primarily from our video and network services businesses.

VIDEO SERVICES

     Through our video services business, we provide satellite services for the transmission of entertainment, news, sports and educational programming to over 300 content providers worldwide. Our video services business is comprised of four categories:

     - video distribution services -- the full-time transmission of television programming to cable systems, network affiliates and other redistribution systems;

     - direct-to-home television services -- the transmission of multiple television channels for household reception;

     - full-time contribution services -- satellite transmission services for the full-time transmission of news, sports and entertainment segments to network affiliates or broadcast centers around the world; and

     - special events services -- short-term satellite services that we provide to broadcasters when they need on-the-scene coverage of sporting events and breaking news.

     Our video services business has been the most stable component of our business, characterized by predictable revenues from our media customers under long-term contracts. As leading media companies have come to rely on our satellites to distribute their content, our network has become one of the largest global video distribution platforms available today. Our satellites serving the United States deliver more than 100 of the leading cable television channels to over 10,000 cable head-ends, representing approximately 69 million cable households. In addition, our satellites provide direct-to-home television services to seven direct-to-home platforms spanning four continents, making us one of the largest third-party providers of direct-to-home television services. Our strong market presence in video services has enabled us to enter into long-term contracts with our customers, many of which include premium pricing.

     For the year ended December 31, 2001, our video services business generated $593.6 million, or 68.2%, of our total revenues. At December 31, 2001, our video services contracted backlog was $4.83 billion, or 82.7% of total contracted backlog.

NETWORK SERVICES

     Through our network services business, we provide satellite services for relaying voice, video and data communications throughout regions and around the world. We currently provide network services to telecommunications carriers and multinational corporations in over 40 countries. Our network services business is comprised of three categories:

     - private business networks -- secure, high speed corporate data networks used in a variety of business functions;

     - Internet services -- services we provide to content providers and Internet service providers for improved high data rate Internet connections and point-to-multipoint content distribution; and

     - carrier services -- services we provide to telecommunications carriers for voice, video or data communications networks for businesses, governments and other users.

     We view our network services business as a major contributor to our future growth. The network services business remains one of the fastest growing segments within satellite telecommunications, with the transport of Internet protocol content and streaming media applications generally regarded as the primary drivers of growth. Because our space and ground network is designed to broadcast streaming media content to multiple locations in an efficient manner, we believe we are well positioned to capture a meaningful share of the anticipated growth in these areas.

     For the year ended December 31, 2001, our network services business generated $219.5 million, or 25.2%, of our total revenues. At December 31, 2001, our network services contracted backlog was approximately $973.0 million, or 16.7%, of total contracted backlog.

TELEMETRY, TRACKING AND CONTROL AND OTHER SERVICES

     Telemetry, tracking and control ("TT&C") satellite services include maintaining the proper orbital location of the satellite, monitoring on-board housekeeping systems, adjusting transponder levels and remotely bringing backup systems on-line in the event of a subsystem failure. In addition to the TT&C services we provide for 17 of our satellites, we also provide TT&C services for six satellites owned by other satellite operators. For the year ended December 31, 2001, TT&C services accounted for $26.2 million, or 3.0%, of our total revenues.

     Our other services include in-orbit backup service, which is backup transponder capacity that we reserve for certain customers. For the year ended December 31, 2001, revenues from in-orbit protection accounted for $28.8 million, or 3.3%, of our revenues.

                                 OUR STRENGTHS

     Our business is characterized by the following key strengths:

MARKET LEADING NETWORK INFRASTRUCTURE

     With 21 satellites in orbit and approximately 870 36 MHz equivalent transponders, we have one of the world's largest commercial GEO satellite networks. Our global reach and our ability to offer bundled services allow us to provide one-stop-shopping to our customers seeking to deliver video, data or voice around the world. We are one of only a few companies worldwide capable of servicing a global footprint through an owned fleet of satellites. To complement our space assets, we have one of the most sophisticated ground infrastructure networks available to support our satellites and the needs of our customers. Our ground infrastructure includes a technically advanced customer service center and teleport located in Ellenwood, Georgia, which provides customers around the world with a single point of contact for technical support. This recently constructed, 90,000 square foot facility houses more than 200 professionals with staffing 24 hours a day, seven days a week. In addition, we own and operate five other teleports in the United States, which provide transmission, monitoring and control services, and a satellite operations control center in Long Beach, California, which is responsible for monitoring and maintaining the health and safety of our satellites.

SUBSTANTIAL REVENUE BACKLOG RESULTING FROM LONG-TERM CONTRACTS

     At December 31, 2001, we had a contracted backlog for future services of approximately $5.84 billion, of which we expect to realize approximately $720 million as revenue in 2002. Contracts for our video distribution services are typically long term and can range up to the useful life of the satellite, which can be up to 15 years. The terms of the contracts generally provide for significant penalties in the case of cancellation. As a result of the long-term contracts we have entered into with many of our significant customers, particularly in video services, we have relatively predictable revenues and cash flows.

PREMIER CUSTOMER BASE AND LONG-STANDING RELATIONSHIPS

     From the time we began offering commercial services in 1984, through superior and consistent customer service, we have built a premier customer base for our video and network services. Some of the customers for our video services business with whom we have long-standing relationships include AOL Time Warner (which includes HBO and Turner Broadcasting System), Viacom, News Corp. (Fox Family of Channels) and The Walt Disney Company (which includes ABC and ESPN). In addition, our direct-to-home television customers include DirecTV-Latin America, MultiChoice (South Africa), Sky Latin America, NETSAT (Brazil), Television and Radio Broadcasting Services (Asia and Australia), South African Broadcasting Corp. and Television Broadcasting Limited (Australia). Representative customers for our network services business include Hughes Network Systems, Telstra and WorldCom.

WELL POSITIONED TO CAPTURE REVENUES IN NEW MARKETS AND SERVICES

     The growth of the Internet has created a need for bandwidth to service data traffic for backbone connectivity for Internet service providers or streaming media applications for content providers. With our satellite network and ground infrastructure in place today, we can provide high quality services to these markets. Our end-to-end network ensures reliable, secure transmissions regardless of location, because connectivity is not dependent on peering arrangements with other regional networks. In addition, the installed base of antennas at cable head-ends and other video distribution systems already accessing our satellite network has the capability, if enabled by a cable company, to disseminate not only video content but also Internet protocol data in a streaming point-to-multipoint manner.

HIGH BARRIERS TO ENTRY

     There are a number of regulatory, economic and other barriers to entry in our industry that help to preserve our position as one of the leading satellite service providers. One of the most significant barriers to entry is the need to obtain operating rights to an orbital slot, a costly and time consuming process. We operate our 21 satellites in 16 orbital slots. Obtaining orbital slots is difficult because there is a finite number of orbital slots, and even fewer commercially viable orbital slots. Most of these are currently in use or subject to filings for use. Once a particular orbital slot has been awarded by regulatory agencies, it is difficult for a potential competitor to gain rights to that slot. In addition to obtaining rights to orbital slots, any potential competitor would have to invest significant time and capital to procure, launch and insure its satellites. We have invested approximately $4.1 billion in our existing satellite fleet and ground infrastructure through December 31, 2001.

     In our video distribution business, we have established our satellites as a leading transmission platform for the distribution of video programming to cable systems, network affiliates, direct-to-home distribution platforms, and other redistribution systems. We have been successful in creating "cable neighborhoods" on our satellites, which are collections of popular channels that are transmitted on our satellites. These cable neighborhoods are powerful in maintaining customers and create high barriers for new entrants because most of our customers' ground infrastructure are specifically designed to receive information from our satellites, making their switching costs significant.

                             OUR BUSINESS STRATEGY

     Our mission is to be a global leader in the fixed satellite services industry, operating the highest quality and most reliable satellite-based network that delivers entertainment, data and communications for businesses around the world, while positioning PanAmSat to achieve strong financial results in terms of EBITDA and free cash flow. Our strategy to achieve this mission is based on the following initiatives:

STRENGTHENING OUR LEADERSHIP POSITION IN VIDEO DISTRIBUTION

     Our satellites were the first commercial satellites dedicated to video distribution in the U.S. and international markets. As a result of this history and our track record over time, we have long-standing relationships with premier video content providers. These relationships, in addition to the direct benefits they provide, also provide us with a powerful marketing tool to use for obtaining new business. Because we have premier programmers, such as AOL Time Warner, The Walt Disney Company and Viacom, under long-term agreements for capacity on particular satellites, forming cable neighborhoods, we have been able to attract additional programmers onto these satellites and charge higher rates for additional capacity on these satellites. These premier customers have built distribution channels with cable providers, network affiliates and other redistribution systems using our satellite network. Other content providers have been willing to pay higher rates to leverage the existing ground infrastructure already aimed at our satellites. In this way, other content providers access the same audience receiving an existing lineup of premier programming.

INCREASING UTILIZATION OF OUR NETWORK

     Increased utilization of our transponders by existing or new customers will add to our revenue with minimal incremental costs. We can achieve higher transponder utilization without additional capital expenditures. At present, we are utilizing approximately 70% of our useable and available transponders, which excludes transponders dedicated to backup for our customers and those unavailable for regulatory or technical reasons. We are pursuing additional revenue opportunities by cross-selling incremental services to our existing customers and by pursuing new customers in new markets to absorb unutilized capacity.

IMPROVING MARGINS BY PURSUING COST EFFICIENCIES

     We are committed to reducing our operating cost structure in order to improve our operating efficiency. In the third and fourth quarters of 2001, we streamlined operations, rationalized headcount and reduced general operating expenses, which we expect will result in annual savings of approximately $25 million to $30 million.

PROVIDING SUPERIOR NETWORK RELIABILITY

     We recognize the value of our customers and place a strong emphasis on offering high quality services and, accordingly, take necessary steps to ensure high network reliability. Our strategy is to use modern yet proven satellites and related technology, mitigating the risks of in-orbit failure before the satellites are placed in commercial service. As part of our strategy, we replace existing satellites as they approach the end of their useful lives. We expect to launch four satellites by early 2003, three of which will be replacement satellites and one of which will increase our capacity in North America. We have both in-orbit and ground-based redundancies built into many of our most critical network elements so that we can provide backup services to our customers in the event of failure. Through our dedicated and experienced team of engineering personnel, we have implemented a comprehensive satellite procurement and launch quality control process. Since 1998, we have actively monitored and supervised manufacturers and suppliers in launch vehicle design and engineering, space systems design and engineering, space operations engineering, testing and operational procedures. Our focus has been to develop a fault tolerant, robust and flexible spacecraft design that is not dependent on new or different technologies.

EXPANDING INTO NEW MARKETS

     Our fleet has a footprint, or coverage area, capable of reaching over 98% of the world's population. We believe that certain regions in which we have only a limited presence represent opportunities for growth. In general, as part of our growth strategy, we have positioned certain satellites to cover markets to which we have been granted access and markets which have a poor telecommunications infrastructure and where regulations may have prevented penetration by satellite communications companies. In that way, upon gaining access to these markets through liberalized regulations, joint ventures or a combination of the two, we will have the infrastructure in place to begin servicing new customers and grow our business. In our most recent evaluations, we identified Mexico, Brazil and India as presenting opportunities for business expansion. We currently have satellites deployed that are capable of reaching these key markets, so that entering these markets will require little in terms of additional capital expenditures.

     As part of effecting this strategy, in February 2001 we announced the creation of a new company, PanAmSat de Mexico, a joint venture with Grupo Pegaso, that, through a concession granted by the Mexican government, can provide video, data and Internet services to the Mexican telecommunications market. In December 2001, we opened our first office in Brazil, where we were recently granted governmental approval to provide satellite services on our PAS-1R satellite. We are also seeking authorization from the Brazilian government to provide satellite services on four of our other satellites. Brazil had previously been closed to foreign competition for satellite services. We are also taking advantage of liberalized regulations in India, where the government recently granted us approval to sell certain satellite services. We opened our first office in India in December 2001.

PURSUING VALUE ADDED SERVICES

     We intend to selectively pursue new services by focusing on our core competencies and leveraging our existing strengths. We believe that our satellite fleet is well suited to provide Internet service because of its ability to deliver anywhere in the world reliable, high speed access to the U.S. Internet backbone. Our strategy is to offer bundled Internet connection packages to international ISPs and corporate customers. We also offer webcast services that use our satellites to collect, encode, store and stream audio and video content to broadband Internet users throughout the U.S. and worldwide.

                                THE REFINANCING

     The issuance of the outstanding notes was part of our plan to repay a $1.725 billion term loan from Hughes Electronics Corporation ("Hughes Electronics"), which is a wholly-owned subsidiary of General Motors Corporation ("General Motors"). We refer to this financing plan as the "Refinancing." In addition to issuing the outstanding notes, on February 25, 2002, we entered into a new $1.25 billion senior secured credit facility, consisting of three components:

     - a revolving credit facility in the aggregate principal amount of $250.0 million;

     - a Term loan A facility in the aggregate principal amount of $300.0 million; and

     - a Term loan B facility in the aggregate principal amount of $700.0 million.

     On February 25, 2002, we repaid in full the $1.725 billion term loan from Hughes Electronics, along with accrued interest on the loan.

     The following table summarizes the sources and uses of funds in the
Refinancing:

SOURCES:                                                      (IN THOUSANDS)
Revolving credit facility...................................    $       --
Term loan A facility........................................       300,000
Term loan B facility........................................       700,000
Outstanding notes...........................................       800,000
                                                                ----------
  Total sources.............................................    $1,800,000
                                                                ==========
USES:
Repay Hughes Electronics term loan..........................    $1,725,000
Pay transaction fees and expenses...........................        40,000
General corporate purposes..................................        35,000
                                                                ----------
  Total uses................................................    $1,800,000
                                                                ==========

                                  OUR HISTORY

     We are the product of the May 1997 merger of PanAmSat International Systems, Inc. (formerly known as PanAmSat Corporation) and the Galaxy Satellite Services business ("Galaxy") of Hughes Communications, Inc., a subsidiary of Hughes Electronics Corporation ("Hughes Electronics"), into a new publicly held company, which retained the PanAmSat name. Hughes Electronics, a wholly-owned subsidiary of General Motors Corporation ("GM"), indirectly owns approximately 81% of our outstanding common stock.

     Our common stock is listed on the Nasdaq National Market under the symbol "SPOT." Our principal executive offices are located at 20 Westport Road, Wilton, Connecticut 06897 and our telephone number there is (203) 210-8000. We maintain a web site at www.panamsat.com. Information contained in our web site does not constitute a part of this offering circular and is not being incorporated by reference herein.

     On October 28, 2001, GM, Hughes Electronics and EchoStar Communications Corporation ("EchoStar") entered into definitive agreements providing for the split-off of Hughes Electronics, or a newly formed holding company holding all of the capital stock of Hughes Electronics, from GM and the merger of Hughes Electronics, or such newly formed holding company, with EchoStar. EchoStar is a leading provider of DTH subscription television services through its DISH Network, which it delivers to over six million customers in the United States via a fleet of GEO satellites. The transactions are subject to a number of conditions, including approval of GM's stockholders and antitrust and Federal Communications Commission regulatory clearance and approval. GM, Hughes Electronics and EchoStar have agreed that, in the event the merger of Hughes Electronics and EchoStar does not occur because certain specified regulatory approvals have not been obtained or due to the fact that certain other conditions have not been satisfied, EchoStar will be required to purchase all of the shares of PanAmSat common stock beneficially owned by Hughes Electronics (approximately 81% of the outstanding common stock) for $22.47 per share or an aggregate purchase price of approximately $2.7 billion. EchoStar has the option to structure its purchase of Hughes Electronics' interest in PanAmSat as a merger or tender offer so that it can attempt to acquire 100% of PanAmSat in one transaction, in which case Hughes Electronics and its affiliates must receive at least the same amount of consideration that they would have received in the PanAmSat stock sale. EchoStar has agreed that, unless it has previously completed a merger with PanAmSat or a tender offer for all of the outstanding PanAmSat shares, it will commence a tender offer for all PanAmSat shares that remain outstanding following the completion of the PanAmSat stock sale to EchoStar for a purchase price of at least $22.47 per share, payable, at the option of the holder, either in cash or shares of EchoStar Class A common stock.

                             OUR SATELLITE NETWORK

     Set forth below is a table containing certain basic information about our 21 satellites currently in orbit. Under Spacecraft Model, "B" indicates a Boeing model and "SS/L" indicates a Space Systems/ Loral model. The estimated end of useful life shown below reflects our best estimation as to the end of the satellite's useful life. For those satellites whose useful life we expect will end on or prior to December 31, 2006, we have provided details in footnotes to the table as to our replacement plans for those satellites. Under Position, "EL" indicates east longitude and "WL" indicates west longitude.

                                               ESTIMATED                       36 MHZ         36 MHZ
                                                END OF                       EQUIVALENT     EQUIVALENT
                        SPACECRAFT    LAUNCH    USEFUL                         C-BAND        KU-BAND
SATELLITE                 MODEL        DATE      LIFE            POSITION   TRANSPONDERS   TRANSPONDERS      GEOGRAPHIC COVERAGE
---------              ------------   ------   ---------         --------   ------------   ------------   -------------------------
Galaxy IR............  B 376          02/94      2006(1)           133WL        24.0             --       North America; Caribbean
Galaxy IIIR..........  B 601          12/95      2005(2)            95WL        24.0           24.0       North America; Caribbean
Galaxy IVR...........  B 601 HP       04/00      2015               99WL        24.0           24.0       North America
Galaxy V.............  B 376          03/92      2005(1)           125WL        24.0             --       North America; Caribbean
Galaxy VI............  B 376          10/90      2003(3)            74WL        24.0             --       North America; Caribbean
Galaxy VIII-i........  B 601 HP       12/97      2002(2)(4)(5)      95WL          --           21.3       Latin America; Caribbean
Galaxy IX............  B 376          06/96      2008(3)(6)        127WL        24.0             --       North America; Caribbean
Galaxy XR............  B 601 HP       01/00      2015              123WL        24.0           24.0       North America
Galaxy XI............  B 702          12/99      2013               91WL        24.0           36.0       North America; Brazil
PAS-1R...............  B 702          11/00      2015               45WL        36.0           36.0       Americas; Caribbean;
                                                                                                          Europe; Africa
PAS-2................  B 601          07/94      2008              169EL        25.1           25.1       Asia-Pacific
PAS-3R...............  B 601          01/96      2009               43WL        25.1           25.1       Americas; Caribbean;
                                                                                                          Europe; Africa
PAS-4................  B 601          08/95      2011               72EL        25.1           24.6       Asia; Africa, Middle
                                                                                                          East; Europe
PAS-5................  B 601 HP       08/97      2012(4)(7)      155.5WL        24.0           24.0       Americas; Europe
PAS-6................  SS/L FS 1300   08/97      2012(8)            43WL          --           36.0       South America
PAS-6B...............  B 601 HP       12/98      2013(8)            43WL          --           32.0       South America
PAS-7................  SS/L FS 1300   09/98      2013(9)          68.5EL        14.0           30.0       Asia; Africa; Middle
                                                                                                          East; Europe
PAS-8................  SS/L FS 1300   11/98      2014(4)           166EL        24.0           24.0       Asia-Pacific
PAS-9................  B 601 HP       07/00      2015               58WL        24.0           24.0       Americas; Caribbean;
                                                                                                          Europe
PAS-10...............  B 601 HP       05/01      2016             68.5EL        24.0           24.0       Asia; Africa; Middle
                                                                                                          East; Europe
SBS 6................  B 393          10/90      2007               74WL          --           22.7       Continental U.S.
                                                                               -----          -----
  Total..............                                                          413.3          456.8
                                                                               =====          =====

---------------

(1) We have two C-band satellites under construction by Orbital Sciences Corporation for U.S. coverage that will replace Galaxy IR and Galaxy V prior to the end of their useful lives.

(2) Galaxy IIIC, a Boeing 702 scheduled for launch in the second quarter of 2002, will replace Galaxy IIIR in North America and supplement Galaxy VIII-i in the Caribbean and Latin America.

(3) Galaxy VI is an in-orbit spare for the C-band capacity to serve our U.S. cable customers. Galaxy VI will be replaced by Galaxy IX upon deployment of Galaxy XIII/Horizons, a Boeing 601 HP, at 127 degrees WL scheduled for early 2003.

(4) In September 1999, in connection with anomalies on Galaxy VIII-i, PAS-5 and PAS-8, we agreed with our insurance carriers to settle all of our claims for net cash of approximately $304 million.

(5) Galaxy VIII-iR, a Boeing 601 HP, will be ready for launch in the third quarter of 2002 and will cover Latin America. The satellite is being built first to serve as an on-ground spare for Galaxy IIIC in the event of a launch failure or as possible supplemental capacity for Galaxy IIIC if it is successfully deployed.

(6) A C-band payload on a new Boeing 601 HP that is scheduled for launch in late 2002 will replace Galaxy IX in our domestic U.S. fleet. Galaxy IX will replace Galaxy VI upon deployment of Galaxy XIII/Horizons at 127 degrees WL scheduled for early 2003.

(7) PAS-5 was declared a constructive total loss in 1999. It may be used either for backup capacity or expansion capacity.

(8) PAS-6 provides backup capacity for the Sky Latin America direct-to-home service on PAS-6B. During 1998, an anomaly on PAS-6 caused it to be declared a partial loss, and we received an insurance payment of $29.1 million.

(9) In October 2001, we filed a proof of loss under the insurance policy on PAS-7 related to circuit failures which occurred in September 2001 and resulted in a reduction of 28.9% of the satellite's total power available for communications. Service to existing customers was not affected, and we expect that PAS-7 will continue to serve these customers. The insurance policy was in the amount of $253.4 million and included a provision for us to share 25% of future revenues on PAS-7 with the insurers. We have settled the claim for $215 million, which reflects the insurance policy amount of $253.4 million less the expected future revenue share that would have been paid in relation to PAS-7 adjusted by a negotiated discount. Pursuant to this settlement, no future revenue share payments will be required to be made in relation to PAS-7. As of April 23, 2002 the Company had received all of the net proceeds from this insurance settlement.

                              RECENT DEVELOPMENTS

     On April 12, 2002, we reported financial results for the three months ended March 31, 2002. Total revenues for the first quarter of 2002 were $207.1 million, compared to revenues of $205.2 million for the first quarter of 2001. Operating lease revenues increased slightly to $201.4 million or 97% of total revenues for the first quarter of 2002, compared to $199.5 million for the same period in 2001. Included in operating lease revenues for the three months ended March 31, 2002 was a termination fee related to one of our video customers, offset partially by reduced operating lease revenues. The net effect of this customer termination was an increase to operating lease revenues for the three months ended March 31, 2002 of approximately $6.4 million. Total sales and sales-type lease revenues were $5.8 million for the quarter ended March 31, 2002, compared to $5.7 million for the same period in 2001.

     Operating lease revenues from video services increased by 1.9% to $133.5 million during the first quarter of 2002, compared to $131.1 million for the first quarter of 2001. The increase was due to the termination fee revenues recorded during the first quarter of 2002 related to video customers, offset partially by a reduction in revenues related to video customer agreements.

     Overall video services revenues were $139.3 million in the first quarter of 2002, an increase of 1.8% as compared to the first quarter of 2001. Operating lease revenues from network services decreased by 3.1% to $52.7 million for the first quarter of 2002, compared to the same period in 2001. The decrease was due to reduced revenue recorded during the first quarter of 2002 as a result of customer credit issues, offset partially by an increase in revenues related to network services and Internet customer agreements.

     For the three months ended March 31, 2002, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $151.0 million, or 73% of total revenues, as compared to $140.0 million or 68% of total revenues for the same period in 2001. These increases in EBITDA and EBITDA margin were driven primarily by our continued focus on operational efficiencies and several significant transactions, which were recorded during the three months ended March 31, 2002. These significant transactions included: termination fee revenue of approximately $6.4 million, which was recorded during the three months ended March 31, 2002; the recording of a $40.1 million gain in relation to the settlement of the PAS-7 insurance claim; the recording of an $11.2 million facilities restructuring charge related to several of the our U.S. locations; the recording of an $18.7 million loss on the conversion of several sales-type leases to operating leases by one of our customers; and the recording of additional customer bad debt expense and sales-type lease reserves of approximately $10 million. EBITDA is commonly used in the fixed satellite industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA should not be considered as a measure of profitability or liquidity as determined in accordance with GAAP in the statements of income and cash flows.

     For the three months ended March 31, 2002, net income before extraordinary loss on early extinguishment of debt was $23.5 million, compared to $5.0 million for the same period in 2002. Earnings per share before extraordinary loss on early extinguishment of debt were $0.16 per share for the first quarter of 2002 versus $0.03 for the first quarter of 2001 and, for the three months ended March 31, 2002, we recorded an extraordinary loss on early extinguishment of debt of $2.5 million ($0.02 per share) net of taxes in relation to our recently completed refinancing. Including the extraordinary loss on early extinguishment of debt, net income and earnings per share were $21.0 million and $0.14 per share, respectively, for the first quarter of 2002, as compared to net income and earnings per share of $5.0 million and $0.03 per share, respectively, for the same period in 2001. The increase in net income and earnings per share was principally due to the increased EBITDA during the three months ended March 31, 2002, as well as the reduction in our effective income tax rate from 43.5% in 2001 to 25% in 2002 primarily resulting from the elimination of goodwill amortization as a result of the adoption of Statement of Financial Accounting Standards No. 142.

     As of March 31, 2002, we had contracts for satellite services representing future payments (backlog) of approximately $5.72 billion, compared to approximately $5.84 billion, as of December 31, 2001.

                               THE EXCHANGE OFFER

     The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see "The Exchange Offer" in this prospectus.

New Notes Offered.............   $800,000,000 aggregate principal amount of new
                                 8 1/2% Senior Notes due 2012, which have been registered under the Securities Act. The terms of the new notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and additional interest provisions relating to the outstanding notes do not apply to the registered new notes.

Outstanding Notes.............   $800,000,000 aggregate principal amount of
                                 8 1/2% Senior Notes due 2012, which were issued on February 1, 2002.

The Exchange Offer............   We are offering to issue registered new notes
                                 in exchange for a like principal amount and like denomination of our outstanding notes. We are offering to issue these registered new notes to satisfy our obligations under a registration rights agreement that we entered into with the initial purchasers of the outstanding notes when we sold them in a transaction that was exempt from the registration requirements of the Securities
                                 Act. You may tender your outstanding notes for exchange by following the procedures described under the caption "The Exchange Offer."

Tenders; Expiration Date;
  Withdrawal..................   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on             , 2002,
                                 unless we extend it. If you decide to exchange
                                 your outstanding notes for new notes, you must
                                 acknowledge that you are not engaging in, and
                                 do not intend to engage in, a distribution of
                                 the new notes. You may withdraw any outstanding
                                 notes that you tender for exchange at any time
                                 prior to             , 2002. If we decide for
                                 any reason not to accept any outstanding notes you have tendered for exchange, those outstanding notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The
                                 Exchange Offer -- Terms of the Exchange Offer" for a more complete description of the tender and withdrawal provisions.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, some of which we may waive in our discretion.

                                 Your exchange of outstanding notes for new notes to be issued

U.S. Federal Income Tax
  Consequences................   in the exchange offer will not result in any
                                 gain or loss to you for U.S. federal income tax purposes.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Exchange Agent................   The Bank of New York

Consequences of Failure to
Exchange Your Outstanding
  Notes.......................   Outstanding notes that are not tendered or that
                                 are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the outstanding notes. If you do not participate in the exchange offer, the liquidity of your outstanding notes could be adversely affected.

Consequences of Exchanging
Your Outstanding Notes........   Based on interpretations of the staff of the
                                 SEC, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:

                                      - acquire the new notes issued in the
                                        exchange offer in the ordinary course of your business;

                                      - are not participating, do not intend to
                                        participate, and have no arrangement or
                                        undertaking with anyone to participate,
                                        in the distribution of the new notes
                                        issued to you in the exchange offer; and

                                      - are not an "affiliate" of our company as
                                        defined in Rule 405 under the Securities
                                        Act.

                                 If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

                                 Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any new notes issued in the exchange offer. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

                                 THE NEW NOTES

     The terms of the new notes we are issuing in this exchange offer and the outstanding notes are identical in all material respects, except the new notes offered in the exchange offer:

     - will have been registered under the Securities Act;

     - will not contain transfer restrictions and registration rights that relate to the outstanding notes; and

     - will not contain provisions relating to the payment of additional interest to the holders of the outstanding notes under circumstances related to the timing of the exchange offer.

     A brief description of the material terms of the notes follows:

     The following is a brief summary of terms of the exchange offer. For a more complete description of the exchange offer, see "The Exchange Offer" in this prospectus.

Issuer........................   PanAmSat Corporation

Notes.........................   $800,000,000 aggregate principal amount of
                                 8 1/2% Senior Notes due 2012.

Interest......................   The notes bear interest at an annual rate of
                                 8 1/2%. We will pay interest on the notes semi-annually on each February 1 and August 1, beginning on August 1, 2002.

Maturity Date.................   February 1, 2012.

Optional Redemption...........   At any time on or after February 1, 2007, we
                                 may redeem all or part of the notes at the redemption prices specified in this prospectus under "Description of the Notes -- Optional
                                 Redemption."

                                 At any time prior to February 1, 2005, we may redeem up to 35% of the notes with the net proceeds of certain public equity offerings, at a price equal to 108.5% of the principal amount of the notes, plus accrued and unpaid interest thereon, if any, to the redemption date, provided that at least 65% of the aggregate principal amount of the notes remains outstanding immediately after the redemption.

Change of Control.............   Following a change of control, as defined in
                                 the indenture governing the notes, we will be required to make an offer to purchase all of the notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest. Neither consummation of the merger of Hughes Electronics and EchoStar nor the purchase of Hughes Electronics' interest in PanAmSat by EchoStar would constitute a change of control, as defined in the indenture.

Ranking.......................   The notes are:

                                      - our senior unsecured obligations;

                                      - equal in right of payment with all our
                                        existing and future senior debt and that of the subsidiary guarantors;

                                      - senior to all of our existing and future
                                        subordinated obligations and those of
                                        the subsidiary guarantors; and

                                      - effectively subordinated to our secured
                                        obligations.

Guarantees....................   The notes are fully guaranteed, on a senior
                                 basis, by all of our present and future
                                 domestic restricted subsidiaries.

Certain Covenants.............   We have issued the notes under an indenture
                                 among us, the guarantors and The Bank of New
                                 York, as trustee. The indenture limits our ability and the ability of our restricted subsidiaries to:

                                      - incur additional indebtedness;

                                      - pay dividends or make other restricted
                                        payments;

                                      - create or permit to exist certain liens;

                                      - issue stock of subsidiaries;

                                      - sell certain assets;

                                      - incur dividend or other payment
                                        restrictions affecting our subsidiaries;

                                      - enter into transactions with affiliates;

                                      - consolidate, merge or transfer
                                        substantially all our assets; and

                                      - enter into new businesses.

                                 These covenants are subject to a number of important exceptions and qualifications.

Covenant Suspension...........   At any time when the notes are rated investment
                                 grade by both Moody's and S&P and no default or event of default has occurred and is continuing under the indenture, we and our subsidiaries will not be subject to most of the foregoing covenants.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The summary consolidated financial data as of December 31, 2001 and for the years ended December 31, 1999, 2000 and 2001 presented in this table are derived from our audited consolidated financial statements and notes thereto which are incorporated by reference in this prospectus. The operating data and other financial data presented in this table are not derived from our consolidated financial statements. You should read the financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial data appearing elsewhere in this prospectus and our consolidated financial statements and notes.

                                                                       YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------------
                                                                1999             2000            2001
                                                            -------------   --------------   -------------
                                                             (DOLLARS IN THOUSANDS (OTHER THAN CONTRACTED
                                                                   BACKLOG, WHICH IS IN BILLIONS))
STATEMENT OF INCOME DATA:
Revenue:
  Operating leases, satellite services and other..........    $ 787,509       $  780,256       $ 802,194
  Outright sales and sales-type leases(1).................       23,108          243,314          67,881
                                                              ---------       ----------       ---------
     Total revenue........................................      810,617        1,023,570         870,075
                                                              ---------       ----------       ---------
Costs and expenses:
  Cost of outright sales and sales-type leases............           --           85,776          12,766
  Leaseback expense, net of deferred gains................       15,391               --              --
  Depreciation and amortization...........................      280,472          337,450         414,744
  Direct operating costs..................................      103,973          149,681         152,883
  Selling, general and administrative.....................       72,415           97,462         116,140
  Severance costs.........................................           --               --           8,223
  Gain on Galaxy VII insurance claim......................           --           (3,362)             --
                                                              ---------       ----------       ---------
Operating income..........................................      338,366          356,563         165,319
Interest expense, net(2)..................................      112,002          128,205         111,153
                                                              ---------       ----------       ---------
Income before taxes.......................................      226,364          228,358          54,166
Income tax expense........................................      104,127          102,761          23,562
                                                              ---------       ----------       ---------
Net income................................................    $ 122,237       $  125,597       $  30,604
                                                              =========       ==========       =========
OTHER FINANCIAL DATA:
EBITDA(3).................................................    $ 618,838       $  694,013       $ 580,063
EBITDA margin(4)..........................................           76%              68%             67%
Net cash provided by operating activities.................    $ 500,582       $  456,408       $ 540,389
Net cash used in investing activities.....................     (560,199)        (394,185)       (203,836)
Net cash provided by (used in) financing activities.......         (666)         (50,137)        (22,632)
Capital expenditures......................................      586,910          449,560         338,203
Contracted backlog (at period end; in billions)(5)........    $     6.1       $      6.0       $    5.84

                                                               AT DECEMBER 31,
                                                              ------------------
                                                              1999   2000   2001
                                                              ----   ----   ----
OPERATING DATA:
Number of satellites in orbit...............................   20      20     21
Number of transponders(6):
  C-band....................................................  329     413    413
  Ku-band...................................................  397     445    457
Capacity utilization(7):
  C-band....................................................   --    79.8%  75.0%
  Ku-band...................................................   --    65.2%  65.0%

                                                                AS OF DECEMBER 31, 2001
                                                              ---------------------------
                                                                            PRO FORMA AS
                                                                ACTUAL      ADJUSTED(8)
                                                              ----------   --------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash........................................................  $  443,266     $  431,724
Satellites and other property and equipment, net............   3,152,082      3,152,082
Net investment in sales-type leases.........................     251,899        251,899
Total assets................................................   6,296,810      6,285,268
Total debt and due to affiliates(9).........................   2,521,542      2,550,000
Total long-term liabilities.................................   3,134,897      3,163,355
Stockholders' equity........................................   2,992,560      2,992,560

---------------

(1) Under an outright sales contract, we sell all rights and title to a transponder to a customer, which in turn pays us the full amount of the sale price in cash at the commencement of the contract. At that time, we recognize the sale amount as revenue and record the cost of the transponder to cost of outright sales. Under sales-type leases, we recognize as revenue at the inception of the lease the net present value of the future minimum lease payments, but we continue to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognize as revenue the portion of each periodic lease payment deemed to be attributable to interest income. The principal difference between a sales-type lease and an operating lease is when we recognize the revenue and related costs, but not when we receive the cash.

(2) Net of capitalized interest of $60.7 million, $56.1 million and $23.3 million for the years ended December 31, 1999, 2000 and 2001, respectively, and net of interest income of $3.2 million, $6.8 million and $13.5 million for the years ended December 31, 1999, 2000 and 2001, respectively.

(3) Represents earnings before net interest expense, income tax expense, and depreciation and amortization. EBITDA is commonly used in the fixed satellite services industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA should not be considered as a measure of profitability or liquidity as determined in accordance with GAAP in the statements of income and cash flows.

(4) EBITDA margin is equal to EBITDA divided by total revenue, expressed as a percentage.

(5) Contracted backlog represents expected future cash payments to be received from customers under executed operating leases or sales-type leases. Contracted backlog is attributable to both satellites currently in orbit and those planned for future launch.

(6) The number of transponders is in 36 MHz equivalents.

(7) Capacity utilization represents, on a worldwide basis at period end, the percentage obtained by dividing the total number of transponders in commercial use by the total number of transponders then-available for commercial use, which excludes those transponders dedicated to backup for our customers and those unavailable for regulatory or technical reasons. Capacity utilization rates by C-band and Ku-band transponders are not available for 1999.

(8) The pro forma as adjusted data gives effect to the Refinancing (including the offering of the notes) and the repayment of $46.5 million aggregate principal amount of notes relating to the Galaxy IIIR satellite on January 2, 2002, as if they each had occurred on December 31, 2001.

(9) Actual as of December 31, 2001 includes debt of $796.5 million and due to affiliates of $1.725 billion.

                                  RISK FACTORS

     In addition to the information contained elsewhere in this prospectus, you should carefully consider the following risk factors, which apply to the outstanding notes and the new notes, in evaluating the exchange offer.

                      RISKS RELATING TO THE EXCHANGE OFFER

  YOU MAY HAVE DIFFICULTY SELLING THE OUTSTANDING NOTES THAT YOU DO NOT
EXCHANGE.

     If you do not exchange your outstanding notes for the new notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture governing the outstanding notes and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

     In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

     If a large number of outstanding notes are exchanged for new notes issued in the exchange offer, it may be more difficult for you to sell your outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to have those outstanding notes registered under the Securities Act.

     See "The Exchange Offer -- Consequences of Failure to Exchange Outstanding Notes" for a discussion of the possible consequences of failing to exchange your notes.

  YOU MAY FIND IT DIFFICULT TO SELL THE NEW NOTES BECAUSE THERE IS NO EXISTING TRADING MARKET FOR THE NEW NOTES.

     There is no existing trading market for the new notes. You may find it difficult to sell your new notes because an active trading market for the new notes may not develop. We do not intend to apply for listing or quotation of the new notes on any exchange. The new notes are being offered to the holders of the outstanding notes. The outstanding notes were issued on February 1, 2002 to a small number of institutional investors. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market may be. Although we were informed by the initial purchasers of the outstanding notes that they intend to make a market in the new notes, they are not required to do so, and they may cease market-making at any time without notice. Consequently, the market price of the new notes issued in this exchange offer could be adversely affected and you may not be able to liquidate your investment readily.

                         RISKS RELATING TO OUR INDUSTRY

  ONCE LAUNCHED AND PROPERLY DEPLOYED, SATELLITES ARE SUBJECT TO SIGNIFICANT OPERATIONAL RISKS DUE TO VARIOUS TYPES OF POTENTIAL ANOMALIES.

     Satellites are subject to significant operational risks while in orbit. These risks include malfunctions, commonly referred to as anomalies, that have occurred in our satellites and the satellites of other operators as a result of:

     - the satellite manufacturer's error, whether due to the use of new and largely unproven technology or simply due to a manufacturing defect;

     - problems with the power systems of the satellites, including:

       - circuit failures causing reductions in the power output of the solar array panels on the satellites, which could require the operator to forego the use of some transponders initially and to turn off additional transponders in later years; and

       - failure of the cells within the batteries, whose sole purpose is to power the payload and spacecraft operations during the daily eclipse periods which occur for brief periods of time during two 40-day periods around March 21 and September 21;

     - problems with the control systems of the satellites, including:

       - failure of the primary and/or backup spacecraft control processor; and

       - failure of the xenon ion propulsion system ("XIPS") used on certain Boeing satellites, which is an electronic propulsion system that maintains the spacecraft's proper in-orbit position; and

     - general failures resulting from operating satellites in the harsh space environment.

     We have experienced anomalies in each of the categories described above. Although we work closely with the satellite manufacturers to determine and eliminate the cause of these anomalies in new satellites and provide for redundancies of critical components in the satellite, we cannot assure you that we will not experience anomalies in the future, whether of the types described above or arising from the failure of other systems or components. In particular, we may experience additional anomalies relating to the failure of the spacecraft control processor in certain of our Boeing 601 satellites. The primary and backup spacecraft control processors on two of our Boeing 601 satellites have failed, and the primary spacecraft control processor on one of our Boeing 601 satellites has also failed. We have three other Boeing 601 satellites in orbit that have not experienced any anomalies related to their spacecraft control processors, but we cannot assure you that similar anomalies will not occur on those models. In addition, failures related to XIPS have occurred on the Boeing 601 HP spacecraft, and we operate several of those spacecraft that utilize XIPS but have not yet experienced anomalies related to XIPS. We cannot assure you that similar XIPS failures or failures of other propulsion systems on our satellites will not occur in the future.

     Any single anomaly or series of anomalies could materially and adversely affect our operations, our revenues, our relationship with our current customers and our ability to attract new customers for our satellite services. In particular, future anomalies may result in the loss of individual transponders on a satellite, a group of transponders on that satellite or the entire satellite, depending on the nature of the anomaly. Anomalies may also reduce the expected useful life of a satellite, thereby reducing the revenue that could be generated by that satellite. Finally, the occurrence of anomalies may adversely affect our ability to insure our satellites at commercially favorable premiums, if at all. While some anomalies are covered by insurance policies, others are not or may not be covered.

  NEW SATELLITES ARE SUBJECT TO LAUNCH FAILURES, THE OCCURRENCE OF WHICH CAN MATERIALLY AND ADVERSELY AFFECT OUR OPERATIONS.

     Satellites are subject to certain risks related to failed launches. Of the 34 satellites launched by us or our predecessors since 1983, four have resulted in launch failures. In addition, certain launch vehicles that we have used or are scheduled to use have either unproven track records or have experienced launch failures in the past. Launch failures result in significant delays in the deployment of satellites because of the need both to construct replacement satellites, which can take up to 24 months, and obtain other launch opportunities. Such significant delays could materially and adversely affect our operations and our revenues. In addition, although we have had launch insurance on all of our launches to date, if we were not able to obtain launch insurance on reasonable terms and a significant launch failure were to occur, our financial condition would be materially and adversely affected.

  NEW OR PROPOSED SATELLITES ARE SUBJECT TO CONSTRUCTION AND LAUNCH DELAYS, THE OCCURRENCE OF WHICH CAN MATERIALLY AND ADVERSELY AFFECT OUR OPERATIONS.

     The construction and launch of satellites are subject to certain delays. Such delays can result from the delays in the construction of satellites and launch vehicles, the periodic unavailability of reliable launch opportunities, possible delays in obtaining regulatory approvals and launch failures. We have in the past experienced delays in satellite construction and launch which have adversely affected our operations. Future delays may have the same effect. A significant delay in the future delivery of any satellite would also adversely affect our marketing plan for the satellite. If satellite construction schedules are not met, there can be no assurance that a launch opportunity will be available at the time a satellite is ready to be launched. Further, any significant delay in the commencement of service of any of our satellites could enable customers who pre-purchased or agreed to lease transponder capacity on the satellite to terminate their contracts and could affect our plans to replace an in-orbit satellite prior to the end of its useful life. The failure to implement our satellite deployment plan on schedule could have a material adverse effect on our financial condition and results of operations.

  THE MARKET FOR SATELLITE INSURANCE HAS HISTORICALLY FLUCTUATED SIGNIFICANTLY, AND WE MAY BE UNABLE TO OBTAIN NEW OR RENEWAL POLICIES ON COMMERCIALLY REASONABLE TERMS OR AT ALL.

     The price, terms and availability of insurance have fluctuated significantly since we began offering commercial satellite services in 1984. In the last several years, the cost of obtaining launch and in-orbit policies on satellites reached historic lows but has recently begun to return to the higher levels for such policies that were common in the early 1990s. We expect the cost of obtaining such insurance to continue to rise and availability to be limited as a result of recent satellite failures and general conditions in the insurance industry, including the effects of the September 11th terrorist attacks. Launch and in-orbit policies on satellites may not continue to be available on commercially reasonable terms or at all. In addition to higher premiums, insurance policies may provide for higher deductibles, shorter coverage periods, higher loss percentages required for total constructive loss claims and additional satellite health-related policy exclusions. For example, while we have since the late 1990s been able to obtain launch policies covering a period of three to five years from the date of launch and in-orbit policies covering a period of one to three years from the date of expiration of the applicable launch policy, providers of launch and in-orbit insurance recently have informed us that they are unwilling to insure for periods greater than one year. An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our operating income by the amount of such increased premiums.

  THE FIXED SATELLITE SERVICES INDUSTRY IS HEAVILY REGULATED, BOTH IN THE UNITED STATES AND ELSEWHERE, AND SUCH REGULATION COULD IMPEDE US FROM EXECUTING OUR BUSINESS PLAN.

     We are subject to the regulatory authority of the U.S. government, primarily the Federal Communications Commission ("FCC"), and the national communications authorities of the countries in which we operate. If we do not obtain all requisite regulatory approvals for the construction, launch and operation of any of our future satellites and for the orbital slots planned for these satellites or, the licenses obtained impose operational restrictions on us, our business, financial condition and results of operations could be materially adversely affected. In addition, there can be no assurance that we will continue to coordinate successfully any or all of our satellites under FCC procedures domestically and under procedures of the International Telecommunications Union internationally. Such coordination is required in connection with domestic and international procedures that are intended to avoid interference to or from other satellites. More specifically, the risks of government regulation include:

     - the FCC reserves the right to require satellites within its jurisdiction to be re-located to a different orbital location if it determines that re-location is in the public interest;

     - our ability to replace an existing satellite with a new satellite is typically subject to FCC approval;

     - governments, including the U.S. government, have the ability to regulate satellite transmissions that have the potential to interfere with government operations, or other satellite or terrestrial commercial operations and such regulation could interfere with our contractual obligations to customers; and

     - currently unused orbital slots that have been granted to us may be revoked if we do not utilize such slots prior to their expiration dates, as was the case with two slots previously granted to us that the FCC revoked in 2000, and as may be the case with our Ka-band slots unless we meet certain satellite development milestones by the deadlines set by the FCC.

     Because the regulatory schemes vary by country, we may be subject to regulations in foreign countries of which we are not presently aware. If that were to be the case, we could be subject to sanctions by a foreign government that could materially and adversely affect our operations in that country. There can be no assurance that any current regulatory approvals held by us are, or will remain, sufficient in the view of foreign regulatory authorities, or that any additional necessary approvals will be granted on a timely basis, or at all, in all jurisdictions in which we wish to operate our new satellites, or that applicable restrictions in those jurisdictions will not be unduly burdensome. The failure to obtain the authorizations necessary to operate our satellites internationally could have a material adverse effect on our financial condition and results of operations.

  WE FACE RISKS IN CONDUCTING BUSINESS INTERNATIONALLY.

     A significant portion of our business is conducted outside the United States. For the years ended December 31, 2001, 2000 and 1999, approximately 60%, 51% and 57% of our revenues were generated from customers outside of the United States. We could be harmed financially and operationally by changes in foreign regulations and telecommunications standards, tariffs or taxes and other trade barriers. Although almost all of our contracts with foreign customers require payment in U.S. dollars, customers in developing countries could have difficulty in obtaining the U.S. dollars they owe us, including as a result of exchange controls. Exchange rate fluctuations may adversely affect the ability of our customers to pay us in U.S. dollars. If we ever need to pursue legal remedies against our foreign business partners or customers, we may have to sue abroad, where it could be hard for us to enforce our rights.

                         RISKS RELATING TO OUR BUSINESS

  OUR FINANCIAL CONDITION COULD BE MATERIALLY AND ADVERSELY AFFECTED IF WE WERE TO SUFFER A LOSS THAT IS NOT ADEQUATELY COVERED BY INSURANCE.

     Certain losses of a satellite may not be covered by launch or in-orbit insurance policies. Some of our satellites are covered by insurance policies that are subject to significant health-related exclusions and deductibles related to specific components identified by the insurers as the most likely to fail ("Significant Exclusion Policies") and some of our satellites are uninsured. As of December 31, 2001, we had in effect launch and in-orbit policies covering 17 satellites in the aggregate amount of $2.3 billion, six of which were covered by policies with Significant Exclusion Policies. Four of our satellites were uninsured. As of such date, the uninsured satellites and the satellites covered by Significant Exclusion Policies had a total net book value of satellites and other insurable costs of $942 million. As our other insurance policies expire, we may elect to reduce or eliminate insurance coverage of certain other satellites if, in our view, exclusions make such policies ineffective or the costs make such insurance impractical and if we believe that we can more effectively protect our business through the use of in-orbit spare satellites, backup transponders and self-insurance.

     An additional risk to our business is that we do not generally obtain insurance to cover the risk of revenues lost as a result of satellite anomalies. As a result, even if insurance were to cover a loss relating to a launch or in-orbit failure, we would not be adequately compensated for lost revenue attributable to that loss. As of December 31, 2001, the total net book value of satellites and other insurable costs, which includes certain sales-type leases plus the estimated amount of warranty liabilities related to transponders sold outright, less incentive obligations, totaled $2.7 billion. As of December 31, 2001, insurance covered approximately $1.75 billion of these net insurable costs. The partial or complete failure of any revenue-producing satellites that are not substantially or fully insured could have a material adverse effect on our financial condition and results of operations.

  OUR BUSINESS IS CAPITAL INTENSIVE, AND WE MAY NOT BE ABLE TO ACCESS THE CAPITAL MARKETS WHEN WE WOULD LIKE TO RAISE CAPITAL.

     We may not be able to raise adequate capital to complete some or all of our business strategies or to react rapidly to changes in technology, products, services or the competitive landscape. Industry participants often face high capital requirements in order to take advantage of new market opportunities, respond to rigorous competitive pressures and react quickly to changes in technology. We expect the fixed satellite services industry to continue to grow due to the demand for communications infrastructure and the opportunities created by industry deregulation. Many of our competitors are committing substantial capital and, in many instances, are forming alliances to acquire or maintain market leadership. Our satellite deployment plan will require substantial investments of capital over the next several years. There can be no assurance that we will be able to satisfy our capital requirements in the future.

  WE ARE SUBJECT TO SIGNIFICANT AND INTENSIFYING COMPETITION BOTH WITHIN THE FIXED SATELLITE SERVICES INDUSTRY AND OUTSIDE THE INDUSTRY FROM COMPANIES OFFERING OTHER MEANS TO TRANSMIT SIGNALS, SUCH AS THROUGH FIBER OPTICS.

     We face heavy competition in the fixed satellite services industry from companies such as newly-privatized Intelsat Ltd. and Eutelsat S.A., SES Global ("SES Global"), the entity formed by the November 2001 acquisition of GE American Communications, Inc. by Societe Europeenne des Satellites, the Luxembourg-based operator of ASTRA, one of Europe's leading DTH services, New Skies Satellites N.V. and Loral Space & Communications Ltd., among others. Intensifying competition in this market, particularly as a result of the privatization in 2001 of both Intelsat and Eutelsat, may result in lower prices for our services, which may adversely affect our results. Many of the owners of Intelsat are government-owned monopolies or privatized entities that are the dominant telecommunications companies in their home territories. By virtue of their substantial investment in the Intelsat system and their ties to government regulators, Intelsat's owners have the incentive to, and may be able to, block us from entering certain non-U.S. markets. There has been a trend toward consolidation of major fixed satellite service providers as customers increasingly demand more robust distribution platforms with network redundancies and worldwide reach, and we expect to face increased competition as a result of this trend. For example, SES Global now has the world's largest satellite fleet, and the combined entity is now capable of providing service in many of the markets we serve. These and other direct competitors are likely to continue developing and launching satellites with greater power and more transponders, which may create satellite capacity at lower costs. In order to compete effectively, we may have to invest in similar technology.

     In addition, we believe that there are many companies that are seeking ways to improve the ability of existing land-based infrastructure, such as fiber optic cable, to transmit signals. Any significant improvement or increase in the amount of land-based capacity, particularly with respect to the existing fiber optic cable infrastructure, may cause our video services customers to shift their transmissions to land-based capacity or make it more difficult for us to obtain new customers. If fiber optic cable networks or other ground-based high-capacity transmission systems are available to service a particular point, that capacity, when available, is generally less expensive than satellite capacity. As land-based telecommunications services expand, demand for some satellite-based services may be reduced.

     Many of our direct and indirect competitors, both those in and outside of the fixed satellites services industry, have greater financial resources and operating flexibility than we do. This may permit them to respond better to changes in the industry.

 ANTICIPATED REVENUES FROM OUR INTERNET-RELATED BUSINESS ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES.

     In addition to the video and network services that account for the majority of our revenues, we offer value-added services that make use of the Internet, such as connecting to the U.S. Internet backbone, a bundled satellite Internet service to deliver content to ISPs and, more recently, streaming video and audio delivered through a satellite-based network connected to the Internet backbone or directly to broadband ISPs. The growth of this business will depend on the demand for Internet-based services, the competitive environment, the quality of our services and the fees which we can charge our customers, particularly as compared to existing terrestrial service offerings. We cannot assure you, however, that this facet of our business will meet our expectations due to the present uncertainty inherent in Internet ventures, nor can we assure you that this facet of our business will grow into a source of significant revenue for us in the near future or at any time.

RISKS RELATING TO THE NOTES

 OUR SUBSTANTIAL INDEBTEDNESS COULD IMPAIR OUR FINANCIAL CONDITION AND OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER OUR OUTSTANDING INDEBTEDNESS, INCLUDING THE NOTES.

     Subject to the restrictions contained in the indenture governing the notes and in the agreement governing our new senior secured credit facility, we may incur additional indebtedness. Our substantial indebtedness could:

     - make it more difficult for us to satisfy our obligations with respect to the notes and other indebtedness, including $750 million of senior notes issued in 1998 and amounts outstanding under our new $1.25 billion senior secured credit facility;

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate requirements;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - place us at a competitive disadvantage compared to our competitors that have proportionately less debt;

     - make it more difficult for us to borrow money for working capital, capital expenditures, acquisitions or other purposes; and

     - expose us to the risk of increased interest rates with respect to that portion of our debt which has a variable rate of interest.

     If we are unable to meet our debt obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

 THE NOTES AND THE GUARANTEES ARE EFFECTIVELY JUNIOR TO ALL OF OUR AND THE GUARANTORS' SENIOR SECURED DEBT TO THE EXTENT OF THE COLLATERAL.

     The notes are general unsecured obligations, effectively junior to all existing and future senior secured debt of us and each subsidiary guarantor to the extent of the collateral, including obligations under our new $1.25 billion senior secured credit facility and $750.0 million of senior notes we issued in 1998 that, in accordance with the terms of their indenture, have been ratably secured with our obligations under the new senior secured credit facility. The notes are not secured by any of our or the subsidiary guarantors' assets, and as such are effectively subordinated to any secured debt that we or the guarantors may have now or may incur in the future to the extent of the value of the assets securing that debt.

     In the event that we or a subsidiary guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt will be entitled to be paid from our assets or the assets of the guarantor, as applicable, that serve as collateral, before any payment may be made with respect to unsecured debt, such as the notes or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the notes. As a result, holders of the notes may receive less, proportionally, than the holders of secured debt senior to the notes and the guarantees.

 THE TERMS OF OUR INDEBTEDNESS IMPOSE SIGNIFICANT RESTRICTIONS ON OUR BUSINESS.

     The indenture governing the notes and the agreement governing our new senior secured credit facility contain various covenants that limit our ability to, among other things:

     - incur or guarantee additional indebtedness;

     - make restricted payments, including dividends;

     - create or permit to exist certain liens;

     - enter into business combinations and asset sale transactions;

     - make investments;

     - reduce or eliminate insurance on our satellites;

     - enter into transactions with affiliates; and

     - enter into new businesses.

     These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our new senior secured credit facility also requires us to maintain specified financial ratios. Our ability to meet future financial ratios can be affected by events beyond our control, such as general economic conditions. Our failure to maintain any applicable financial ratios would prevent us from borrowing additional amounts under our new senior secured credit facility and could result in a default under that facility, which could cause the indebtedness outstanding under the facility, and by reason of cross-acceleration or cross-default provisions, the notes and any other indebtedness we may then have, to become immediately due and payable. If we were unable to repay those amounts, the lenders under our new senior secured credit facility could initiate a bankruptcy proceeding or liquidation proceeding or proceed against the collateral granted to them and the holders of our senior notes issued in 1998 to secure that indebtedness. If the lenders under our new senior secured credit facility were to accelerate the repayment of outstanding borrowings, we might not have sufficient assets to repay our indebtedness, including the notes.

 WE MAY BE UNABLE TO REPURCHASE THE NOTES IF WE EXPERIENCE A CHANGE OF CONTROL.

     If we were to experience a change of control, as defined in the indenture governing the notes, we will be required to make an offer to purchase all of the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest. Our new senior secured credit facility restricts our ability to repurchase notes, including the repurchase of notes under a change of control offer. Our failure to repay holders tendering notes upon a change of control would result in an event of default under the notes. A change of control, or an event of default under the notes, may also result in an event of default under our new senior secured credit facility, which may result in the acceleration of the indebtedness under that facility requiring us to repay that indebtedness immediately. If a change of control were to occur, we cannot assure you that we would have sufficient funds to repay debt outstanding under the new senior secured credit facility or to purchase the notes or any other securities which we would be required to offer to purchase or that become immediately due and payable as a result. We expect that we would require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. Neither consummation of the currently contemplated merger of the Hughes Electronics and EchoStar businesses nor the separate purchase of PanAmSat by EchoStar would constitute a change of control as defined in the indenture governing the notes.

 A COURT MAY VOID THE GUARANTEES OF THE NOTES OR SUBORDINATE THE GUARANTEES TO OTHER OBLIGATIONS OF THE SUBSIDIARY GUARANTORS.

     Although standards may vary depending on the applicable law, generally under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the notes incurred the debt evidenced by its guarantee of the notes, the guarantor:

     - either:

      - was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

      - was engaged or about to engage in a business or transaction for which that guarantor's remaining assets constituted unreasonably small capital;

      - was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment were unsatisfied; or

      - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature

     - and

      - the guarantor received less than reasonable equivalent value or fair consideration for the incurrence of its guarantee; or

      - incurred the guarantee or made related distributions or payments with the intent of hindering, delaying or defrauding creditors,

there is a risk that the guarantee of that guarantor could be voided by the court, or claims by holders of the notes under the guarantee could be subordinated to other debts of that guarantor. In addition, any payment by the guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

     The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the notes would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets at a fair valuation;

     - the present fair value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     - it could not pay its debts as they become due.

 OUR MAJORITY STOCKHOLDER MAY HAVE INTERESTS THAT CONFLICT WITH THOSE OF THE NOTEHOLDERS.

     Hughes Electronics beneficially owns approximately 81% of our common stock. As the majority stockholder, Hughes Electronics has the ability to control fundamental corporate transactions requiring the approval of our stockholders, including but not limited to the election of directors and the approval of significant corporate transactions, including a change of control. The interests of Hughes Electronics as a stockholder may differ from the interests of the noteholders. If the merger of the Hughes Electronics and EchoStar businesses is completed or, in the alternative, if EchoStar acquires PanAmSat separately as described above, EchoStar will have the similar ability to influence our fundamental corporate transactions and corporate policy.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     When we sold the outstanding notes on February 1, 2002, we entered into a registration rights agreement with the initial purchasers of those notes. Under the registration rights agreement, we agreed to:

     - file not later than 90 days after the date which the initial purchasers purchased the outstanding notes (the "Closing Date"), the registration statement of which this prospectus forms a part, regarding the exchange of the new notes which are registered under the Securities Act for outstanding notes; and

     - use our commercially reasonable efforts to cause this registration statement to be declared effective by the SEC on or prior to 180 days after the Closing Date; and

     We also agreed to use our commercially reasonable efforts to keep the exchange offer open for not less than 20 business days (or longer, if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the outstanding notes and to consummate the exchange offer no later than 30 days after the date that the registration statement is declared effective.

     We also agreed to file a shelf registration statement for the resale of the outstanding notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances and use our commercially reasonable efforts to cause such shelf registration statement to be declared effective under the Securities Act.

     The registration rights agreement provides that we are required to pay additional interest to the holders of outstanding notes whose outstanding notes are subject to transfer restrictions if:

     - the registration statement is not filed on or prior to 90 days after the Closing Date; or

     - the registration statement is not declared effective on or prior to 180 days after the Closing Date;

     - the exchange offer has not been consummated on or prior to 30 days after the date that the registration statement is declared effective; or

     - the registration statement required by the registration rights agreement has been declared effective by the SEC but (1) the registration statement thereafter ceases to be effective or (2) the registration statement or the related prospectus ceases to be usable in connection with resales of notes as specified in the registration rights agreement.

     Each broker-dealer that receives new notes for its own account in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."

     A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

TERMS OF THE EXCHANGE OFFER

     This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date
for this exchange offer is 5:00 p.m., New York City time, on          , 2002, or
such later date and time to which we, in our sole discretion, extend the exchange offer.

     The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that the new notes being issued in the exchange offer:

     - will have been registered under the Securities Act;

     - will not bear the restrictive legends restricting their transfer under the Securities Act; and

     - will not contain the registration rights and additional interest provisions contained in the outstanding notes.

     Outstanding notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000.

     We expressly reserve the right, in our sole discretion:

     - to extend the expiration date;

     - to delay accepting any outstanding notes;

     - if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; and

     - to amend the exchange offer in any manner.

     We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

EXCHANGE OFFER PROCEDURES

     When the holder of outstanding notes tenders and we accept outstanding notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

     - transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York, the exchange agent, at the address set forth below under the heading "The Exchange Agent"; or

     - if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "The Exchange Agent."

     In addition, either:

     - the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

     - the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at The Depository Trust Company, or DTC, along with the letter of transmittal or an agent's message; or

     - the holder must comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, referred to as a "book-entry confirmation," which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

     The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

     - by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     - for the account of an eligible institution.

     An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

     If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

     We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

     - reject any and all tenders of any outstanding note improperly tendered;

     - refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

     - waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

     Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any such persons incur any liability for failure to give such notification.

     If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

     By tendering, each holder will represent to us that, among other things, the person acquiring new notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes. If any holder or any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the new notes, such holder or any such other person:

     - may not rely on the applicable interpretations of the staff of the SEC;
       and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES ISSUED IN THE EXCHANGE OFFER

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue new notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

     For each outstanding note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered outstanding note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the issue date of the outstanding notes or, if interest has been paid, the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer, as discussed above.

     In all cases, we will issue new notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

     - certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC;

     - a properly completed and duly executed letter of transmittal or an agent's message; and

     - all other required documents.

     If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged outstanding notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged outstanding notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to DTC as promptly as practicable after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFERS

     The exchange agent will make a request to establish an account at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's system must make book-entry delivery of outstanding notes denominated in dollars by causing DTC to transfer the outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of outstanding notes tendered in the exchange offer may be effected through book-entry transfer at DTC as applicable. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

     - be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date; or

     - comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If a holder of outstanding notes desires to tender such notes and the holder's outstanding notes are not immediately available, or time will not permit such holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the holder tenders the outstanding notes through an eligible institution;

     - prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "The Exchange Agent." Any such notice of withdrawal must:

     - specify the name of the person having tendered the outstanding notes to be withdrawn;

     - identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

     - where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

     If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to the holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to this account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under "-- Exchange Offer Procedures" above at anytime on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We are not required to accept for exchange, or to issue new notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer at any time before the acceptance of outstanding notes for exchange if:

     - any federal law, statute, rule or regulation is adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

     - any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

     - there is a change in the current interpretation by staff of the SEC which permits the new notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of the new notes;

     - there is a general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

     - any governmental agency creates limits that adversely affect our ability to complete the exchange offer;

     - there is any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer;

     - there is a change or a development involving a prospective change in our and our subsidiaries' businesses, properties, assets, liabilities, financial condition, operations or results of operations, taken as a whole, that is or may be adverse to us; or

     - we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the new notes to be issued in the exchange offer.

     The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least three business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which we may assert at any time and from time to time.

THE EXCHANGE AGENT

     The Bank of New York has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:



                               Main Delivery To:

                              THE BANK OF NEW YORK

                  By mail, hand delivery or overnight courier:

                              The Bank of New York
                           5 Penn Plaza -- 13th Floor
                               New York, NY 10001
           Attention: Corporate Trust Administration -- Confidential

                           By facsimile transmission
                        (for eligible institutions only)

                              Fax: (212) 896-7299

                             Confirm by telephone:

                              Tel: (212) 896-7198

     Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

     - the SEC registration fee;

     - fees and expenses of the exchange agent and the trustee;

     - accounting and legal fees;

     - printing fees; and

     - other related fees and expenses.

TRANSFER TAXES

     Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, the new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any of these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OUTSTANDING NOTES

     Holders who desire to tender their outstanding notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

     Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the prospectus dated January 25, 2002, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

     Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

     Holders of the new notes and any outstanding notes that remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

CONSEQUENCES OF EXCHANGING OUTSTANDING NOTES

     Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of those new notes, other than by any holder that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - the new notes issued in the exchange offer are acquired in the ordinary course of the holder's business; and

     - the holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the new notes issued in the exchange offer.

     However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

     Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

          (1) it is not an affiliate of our company;

          (2) it is not engaged in, and does not intend to engage in, a distribution of the new notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of new notes issued in the exchange offer;

          (3) it is acquiring the new notes issued in the exchange offer in the ordinary course of its business; and

          (4) it is not acting on behalf of a person who could not make representations (1)-(3).

     Each broker-dealer that receives new notes for its own account in exchange for outstanding notes must acknowledge that:

     - such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities; and

     - it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of new notes issued in the exchange offer.

     Furthermore, any broker-dealer that acquired any of its outstanding notes directly from us:

     - may not rely on the applicable interpretation of the SEC staff's position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5,
       1991) and Shearman Sterling, SEC No-Action Letter (July 2, 1983); and

     - must also be named as a selling holder of the new notes in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

     See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

     In addition, to comply with state securities laws of certain jurisdictions, the new notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the registration rights agreement that, prior to any public offering of transfer restricted notes, we will use our reasonable best efforts to register or qualify, and cooperate with the holders of the notes in connection with the registration or qualification of, the transfer restricted notes for offer or sale under the securities laws of those states as any holder of the notes reasonably requests in writing. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

                                USE OF PROCEEDS

     We will not receive any proceeds from this exchange offer.

     We used the proceeds from the sale of the outstanding notes, together with borrowings under our new senior secured credit facility, to repay in full $1.725 billion of indebtedness owing to Hughes Electronics under a term loan and to pay the fees and expenses of the Refinancing, and will use the balance of the proceeds for general corporate purposes.

     The following table summarizes the sources and uses of funds in the
Refinancing:

                                                              (IN THOUSANDS)
SOURCES:
Revolving credit facility...................................    $       --
Term loan A facility........................................       300,000
Term loan B facility........................................       700,000
Outstanding notes...........................................       800,000
                                                                ----------
  Total sources.............................................    $1,800,000
                                                                ==========
USES:
Repay Hughes Electronics term loan..........................    $1,725,000
Pay transaction fees and expenses...........................        40,000
General corporate purposes..................................        35,000
                                                                ----------
  Total uses................................................    $1,800,000
                                                                ==========

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2001:

     - on a historical basis;

     - as adjusted to reflect the repayment in full of the Galaxy IIIR notes on January 2, 2002 from available cash as if such repayment had been made on December 31, 2001; and

     - pro forma as adjusted, to give effect to the Galaxy IIIR notes repayment and the Refinancing as if they had each occurred on December 31, 2001.

     This table should be read in conjunction with the information contained in our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus.

                                                          AS OF DECEMBER 31, 2001
                                                   --------------------------------------
                                                                               PRO FORMA
                                                     ACTUAL     AS ADJUSTED   AS ADJUSTED
                                                   ----------   -----------   -----------
                                                               (IN THOUSANDS)
Cash and cash equivalents........................  $  443,266   $  396,724    $  431,724
                                                   ==========   ==========    ==========
Long-term debt and due to affiliates (including
  current portion):
  Old senior credit facility(1)..................          --           --
  New revolving credit facility(2)...............          --           --            --
  New term loan A facility.......................          --           --       300,000
  New term loan B facility.......................          --           --       700,000
  6.00% Notes due 2003...........................     200,000      200,000       200,000
  6.125% Notes due 2005..........................     275,000      275,000       275,000
  6.375% Notes due 2008..........................     150,000      150,000       150,000
  6.875% Debentures due 2028.....................     125,000      125,000       125,000
  Galaxy IIIR Notes due 2002(3)..................      46,542           --            --
  Senior Notes...................................          --           --       800,000
  Hughes Electronics term loan...................   1,725,000    1,725,000            --
                                                   ----------   ----------    ----------
     Total debt..................................  $2,521,542   $2,475,000    $2,550,000
                                                   ==========   ==========    ==========
Common stock.....................................       1,499        1,499         1,499
Additional paid-in capital.......................   2,530,016    2,530,016     2,530,016
Retained earnings................................     461,045      461,045       461,045
                                                   ----------   ----------    ----------
     Total stockholders' equity..................  $2,992,560   $2,992,560    $2,992,560
                                                   ==========   ==========    ==========
     Total capitalization........................  $5,514,102   $5,467,560    $5,542,560
                                                   ==========   ==========    ==========

---------------

(1) The old senior credit facility was terminated in connection with the Refinancing.

(2) The revolving credit facility was not drawn down in connection with the Refinancing.

(3) The Galaxy IIIR notes were repaid in full on January 2, 2002 from available cash.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The selected consolidated financial data as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 presented in this table has been derived from our audited consolidated financial statements and notes thereto which are incorporated herein by reference. The selected consolidated financial data as of December 31, 1999, 1998 and 1997 and for each of the years ended December 31, 1998 and 1997 presented in this table are derived from our audited consolidated financial statements and notes thereto which are not included or incorporated by reference herein. The operating data and other financial data presented in this table are not derived from our consolidated financial statements. You should read the selected financial data below in conjunction with our consolidated financial statements and notes thereto and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" located in the Annual Report on Form 10-K, which is incorporated herein by reference.

                                                               YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------------------------------
                                       1997(1)           1998            1999             2000            2001
                                   ---------------   -------------   -------------   --------------   -------------
                                     (DOLLARS IN THOUSANDS (OTHER THAN CONTRACTED BACKLOG, WHICH IS IN BILLIONS))
STATEMENT OF INCOME DATA:
Revenue:
  Operating leases, satellite
     services and other..........    $   558,622       $ 736,624       $ 787,509       $  780,256       $ 802,194
  Outright sales and sales-type
     leases(2)...................         71,317          30,639          23,108          243,314          67,881
                                     -----------       ---------       ---------       ----------       ---------
     Total revenue...............        629,939         767,263         810,617        1,023,570         870,075
                                     -----------       ---------       ---------       ----------       ---------
Costs and expenses:
  Cost of outright sales and
     sales-type leases...........         20,476              --              --           85,776          12,766
  Leaseback expense, net of
     deferred gains..............         61,907          47,223          15,391               --              --
  Depreciation and
     amortization................        149,592         234,945         280,472          337,450         414,744
  Direct operating costs.........         61,199          96,510         103,973          149,681         152,883
  Selling, general and
     administrative..............         42,561          70,251          72,415           97,462         116,140
  Severance costs................             --              --              --               --           8,223
  Gain on Galaxy VII insurance
     claim.......................             --              --              --           (3,362)             --
                                     -----------       ---------       ---------       ----------       ---------
Operating income.................        294,204         318,334         338,366          356,563         165,319
Interest expense, net(3).........         30,973          97,788         112,002          128,205         111,153
Other income.....................           (385)             --              --               --              --
                                     -----------       ---------       ---------       ----------       ---------
Income before taxes, minority
  interest and extraordinary
  item...........................        263,616         220,546         226,364          228,358          54,166
Income tax expense...............        117,325          95,940         104,127          102,761          23,562
Minority interest................         12,819              --              --               --              --
Extraordinary item(4)............         20,643              --              --               --              --
                                     -----------       ---------       ---------       ----------       ---------
Net income.......................    $   112,829       $ 124,606       $ 122,237       $  125,597       $  30,604
                                     ===========       =========       =========       ==========       =========
Net income per share-basic and
  diluted........................            N/A       $    0.83       $    0.82       $     0.84       $    0.20
                                     ===========       =========       =========       ==========       =========

                                                               YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------------------------------
                                       1997(1)           1998            1999             2000            2001
                                   ---------------   -------------   -------------   --------------   -------------
                                     (DOLLARS IN THOUSANDS (OTHER THAN CONTRACTED BACKLOG, WHICH IS IN BILLIONS))
OTHER FINANCIAL DATA:
EBITDA(5)........................    $   444,181       $ 553,279       $ 618,838       $  694,013       $ 580,063
EBITDA margin(6).................             71%             72%             76%              68%             67%
Net cash provided by operating
  activities.....................    $   201,944       $ 628,119       $ 500,582       $  456,408       $ 540,389
Net cash used in investing
  activities.....................     (1,720,440)       (636,465)       (560,199)        (394,185)       (203,836)
Net cash provided by (used in)
  financing activities...........      1,610,206          94,149            (666)         (50,137)        (22,632)
Capital expenditures.............        622,347         738,540         586,910          449,560         338,203
Contracted backlog (at period
  end; in billions)(7)...........             --       $     6.3       $     6.1       $      6.0       $    5.84
Ratio of earnings to fixed
  charges(8).....................           2.38            2.05            2.05             2.06            1.43
Pro forma ratio of earnings to
  fixed charges(9)...............             --              --              --               --            1.34

                                                 AT DECEMBER 31,
                                         --------------------------------
                                         1999          2000          2001
                                         ----          ----          ----
OPERATING DATA:
Number of satellites in orbit..........   20             20            21
Number of transponders(10):
  C-band...............................  329            413           413
  Ku-band..............................  397            445           457
Capacity utilization(11):
  C-band...............................   --           79.8%         75.0%
  Ku-band..............................   --           65.2%         65.0%

                                                          AT DECEMBER 31,
                                   --------------------------------------------------------------
                                      1997         1998         1999         2000         2001
                                   ----------   ----------   ----------   ----------   ----------
                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash.............................  $   91,739   $  177,542   $  117,259   $  129,345   $  443,266
Satellites and other property and
  equipment, net.................   2,506,082    2,895,191    3,140,014    3,156,944    3,152,082
Net investment in sales-type
  leases.........................     352,446      195,977      167,961      245,998      251,899
Total assets.....................   5,682,434    5,890,497    5,984,709    6,178,351    6,296,810
Total debt and due to
  affiliates(12).................   2,397,469    2,538,409    2,671,342    2,542,758    2,521,542
Total long-term liabilities......   3,016,680    3,058,480    3,025,577    3,130,086    3,134,897
Stockholders' equity.............   2,560,836    2,688,415    2,815,989    2,954,695    2,992,560

---------------

 (1) Results for the year ended December 31, 1997 include financial data for PanAmSat International from May 16, 1997, the effective date of the merger of PanAmSat International and Galaxy.

 (2) Under an outright sales contract, we sell all rights and title to a transponder to a customer, which in turn pays us the full amount of the sale price in cash at the commencement of the contract. At that time, we recognize the sale amount as revenue and record the cost of the transponder to cost of outright sales. Under sales-type leases, we recognize as revenue at the inception of the lease the net present value of the future minimum lease payments, but we continue to receive cash payments from the lessee throughout the term of the lease. In addition, during the life of the lease, we recognize as revenue the portion of each periodic lease payment deemed to be attributable to interest income. The principal difference between a sales-type lease and an operating lease is when we recognize the revenue and related costs, but not when we receive the cash.

 (3) Net of capitalized interest of $80.5 million, $59.9 million, $60.7 million, $56.1 million and $23.3 million for the years ended December 31, 1997, 1998, 1999, 2000 and 2001, respectively, and net of interest income of $28.0 million, $10.4 million, $3.2 million, $6.8 million and $13.5 million for the years ended December 31, 1997, 1998, 1999, 2000 and 2001, respectively.

 (4) Represents loss on early extinguishment of debt, net of tax.

 (5) Represents earnings before net interest expense, income tax expense, and depreciation and amortization. EBITDA in 1997 excludes the extraordinary item and minority interest that are applicable for 1997 only. EBITDA is commonly used in the fixed satellite services industry to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA should not be considered as a measure of profitability or liquidity as determined in accordance with GAAP in the statements of income and cash flows.

 (6) EBITDA margin is equal to EBITDA divided by total revenue, expressed as a percentage.

 (7) Contracted backlog represents expected future cash payments to be received from customers under executed operating leases or sales-type leases. Contracted backlog is attributable to both satellites currently in orbit and those planned for future launch. Contracted backlog figures are not available for 1997.

 (8) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income (loss) before extraordinary item, cumulative effect of accounting change and provision (benefit) for income taxes paid plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issued costs) plus one-third of rent expense (this portion is considered to be representative of the interest factor).

 (9) The pro forma ratio of earnings to fixed charges gives effect to the Refinancing (including the offering of the notes) and the repayment of $46.5 million aggregate principal amount of notes relating to the Galaxy IIIR satellite on January 2, 2002, as if they each had occurred on January 1, 2001.

(10) The number of transponders is in 36 MHz equivalents.

(11) Capacity utilization represents, on a worldwide basis at period end, the percentage obtained by dividing the total number of transponders in commercial use by the total number of transponders then-available for commercial use, which excludes those transponders dedicated to backup for our customers and those unavailable for regulatory or technical reasons. Capacity utilization rates by C-band and Ku-band transponders are not available for 1997, 1998 and 1999.

(12) Actual as of December 31, 2001 includes debt of $796.5 million and due to affiliates of $1.725 billion.

                              DESCRIPTION OF NOTES

GENERAL

     The new notes (the "Notes") will be issued pursuant to the Indenture, dated as of February 1, 2002 (the "Indenture"), among PanAmSat Corporation ("PanAmSat"), the Guarantors and The Bank of New York, as Trustee (the "Trustee"). The Notes will be issued in fully registered form only, in denominations of $1,000 and integral multiples thereof. The Notes will be represented by one or more registered Notes in global form and in limited circumstances may be represented by Notes in certificated form. See "Book-Entry; Delivery and Form."

     The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, including the terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). A copy of the Indenture will be provided upon request without charge to each person to whom a copy of this prospectus is delivered. Capitalized terms used herein which are not otherwise defined shall have the meaning assigned to them in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be issued in an aggregate principal amount of up to $800.0 million and will mature on February 1, 2012. Interest on the Notes will accrue at the rate per annum shown on the front cover of this prospectus from February 1, 2002, or from the most recent date on which interest has been paid or provided for, payable semi-annually to holders of record at the close of business on the January 15 or July 15 (whether or not such day is a business day) immediately preceding the interest payment date on February 1 and August 1 of each year, commencing August 1, 2002. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Indenture provides for the issuance thereunder of additional Notes having substantially identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture (including
"Covenants -- Limitation on Indebtedness" as a new Incurrence of Indebtedness by PanAmSat). Any Additional Notes will be part of the same issue as the Notes offered hereby (and accordingly will participate in purchase offers and partial redemptions) and will vote on all matters with the Notes offered hereby. Unless the context otherwise requires, for purposes of this "Description of the Notes," reference to the Notes includes Additional Notes.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of PanAmSat maintained for such purpose in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee at 5 Penn Plaza, 13th Floor, New York, New York 10001), except that, at the option of PanAmSat, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses; provided that all payments with respect to global Notes and certificated Notes the holders of which have given written wire transfer instructions to the Trustee by no later than five business days prior to the relevant payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof.

RANKING AND GUARANTEES

     The Notes are unsecured, senior obligations of PanAmSat, ranking pari passu in right of payment with all existing and future unsecured Indebtedness of PanAmSat, other than any Subordinated Obligations. The Notes are effectively subordinated to any secured Indebtedness of PanAmSat.

     The Notes are guaranteed by each of PanAmSat's Restricted Subsidiaries, except that Foreign Restricted Subsidiaries and Securitization Entities are not required (but are permitted) to guarantee the Notes, and are unsecured senior obligations of each of the Guarantors, ranking pari passu in right of payment with all existing and future unsecured Indebtedness of the Guarantors, other than any Subordinated Obligations. The Notes are effectively subordinated to any secured Indebtedness of the

Guarantors and are structurally subordinated to Indebtedness of Non-Guarantor Subsidiaries. As of the Issue Date, each of PanAmSat's Subsidiaries is a Restricted Subsidiary and each such Subsidiary, other than the following Foreign Restricted Subsidiaries, are Guarantors:

                                                              JURISDICTION OF
FOREIGN RESTRICTED SUBSIDIARIES                                ORGANIZATION
-------------------------------                               ---------------
PanAmSat International Limited..............................     Bermuda
PanAmSat Africa (Proprietary) Ltd...........................   South Africa
PanAmSat Asia Pty. Ltd......................................    Australia
PanAmSat Europe Limited.....................................  United Kingdom
PanAmSat FSC Incorporated...................................     Barbados
PanAmSat India Private Limited..............................      India
PanAmSat Korea Limited......................................   South Korea
PanAmSat Asia (Hong Kong) Limited...........................    Hong Kong
PanAmSat do Brasil..........................................      Brazil
PanAmSat International Systems Limited......................  Cayman Islands

     A Guarantor will be released from all of its obligations under its guarantee if:

          (i) (a) (1) all of its assets or Equity Interests are sold, including by way of merger, consolidation or otherwise or (2) Equity Interests in such Guarantor are sold or otherwise disposed of and as a result of such disposition, such Person ceases to be a Subsidiary of PanAmSat, in each case in a transaction in compliance with clauses (i) and (ii) of the first paragraph of "Repurchase at the Option of Holders -- Asset Sales" below and such portion of the Asset Sale Proceeds as is applied on or before the date of such release is applied in accordance with clause (iii) of such paragraph, or (b) such Guarantor is designated an Unrestricted Subsidiary in compliance with "Covenants -- Designation of Unrestricted Subsidiaries" below; and

          (ii) such Guarantor has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with.

OPTIONAL REDEMPTION

     Except as set forth below, the Notes are not redeemable prior to February 1, 2007. Thereafter, the Notes will be redeemable, in whole or in part, from time to time at the option of PanAmSat, on not less than 30 and not more than 60 days' notice prior to the redemption date by first class mail to each holder of Notes to be redeemed at such holder's address appearing in the register of Notes maintained by the Registrar at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve-month period beginning with February 1 of the year indicated below, in each case together with accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2007........................................................   104.250%
2008........................................................   102.833%
2009........................................................   101.417%
2010 and thereafter.........................................   100.000%

     In addition, at any time and from time to time on or prior to February 1, 2005, PanAmSat may redeem up to 35% of the principal amount of the Notes (calculated to give effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Public Equity Offerings, at a redemption price in cash equal to 108.5% of the principal to be redeemed plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption; provided that at least 65% of the original principal amount of Notes remains outstanding immediately after each such redemption. Any such redemption will be required to occur within 90 days following the closing of any such Public Equity Offering.

     If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Notes are not so listed, on a pro rata basis or by lot or by such other method that the Trustee deems to be appropriate; provided that, if a partial redemption is made with the proceeds of any Public Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee on a by lot basis. If any
Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed and a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued; provided that no Notes of a principal amount of $1,000 or less shall be redeemed in part. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as PanAmSat has deposited with the Paying Agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     The Indenture provides that upon the occurrence of a Change of Control, each holder of Notes shall have the right to require PanAmSat to repurchase all or any part of such holder's Notes pursuant to an offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of repurchase (the "Change of Control Payment").

     A "Change of Control" means the occurrence of any of the following events:

          (i) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a person (as so defined) shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total voting power of the then outstanding Voting Equity Interests in PanAmSat and the Permitted Holders beneficially own, in the aggregate, a lesser percentage of the total voting power of the Voting Equity Interests of PanAmSat than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of PanAmSat (for purposes of this clause (i) and clause
     (ii) below, the Permitted Holders shall be deemed to beneficially own all Voting Equity Interests of an entity (including PanAmSat or any surviving or transferee person referred to in clause (ii) below) held by a direct or indirect parent entity so long as (1) no other person beneficially owns, directly or indirectly, (a) more than 40% of the total voting power of the then outstanding Voting Equity Interests of the parent entity and (b) a greater percentage of the total voting power of the then outstanding Voting Equity Interests of the parent entity than the Permitted Holders, or (2) the Permitted Holders shall have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of such parent entity);

          (ii) PanAmSat consolidates with, or merges with or into, another person (as so defined, other than a Restricted Subsidiary or a Permitted Holder), or PanAmSat or any of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of PanAmSat and its Subsidiaries (determined on a consolidated basis) to any person (as so defined, other than PanAmSat, any Restricted Subsidiary or a Permitted Holder) and immediately after such transaction any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than the Permitted Holders) "beneficially owns" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, and subject to the foregoing clause (i)) more than 40% of the total voting power of the then outstanding Voting Equity Interests in the surviving or transferee person;

          (iii) PanAmSat is liquidated or dissolved or adopts a plan of liquidation or dissolution (whether or not otherwise in compliance with the provisions of the Indenture); or

          (iv) a majority of the members of the Board of Directors of PanAmSat shall consist of Persons who are not Continuing Members.

     For the avoidance of doubt, and without limitation, the formation, by merger or otherwise, of a parent entity of PanAmSat shall not constitute a Change of Control if, under the provisions of the parenthetical of clause (i) above, all Voting Equity Interests of PanAmSat held by such parent entity are deemed beneficially owned by the Permitted Holders.

     Within 30 days of the occurrence of a Change of Control, PanAmSat shall send by first class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register of Notes maintained by the Registrar, a notice stating:

          (1) that the Change of Control Offer is being made pursuant to this covenant and that all Notes tendered will be accepted for payment;

          (2) the purchase price and the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3) that any Note not tendered will continue to accrue interest;

          (4) that, unless PanAmSat defaults in the payment of the Change of Control Payment, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

          (5) that holders accepting the offer to have their Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes to the Paying Agent at the address specified in the notice prior to the close of business on the business day preceding the Change of Control Payment Date;

          (6) that holders will be entitled to withdraw their acceptance if the Paying Agent receives, not later than the close of business on the third business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing its election to have such Notes purchased;

          (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each such new
     Note issued shall be in an original principal amount in denominations of $1,000 and integral multiples thereof;

          (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and

          (9) the name and address of the Paying Agent.

     On the Change of Control Payment Date, PanAmSat shall, to the extent lawful, (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and

(iii) deliver or cause to be delivered to the Trustee Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to PanAmSat. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and PanAmSat shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each such new Note shall be issued in an original principal amount in denominations of $1,000 and integral multiples thereof. PanAmSat will send to the Trustee and the holders of Notes on or as soon as practicable after the Change of Control Payment Date a notice setting forth the results of the Change of Control Offer.

     PanAmSat will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.

  ASSET SALES

     The Indenture provides that PanAmSat shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

          (i) PanAmSat or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Board of Directors, whose determination shall be evidenced by a Board Resolution);

          (ii) not less than 75% of the consideration received by PanAmSat or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided, however, that up to $40.0 million of assets at any one time may be considered to be cash for purposes of this clause (ii) so long as the provisions of clause (iii) below are complied with as such non-cash assets are converted to cash; and

          (iii) the Asset Sale Proceeds (together with any Event of Loss Proceeds required to be applied as provided in "Covenants -- Maintenance of Insurance" below) received by PanAmSat or such Restricted Subsidiary are applied (a) first, (i) to the extent PanAmSat elects, or is required, to prepay or repay debt (other than debt owed to PanAmSat or a Subsidiary of PanAmSat) under the Senior Credit Facility, any other secured Indebtedness, Indebtedness of any Non-Guarantor Subsidiary (but only to the extent such Asset Sale Proceeds or Event of Loss Proceeds are from an Asset Sale of or an Event of Loss affecting such Non-Guarantor Subsidiary) or Pari Passu Indebtedness; provided that if PanAmSat shall so reduce Pari Passu Indebtedness, it will equally and ratably make an Excess Proceeds Offer to all holders) within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale (and any Event of Loss Proceeds from an Event of Loss), and/or (ii) to the extent PanAmSat elects, to purchase assets (including Equity Interests or other securities purchased in connection with the acquisition of Equity Interests or property of another Person) used or useful in a Permitted Business of PanAmSat or any of its Restricted Subsidiaries; provided that either (y) such purchase occurs and such Asset Sale Proceeds (and Event of Loss Proceeds) are so applied or (z) PanAmSat enters into a binding agreement committing to make such purchase (subject to customary conditions precedent), in each case, within 360 days following the receipt of such Asset Sale Proceeds (and Event of Loss Proceeds) (the "Reinvestment Date"), and (b) second, if on the Reinvestment Date with respect to any Asset Sale Proceeds (and Event of Loss Proceeds) the Excess Proceeds exceed $30.0 million, PanAmSat shall (i) make an offer to all holders of Notes and (ii) prepay, purchase or redeem (or make an offer to do so) any other Pari Passu Indebtedness of PanAmSat in accordance with provisions governing such Indebtedness requiring PanAmSat to prepay, purchase or redeem such Indebtedness with the proceeds from any Asset Sales (or offer to do so) pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness required to be prepaid, purchased or redeemed or tendered for, in the case of the Notes pursuant to such offer to purchase the maximum principal amount of Notes that may be purchased out of such pro rata portion of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of repurchase (an "Excess Proceeds Offer") subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in the Indenture. Pending the final application of any Asset Sale Proceeds (or Event of Loss Proceeds), PanAmSat or any Restricted Subsidiary may temporarily reduce borrowings under a Credit Facility or otherwise invest such Asset Sale Proceeds (or Event of Loss Proceeds) in any manner that is not prohibited by the Indenture.

     To the extent that the aggregate principal amount of Notes and Pari Passu Indebtedness tendered pursuant to an Excess Proceeds Offer or other offer is less than the Excess Proceeds, PanAmSat may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. For purposes of determining in clause (ii) above the percentage of cash consideration received by PanAmSat or any Restricted Subsidiary, (1) the amount of any (x) liabilities (other than liabilities that are by their terms subordinated to the Notes) (as shown on PanAmSat's or such Restricted Subsidiary's most recent balance sheet) of PanAmSat or any Restricted Subsidiary that are actually assumed by the transferee in such Asset Sale and from which PanAmSat and the Restricted Subsidiaries are fully released shall be deemed to be cash, and (y) securities, notes or other similar obligations received by PanAmSat or such Restricted Subsidiary from such transferee that are immediately converted (or are converted within 30 days of the related Asset Sale) by PanAmSat or such Restricted Subsidiary into cash shall be deemed to be cash in an amount equal to the net cash proceeds realized upon such conversion, and (2) a lease entered into in connection with a Sale and Lease-Back Transaction shall not be considered as consideration received in connection with such transaction.

     If PanAmSat is required to make an Excess Proceeds Offer, within 30 days following the Reinvestment Date, PanAmSat shall send by first class mail, postage prepaid, to the Trustee and to each holder of the Notes, at the address appearing in the register of the Notes maintained by the Registrar, a notice stating, among other things:

          (1) that such holders have the right to require PanAmSat to apply the pro rata portion of the Excess Proceeds to repurchase such Notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of repurchase;

          (2) the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

          (3) the instructions, determined by PanAmSat, that each holder must follow in order to have such Notes repurchased; and

          (4) the calculations used in determining the amount of Excess Proceeds to be applied to the repurchase of such Notes.

     If the aggregate principal amount of Notes surrendered by holders thereof exceeds the pro rata portion of such Excess Proceeds to be used to purchase Notes, the Trustee shall select the Notes to be purchased on a pro rata basis or by lot or by such other method that the Trustee deems to be fair and equitable to holders. Upon completion of the Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

     PanAmSat will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant.

EVENTS OF DEFAULT

     An Event of Default is defined in the Indenture as being:

          (a) default in payment of any principal of or premium, if any, on the Notes when due;

          (b) default for 30 days in payment of any interest or Additional Interest, if any, on the Notes when due;

          (c) default by PanAmSat or any Restricted Subsidiary in the observance or performance of the covenants described under "Repurchase at the Option of Holders -- Change of Control," "Repurchase at the Option of
     Holders -- Asset Sales" and "Covenants -- Merger or Sales of Assets";

          (d) default by PanAmSat for 45 days after written notice by the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding in the observance or performance of any other covenant in the Notes or the Indenture;

          (e) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of PanAmSat or of any Significant Subsidiary or any group of Restricted Subsidiaries of PanAmSat which, if merged into each other, would constitute a Significant Subsidiary, (or the payment of which is guaranteed by PanAmSat or any Significant Subsidiary or any group of Restricted Subsidiaries of PanAmSat which, if merged into each other, would constitute a Significant Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default (A) is caused by a failure to pay principal of such Indebtedness at final maturity after the expiration of any applicable grace period provided in such Indebtedness on the date of such default (a "payment default") or (B) results in the acceleration of such Indebtedness prior to its express maturity (and such acceleration is not rescinded, or such Indebtedness is not repaid, within 20 days) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated (and such acceleration is not rescinded, or such Indebtedness is not repaid, within such 20 day period), aggregates $50.0 million;

          (f) any final judgment or judgments for the payment of money in excess of $50.0 million (net of amounts covered by insurance) shall be rendered against PanAmSat or any Significant Subsidiary or any group of Restricted Subsidiaries of PanAmSat which, if merged into each other, would constitute a Significant Subsidiary, and shall not be discharged for any period of 60 consecutive days, during which a stay of enforcement of such judgment shall not be in effect;

          (g) certain events involving bankruptcy, insolvency or reorganization of PanAmSat or a Significant Subsidiary or any group of Restricted Subsidiaries of PanAmSat which, if merged into each other, would constitute a Significant Subsidiary;

          (h) the guarantee of any Guarantor that is a Significant Subsidiary ceases, or the guarantees of any group of Guarantors which, if merged into each other, would constitute a Significant Subsidiary cease, as the case may be, to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor that is a Significant Subsidiary or any group of Guarantors which, if merged into each other, would constitute a Significant Subsidiary, shall deny or disaffirm its, or their respective, obligations under the Indenture or its, or their respective, guarantee; or

          (i) any failure to perform or comply with the provisions of the Indenture or the escrow agreement relating to a special mandatory redemption provision that would have been triggered had PanAmSat not entered into and borrowed funds under the Senior Credit Facility by a certain date (which PanAmSat has successfully done).

     If an Event of Default (other than an Event of Default specified in clause
(g) above) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes may declare the principal of, premium, if any, and accrued interest and Additional Interest, if any, on all the

Notes to be due and payable by notice in writing to PanAmSat and (if given by the holders) the Trustee specifying the respective Events of Default and that it is a "notice of acceleration," and the same shall become immediately due and payable. If an Event of Default specified in clause (g) above occurs and is continuing, then all unpaid principal of, premium, if any, and accrued and unpaid interest and Additional Interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the then outstanding Notes may rescind and cancel such declaration and its consequences:

          (1) if the rescission would not conflict with any judgment or decree;

          (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

          (3) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

          (4) if PanAmSat has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

          (5) in the event of the cure or waiver of an Event of Default of the type described in clause (g) of the description above of Events of Default, the Trustee shall have received an Officers' Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

     No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

     The holders of a majority in principal amount of the then outstanding Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any Notes (other than nonpayment of principal or interest that has become due solely because of a declaration of acceleration which has been rescinded).

     Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     Under the Indenture, PanAmSat is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof actually know of any Default that occurred during the previous year. PanAmSat also is required to deliver to the Trustee, promptly upon a Senior Officer obtaining actual knowledge of any such Default, written notice of any event which would constitute a Default or Event of Default and the status thereof.

     The Indenture provides that the Trustee may withhold notice to the holders of Notes of any default (except in payment of principal of, premium, if any, or interest on the Notes) if the Trustee considers it to be in the interest of the holders of the Notes to do so.

CERTAIN COVENANTS

     Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that: (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), PanAmSat and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture:

          1.  "Limitation on Restricted Payments";

          2.  "Limitation on Indebtedness";

          3.  "Limitation on Transactions with Affiliates";

          4. clause (b) of the first and third paragraphs of "Designation of Unrestricted Subsidiaries";

          5. "Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries";

          6. "Limitation on Business Activities of PanAmSat and the Restricted Subsidiaries";

          7. clauses (a)(i) and (b) of the first paragraph of "Limitation on Sale and Lease-Back Transactions";

          8.  "Repurchase at the Option of Holders -- Asset Sales";

          9. clause (iv) of the first paragraph of "Merger or Sales of Assets"; and

          10.  "Maintenance of Insurance"

(collectively, the "Suspended Covenants"). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sale Proceeds (and Event of Loss Proceeds) shall be set at zero.

     In the event that PanAmSat and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, either of the Rating Agencies withdraws its rating or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings such that both Rating Agencies at such time shall not have assigned to the Notes an Investment Grade Rating or a Default or Event of Default occurs and is continuing, then PanAmSat and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of "-- Limitation on Restricted Payments" below as though such covenant had been in effect during the entire period of time from the Issue Date; provided, however, that there will not be deemed to have occurred a Default or Event of Default with respect to the Suspended Covenants during the time that PanAmSat and its Restricted Subsidiaries were not subject to the Suspended Covenants (or upon termination of the suspension period or after that time based solely on events that occurred during the suspension period).

  LIMITATION ON RESTRICTED PAYMENTS

     The Indenture provides that, so long as any of the Notes remain outstanding, PanAmSat shall not, and shall not permit any Restricted Subsidiary to, make any Restricted Payment if:

          (i) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment;

          (ii) immediately after giving effect to such proposed Restricted Payment, PanAmSat would not be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "-- Limitation on Indebtedness" below; or

          (iii) immediately after giving effect to any such Restricted Payment, the aggregate of all Restricted Payments (excluding Restricted Payments made pursuant to clause (3)(A)(ii) below, but including Permitted Investments referred to in clauses (x)(a), (xii) and (xiv) of the definition of the term "Permitted Investments" as if they were Restricted Payments, to the extent made after the Issue Date) which shall have been made on or after the Issue Date would exceed an amount equal to the difference between (a) the Cumulative Credit and (b) 1.4 times Cumulative Interest Expense.

     The provisions of the first paragraph of this covenant shall not prevent:

          (1) the retirement of any of PanAmSat's Equity Interests in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of Equity Interests (other than Disqualified Equity Interests) in PanAmSat;

          (2) the payment of any dividend or distribution on, or redemption of Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture;

          (3) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations of PanAmSat or any Guarantor
     (A) in exchange for, or out of net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of (i) Equity Interests (other than Disqualified Equity Interests) in PanAmSat or (ii) Subordinated Obligations of PanAmSat or any Guarantor which constitute Refinancing Indebtedness or (B) upon a Change of Control, Asset Sale or Event of Loss to the extent required by the agreement governing such Subordinated Obligations but only if PanAmSat shall have complied with the covenants described under the headings "Repurchase at the Option of Holders -- Change of Control" and "Repurchase at the Option of
     Holders -- Asset Sales" and purchased all Notes validly tendered pursuant to the relevant offer prior to purchasing or repaying such Subordinated Obligations;

          (4) payments or distributions to dissenting stockholders under applicable law or in connection with a consolidation, merger or transfer of assets;

          (5) to the extent constituting Restricted Payments, Specified Affiliate Payments; and

          (6) additional Restricted Payments in an aggregate amount (net of repayments) not to exceed $25.0 million at any one time outstanding;

provided, however, that in the case of clause (6) of this paragraph, no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or as a result thereof. In determining the aggregate amount of Restricted Payments made on or after the Issue Date, Restricted Payments made pursuant to clauses (1), (2), (3) (other than 3(A)(ii)), (4), (5) and (6) shall be included in such calculation.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by PanAmSat or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment, without regard to subsequent changes in value. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors of PanAmSat.

     In making the computations required by this covenant:

          (a) PanAmSat or the relevant Restricted Subsidiary may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of PanAmSat for the remaining portion of such period; and

          (b) PanAmSat or the relevant Restricted Subsidiary will be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of PanAmSat and the Restricted Subsidiary that are available on the date of determination.

     If PanAmSat or a Restricted Subsidiary makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of PanAmSat or any Restricted Subsidiary be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to PanAmSat's or any Restricted Subsidiary's financial statements, affecting Cumulative Credit or Consolidated Interest Expense of PanAmSat for any period. For the avoidance of doubt, it is expressly agreed that no payment or other transaction permitted by clauses (ii), (iv),
(v), (ix) and (x) of the third paragraph of the covenant described under "-- Limitation on Transactions with Affiliates" shall be considered a Restricted Payment for purposes of, or otherwise restricted by, the Indenture.

  LIMITATION ON INDEBTEDNESS

     The Indenture provides that PanAmSat shall not, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Disqualified Equity Interests, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any Preferred Equity Interests except, in each case, for Permitted Indebtedness; provided, however, that PanAmSat may Incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Equity Interests and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue Preferred Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests or Preferred Equity Interests, as the case may be, and the application of the proceeds therefrom, PanAmSat's Debt to Operating Cash Flow Ratio would be less than or equal to 5.0 to 1.0.

     The foregoing limitations will not apply to the Incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

          (a) Indebtedness under the Notes issued in this offering in an aggregate principal amount not to exceed $800.0 million, the Indenture and the guarantees of the Guarantors;

          (b) (i) Indebtedness and Disqualified Equity Interests in PanAmSat and Indebtedness and Preferred Equity Interests in the Restricted Subsidiaries outstanding on the Issue Date, other than Indebtedness described in clause
     (a) or (c) of this paragraph, reduced by the amount of any scheduled payments or mandatory repayments when actually paid or permanent reductions therein and (ii) Indebtedness arising from any Sale and Lease-Back Transaction in respect of the PAS-10 satellite in an aggregate principal amount not to exceed $180.0 million;

          (c) Indebtedness of PanAmSat and the Restricted Subsidiaries (other than the Foreign Restricted Subsidiaries except to the extent a Guarantor) under Credit Facilities in an aggregate principal amount for all such Indebtedness, together with the aggregate Off-Balance Sheet Financing Amount attributable to Qualified Securitization Transactions, not to exceed $1,250.0 million at any one time outstanding, less the amount of Asset Sale Proceeds applied to permanently repay Indebtedness under Credit Facilities;

          (d) Indebtedness of and Disqualified Equity Interests in (x) any Restricted Subsidiary owed to or issued to and held by PanAmSat or any other Restricted Subsidiary and (y) PanAmSat owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment, pursuant to a written agreement, to the payment and performance of PanAmSat's obligations under the Indenture and the Notes;

          (e) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after Incurrence;

          (f) Hedging Agreements of PanAmSat or any Restricted Subsidiary relating to any Indebtedness of PanAmSat or such Restricted Subsidiary, as the case may be, Incurred in accordance with the provisions of the Indenture; provided that such Hedging Agreements have been entered into for bona fide business purposes and not for speculation;

          (g) Indebtedness of PanAmSat or any of the Restricted Subsidiaries in respect of letters of credit, performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, and payment obligations in connection with self-insurance or similar obligations, in each case, in the ordinary course of business;

          (h) Refinancing Indebtedness;

          (i) Indebtedness (or guarantees thereof) of PanAmSat or a Restricted Subsidiary (including Capitalized Lease Obligations, Indebtedness under a Sale and Lease-Back Transaction and Purchase Money Indebtedness) Incurred for the purpose of financing or refinancing all or any part of the lease, purchase price or cost of acquisition, construction, installation or improvement of property, plant or equipment used or useful in the business of PanAmSat or such Restricted Subsidiary (whether through the direct purchase of assets or of the Equity Interests of any Person owning such assets and whether such Indebtedness is owed to the seller or the Person carrying out such construction, installation or improvement or to any third party) not to exceed 100% of the cost of such acquisition, construction, installation or improvement of such property, plant or equipment (or Equity Interests) to which such Indebtedness relates; provided that the amount of Indebtedness Incurred pursuant to this clause (i) shall not exceed 10% of Consolidated Tangible Assets;

          (j) Indebtedness of Foreign Restricted Subsidiaries; provided that the aggregate principal amount of such Indebtedness does not exceed $5.0 million at any one time outstanding;

          (k) a guarantee by PanAmSat or any Restricted Subsidiary of Indebtedness of PanAmSat or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant; provided that the obligations of PanAmSat and the Guarantors under guarantees of Indebtedness of Non-Guarantor Subsidiaries under this clause (k) shall not exceed $5.0 million at any one time outstanding; and

          (l) in addition to any Indebtedness described in clauses (a) through
     (k) above, Indebtedness or Disqualified Equity Interests of PanAmSat or Indebtedness or Preferred Equity Interests of any of the Restricted Subsidiaries so long as the principal amount of all such Indebtedness incurred, and the amount of Disqualified Equity Interests and Preferred Equity Interests issued, in the aggregate, pursuant to this clause (l)does not exceed $100.0 million at any one time outstanding.

     For purposes of determining compliance with this covenant, (1) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with the terms of this covenant shall be disregarded and (2) if an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (l) above or is permitted to be Incurred pursuant to the first paragraph of this covenant and also meets the criteria of one or more of the categories of Permitted Indebtedness described in clauses (a) through (l) above, PanAmSat shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be Incurred at the time of such reclassification. Notwithstanding any other provision in this covenant, the maximum amount of Indebtedness that PanAmSat or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies.

     Accrual of interest, the accretion of original issue discount and the payment of interest in the form of additional Indebtedness of the same class will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant and the payment of dividends on Disqualified Equity Interests (or Preferred Equity Interests in the case of any Restricted Subsidiary) in the form of additional shares of the same class of Disqualified Equity Interests will not be deemed to be an issuance of Disqualified Equity Interests (or Preferred Equity Interests in the case of any such Restricted Subsidiary).

  LIMITATION ON TRANSACTIONS WITH AFFILIATES

     The Indenture provides that PanAmSat shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, amend or suffer to exist any transaction or series of related transactions (including the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate (each an "Affiliate Transaction") or extend, renew, waive or otherwise amend or modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless

          (i) such Affiliate Transaction is between or among PanAmSat and one or more of its Restricted Subsidiaries; or

          (ii) the terms of such Affiliate Transaction are fair and reasonable to PanAmSat or such Restricted Subsidiary, as the case may be, and the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by PanAmSat or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis between unaffiliated parties.

     In any Affiliate Transaction (or any series of related Affiliate Transactions which are similar or part of a common plan) involving an amount or having a fair market value in excess of $25.0 million which is not permitted under clause (i) above, PanAmSat must obtain a Board Resolution (which Board Resolution shall also have been approved by a majority of the disinterested members of the Board of Directors, if any) certifying that such Affiliate Transaction complies with clause (ii) above.

     The foregoing provisions will not apply to

          (i) any Restricted Payment or Permitted Investment permitted in accordance with the terms of the Indenture (other than an Investment in a Person in which an Affiliate of PanAmSat (other than a Restricted Subsidiary) owns any Equity Interest);

          (ii) any employment agreements, consulting agreements, non-competition agreements, stock purchase or option agreements, collective bargaining agreements, employee benefit plans or arrangements (including vacation plans, health and life insurance plans, deferred compensation plans, stock loan plans, directors' and officers' indemnification agreements and retirement, savings or similar plans), related trust agreements or any similar arrangements, in each case in respect of employees, officers or directors of PanAmSat or any Restricted Subsidiary and entered into in the ordinary course of business, any payments, indemnification provided under, or other transactions contemplated by, any of the foregoing and any other payments of compensation to employees, officers, directors or consultants of PanAmSat or any Restricted Subsidiary in the ordinary course of business as determined in good faith by PanAmSat's Board of Directors or senior management;

          (iii) transactions between or among PanAmSat and/or one or more of its Restricted Subsidiaries and any joint venture; provided no Affiliate of PanAmSat (other than a Restricted Subsidiary) owns any of the Equity Interests of any such joint venture;

          (iv) any agreement or arrangement as in effect as of the Issue Date (including any tax sharing agreement or arrangement) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or any replacement agreement or arrangement or any transaction pursuant thereto so long as any such amendment or replacement agreement or arrangement is not more disadvantageous to the holders of the Notes in any material respect than the original agreement or arrangement as in effect on the Issue Date;

          (v) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to PanAmSat or its Restricted Subsidiaries, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of PanAmSat's Board of Directors or senior management;

          (vi) any transaction on arm's length terms with non-affiliates that become Affiliates as a result of such transaction;

          (vii) the issuance of Equity Interests (other than Disqualified Equity Interests) of PanAmSat;

          (viii) transactions effected as part of a Qualified Securitization Transaction;

          (ix) loans or advances to officers, directors, employees and consultants (or guarantees of third-party loans to officers, directors, employees and consultants) of PanAmSat or the Holding Company in the ordinary course of business; and

          (x) without limiting clause (v) above, the provision of services to any Permitted Holder and its Affiliates by PanAmSat or any of its Restricted Subsidiaries, on the one hand, or to PanAmSat and its Restricted Subsidiaries by any Permitted Holder or any of its Affiliates, on the other hand, so long as no cash or other assets are transferred by PanAmSat or any Restricted Subsidiary in connection with such transactions (other than up to $10.0 million in cash in any fiscal year and other than nonmaterial assets used in the operations of the business in the ordinary course pursuant to the agreement governing the provision of the services), and so long as such transaction or agreement is determined by a majority of the members of the Board of Directors of PanAmSat to be fair to PanAmSat and its Restricted Subsidiaries when taken together with all other such transactions and agreements entered into with such Permitted Holder and its Affiliates.

  LIMITATION ON LIENS

     The Indenture provides that PanAmSat shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness secured by a Lien against or on any of its property or assets now owned or hereafter acquired by PanAmSat or any such Restricted Subsidiary, unless:

          (1) in the case of Liens securing Indebtedness that is a Subordinated Obligation, the Notes or such guarantee of such Guarantor are secured by a Lien on such property or assets that is senior in priority to such Liens; and

          (2) in all other cases, the Notes or such guarantee of such Guarantor are equally and ratably secured; provided that any Lien which is granted to secure the Notes under this covenant shall be discharged at the same time as the discharge of the Lien that gave rise to the obligation to so secure the Notes.

     This restriction does not, however, apply to:

          (i) Liens, if any, in effect on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

          (ii) Liens securing the Notes or the guarantee of a Guarantor;

          (iii) Liens securing the Existing Notes to the extent and in the manner provided for in or required under the Existing Notes Indenture as in effect on the Issue Date;

          (iv) Liens securing obligations under the Credit Facilities to the extent permitted by clauses (c) and (l) of the second paragraph under the heading "Limitation on Indebtedness";

          (v) Liens in favor of PanAmSat or a Restricted Subsidiary;

          (vi) Liens, or amendments or renewals of such Liens, securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness secured by a Lien permitted under the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of PanAmSat or any of the Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

          (vii) Other Permitted Liens.

  LIMITATION ON CREATION OF SUBSIDIARIES

     The Indenture provides that PanAmSat shall not create or acquire, and shall not permit any Restricted Subsidiary to create or acquire, any Subsidiary other than:

          (i) a Restricted Subsidiary existing as of the Issue Date;

          (ii) a Restricted Subsidiary that is acquired or created after the Issue Date; provided, however, that each such Restricted Subsidiary (other than a Foreign Restricted Subsidiary or a Securitization Entity) must execute a guarantee, satisfactory in form and substance to the Trustee (and with such documentation relating thereto as the Trustee may reasonably require, including, a supplement or amendment to the Indenture), pursuant to which such Restricted Subsidiary will become a Guarantor; or

          (iii) an Unrestricted Subsidiary.

  DESIGNATION OF UNRESTRICTED SUBSIDIARIES

     The Indenture provides that PanAmSat may designate any Subsidiary (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

          (b) PanAmSat would be permitted to make a Permitted Investment or Restricted Payment at the time of Designation (assuming the effectiveness of such Designation) in an amount equal to PanAmSat's proportionate interest in the fair market value of such Subsidiary on such date (as determined in good faith by the Board of Directors, whose determination shall be evidenced by a Board Resolution).

The Indenture will further provide that at the time of Designation all of the Indebtedness of such Unrestricted Subsidiary, to the extent guaranteed by PanAmSat or any Restricted Subsidiary, shall be deemed an "Incurrence" of the guarantee of such Indebtedness at the time of such Designation and such Designation shall only be permissible if such Indebtedness is then permitted to be Incurred under the covenant described under the heading "Limitation on Indebtedness."

     PanAmSat may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

          (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Revocation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

  LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that PanAmSat shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

          (a) pay dividends or make any other distributions to PanAmSat or any other Restricted Subsidiary on its Equity Interests;

          (b) pay any Indebtedness owed to PanAmSat or any other Restricted Subsidiary;

          (c) make loans or advances to PanAmSat or any other Restricted Subsidiary; and

          (d) transfer any of its properties or assets to PanAmSat or any other Restricted Subsidiary,

except for encumbrances and restrictions:

          (i) existing under or by reason of Acquired Indebtedness of any Restricted Subsidiary existing at the time such Person became a Restricted Subsidiary; provided that such encumbrances or restrictions were not created in anticipation of such Person becoming a Restricted Subsidiary and are not applicable to PanAmSat or any other Restricted Subsidiary,

          (ii) arising under Refinancing Indebtedness permitted by clause (h) of the second paragraph under "-- Limitation on Indebtedness" above; provided that the terms and conditions of any such restrictions are no less favorable to the holders of Notes than those under the Indebtedness being Refinanced,

          (iii) contained in the Indenture or under the Notes and any other agreement entered into after the Issue Date; provided that the encumbrances and restrictions in such agreements are not materially more restrictive than those contained in the Indenture and the Notes,

          (iv) existing under or by reason of the Senior Credit Facility and the related documentation to the extent and in the manner such encumbrances and restrictions are in effect on the Issue Date,

          (v) existing under or by reason of customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary,

          (vi) existing under or by reason of agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date,

          (vii) in customary form on the transfer of any property or assets arising under a security agreement or mortgage governing a Lien permitted under the Indenture,

          (viii) existing under or by reason of any agreement governing the sale or disposition of assets or Equity Interests in any Restricted Subsidiary which restricts dividends and distributions or transfers of assets pending such sale or disposition,

          (ix) existing under or by reason of Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction so long as such restrictions apply only to such Securitization Entity,

          (x) existing under or by reason of Purchase Money Indebtedness (including Capitalized Lease Obligations) for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired,

          (xi) in the case of clause (d) above, (i) that restrict in a customary manner the subletting, assignment, or transfer of any property or asset that is subject to a lease, license or similar contract, or (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of PanAmSat or any Restricted Subsidiary not otherwise prohibited by the Indenture,

          (xii) on cash or other deposits or net worth imposed by leases, credit agreements or other agreements entered into in the ordinary course of business,

          (xiii) created with respect to Indebtedness or Preferred Equity Interests of Foreign Restricted Subsidiaries permitted to be Incurred or issued subsequent to the Issue Date pursuant to the provisions of the covenant described under the caption "Limitation on Indebtedness"; provided that the Board of Directors of PanAmSat determines in good faith at the time such encumbrances or restrictions are created that such encumbrances or restrictions would not reasonably be expected to impair the ability of PanAmSat to make payments of interest and scheduled payments of principal on the Notes as and when due,

          (xiv) in customary form under joint venture agreements and other similar agreements that limit the ability of the Person to which such agreements relate to undertake the actions described in clauses (a) through
     (d) above, and

          (xv) by reason of or under any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as a whole, are, in the good faith judgment of PanAmSat, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the contracts, instruments or obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

  LIMITATION ON BUSINESS ACTIVITIES OF PANAMSAT AND THE RESTRICTED SUBSIDIARIES

     The Indenture provides that PanAmSat shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

  LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

     The Indenture provides that PanAmSat shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction (other than the Sale and Lease-Back Transaction relating to the PAS-10 satellite); provided that PanAmSat or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if:

          (a) PanAmSat or such Restricted Subsidiary could have:

             (i) Incurred any Indebtedness relating to such Sale and Lease-Back Transaction under "-- Limitation on Indebtedness" above; and

             (ii) incurred a Lien to secure such Indebtedness pursuant to "-- Limitation on Liens" above;

          (b) the consideration received by PanAmSat or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with "Repurchase at the Option of Holders -- Asset Sales" above; and

          (c) the transfer of assets in that Sale and Lease-Back Transaction is permitted by, and PanAmSat applies the proceeds of such transaction in compliance with "-- Repurchase at the Option of Holders -- Asset Sales" above.

  MAINTENANCE OF INSURANCE

     The Indenture provides that at all times PanAmSat and each Restricted Subsidiary will maintain (i) with respect to each satellite to be launched by PanAmSat or any Restricted Subsidiary, launch insurance with respect to each such satellite covering the launch of such satellite and a period thereafter, but only to the extent, if at all, and on such terms (including, without limitation, period, exclusions, limitations on coverage and coverage amount) as is determined by the Board of Directors of PanAmSat to be in the best interests of PanAmSat and evidenced by a Board Resolution delivered to the Trustee, (ii) with respect to each satellite it currently owns or has risk of loss for, other than any Excluded Satellite or any In-orbit Spare Satellite (but only to the extent that such In-orbit Spare Satellite is not expected or intended, in the good faith determination of the Board of Directors of PanAmSat and evidenced by a Board Resolution delivered to the Trustee, to earn revenues in excess of $15.0 million for the immediately succeeding twelve calendar months), in-orbit insurance in an amount at least equal to the book value of such satellite and
(iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case other than in the case of any such satellite that is an Excluded Satellite or an In-orbit Spare Satellite (but only to the extent that such In-orbit Spare Satellite is not expected or intended, in the good faith determination of the Board of Directors of PanAmSat and evidenced by a Board Resolution delivered to the Trustee, to earn revenues in excess of $15.0 million for the immediately succeeding twelve calendar months), in-orbit insurance in an amount as provided for in clause (ii) above; provided, however, that at any time with respect to a satellite that PanAmSat or any Restricted Subsidiary owns or has risk of loss for,

          (1) PanAmSat and each Restricted Subsidiary may at its option in lieu of procuring or maintaining the in-orbit insurance described in clauses
     (ii) and (iii) above elect to provide an In-orbit

     Spare Satellite for one or more satellites (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band satellite, provided both payloads on such satellite are protected by In-orbit Spare Satellites or by in-orbit insurance in accordance with this covenant); provided that

             (y) no more than two satellites protected by the same In-orbit Spare Satellite may, at any time, each be subject to a Partial Loss exceeding 37.5% of each such satellite's commercial communications capacity; provided, however, that up to three satellites protected by the same In-orbit Spare Satellite may, at any time, each be subject to a Partial Loss exceeding 37.5% of each such satellite's commercial communications capacity if such In-orbit Spare is at such time functioning as an In-orbit Spare Satellite for six satellites and PanAmSat or the applicable Restricted Subsidiary shall maintain or procure within 120 days in-orbit insurance complying with the provisions of clause (ii) or (iii) above, as applicable, on the three satellites not subject to a Partial Loss exceeding 37.5% of commercial communications capacity; and

             (z) at no single time shall any satellite act as an In-orbit Spare Satellite for more than six satellites and in no event shall such satellites be within a geostationary orbital arc of greater than 60 contiguous degrees of longitude; and

          (2) for such time as PanAmSat and its Restricted Subsidiaries shall own or retain risk of loss for and maintain at least 10 satellites (other than Excluded Satellites) in commercial operation in orbit, PanAmSat and its Restricted Subsidiaries shall not be required to maintain in-orbit insurance in excess of 60% of the aggregate book value of all satellites insured pursuant to clause (i) above (but included in such calculation only to the extent such satellite has successfully completed its in-orbit testing phase) and otherwise required to be insured pursuant to clauses
     (ii) and (iii) above (with the allocation of such insurance among such satellites being in PanAmSat's discretion). In the event that fewer than 10 satellites (other than Excluded Satellites) are in commercial operation in-orbit, PanAmSat shall have 120 days to have in effect in-orbit insurance complying with clause (ii) or (iii) of the first paragraph above, as applicable; provided that PanAmSat and its Restricted Subsidiaries shall be considered in compliance with this insurance covenant for such 120 day period.

     The insurance policies required by the foregoing paragraph shall

          (i) contain no exclusions other than

             (A) Acceptable Exclusions and such other exclusions or limitations of coverage as may be applicable to all satellites of the same model or relating to systemic anomalies as are then customary in the satellite insurance market and

             (B) such specific exclusions applicable to the performance of the satellite being insured as are reasonably accepted by the Board of Directors of PanAmSat in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable and

          (ii) provide coverage for all risks of loss of and damage to the satellite including, without limitation, for Partial Loss, constructive total loss and total loss. The insurance required by this covenant shall name PanAmSat or the applicable Restricted Subsidiary as the named insured.

     In the event of (i) a total loss or constructive total loss of an uninsured in-orbit satellite (or either of the C-band or Ku-band payloads on a hybrid C/Ku-band satellite thereon) covered by an In-orbit Spare Satellite or (ii) the unavailability of an In-orbit Spare Satellite for any reason, PanAmSat shall, subject to clause (2) of the proviso to the first paragraph above, within 120 days of such loss or unavailability, be required to have in effect in-orbit insurance complying with clauses (ii) or (iii) of the first paragraph above, as applicable, with respect to all satellites that the In-orbit Spare Satellite was intended to protect (and in the case of clause (i) of this paragraph, also the In-orbit Spare Satellite which replaces the satellite subject to such total loss or constructive total loss) so long as an In-orbit Spare Satellite is unavailable, provided that PanAmSat and its Restricted Subsidiaries shall be considered in compliance with this insurance covenant for the 120 days immediately following such loss or unavailability, as the case may be.

     In the event that PanAmSat or its Restricted Subsidiaries receive proceeds from any satellite insurance covering any satellite owned by PanAmSat or any of its Restricted Subsidiaries, or in the event that PanAmSat or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any satellite manufacturer or any launch provider covering any of such satellites (the event resulting in the payment of such proceeds, an "Event of Loss"), all Event of Loss Proceeds in respect of such Event of Loss shall be applied in the manner provided for in clause (iii) of the first paragraph under "Repurchase at the Option of Holders -- Asset Sales".

  PAYMENTS FOR CONSENT

     The Indenture provides that PanAmSat shall not, and shall not permit any Subsidiary to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of Notes that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or amendment.

  REPORTS

     The Indenture provides that, whether or not PanAmSat is then subject to
Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto, PanAmSat shall file with the SEC (if permitted by SEC practice and applicable law and regulations) so long as the Notes are outstanding the annual reports, quarterly reports and other periodic reports which PanAmSat would have been required to file with the SEC pursuant to Section 13(a) or 15(d) or any successor provision thereto if PanAmSat were so subject on or prior to the respective dates (the "Required Filing Dates") by which PanAmSat would have been required to file such documents if PanAmSat were so subject. PanAmSat shall also in any event within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit or cause to be transmitted by mail to all holders of Notes, at such holders' addresses appearing in the register maintained by the Registrar, without cost to such holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents described in the preceding sentence. In addition, if required, PanAmSat shall furnish to holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended (the "Securities Act").

  MERGER OR SALES OF ASSETS

     The Indenture provides that PanAmSat shall not consolidate or merge with or into, or transfer all or substantially all of its assets to, another Person unless:

          (i) either (A) PanAmSat shall be the surviving Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than PanAmSat), or to which any such transfer shall have been made, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia;

          (ii) the surviving Person (if other than PanAmSat) expressly assumes by supplemental indenture all the obligations of PanAmSat under the Notes and the Indenture;

          (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (iv) immediately after giving effect to such transaction, the surviving Person would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of "-- Limitation on Indebtedness" above; and

          (v) PanAmSat shall have delivered to the Trustee prior to the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the Indenture.

     Notwithstanding the foregoing clauses (iii) and (iv): (A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to PanAmSat; and (B) PanAmSat may (1) merge with an Affiliate incorporated solely for the purpose of reincorporating PanAmSat in another jurisdiction, (2) consolidate or merge with or into, or transfer all or substantially all of its assets to a Restricted Subsidiary so long as all or substantially all of the assets of PanAmSat immediately prior to such transaction are owned by the surviving Person or such Restricted Subsidiary immediately after the consummation of such transaction, or (3) merge with any direct or indirect wholly owned Subsidiary of EchoStar pursuant to Section 3.1 of the Stock Purchase Agreement dated as of October 28, 2001 among EchoStar, Hughes Electronics, Hughes Communications Galaxy, Inc., Hughes Communications Satellite Services, Inc. and Hughes Communications Inc., provided that each such transaction otherwise complies with the other provisions of the Indenture. Upon consummation of any transfer permitted by clause (2), concurrently with the execution by such Restricted Subsidiary of the supplemental indenture contemplated by clause (ii) of the first paragraph above, PanAmSat shall be released from all of its obligations under the Notes and the Indenture.

     To the extent a transfer contemplated by this covenant is for less than all of the assets of PanAmSat, PanAmSat shall be deemed to have sold the assets not so transferred for cash in an amount equal to the fair market value thereof and shall apply such amount in accordance with "Repurchase at the Option of Holders -- Asset Sales."

     The Indenture provides that no Guarantor shall consolidate or merge with or into, or transfer all or substantially all of its assets to, another Person unless either the guarantee of such Guarantor is being released in accordance with "Ranking and Guarantees" above or:

          (i) either (A) such Guarantor shall be the continuing Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor), or to which any such transfer shall have been made, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia;

          (ii) the surviving Person (if other than such Guarantor) expressly assumes by supplemental indenture all the obligations of such Guarantor under its guarantee of the Notes and the Indenture;

          (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (iv) PanAmSat shall have delivered to the Trustee prior to the proposed transaction an Officers' Certificate and an Opinion of Counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the Indenture.

     Notwithstanding the foregoing clause (iii), any Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to PanAmSat or another Guarantor.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Acceptable Exclusions" means

          (i) war, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack,

          (ii) any anti-satellite device or device employing atomic or nuclear fission or fusion or device employing laser or directed energy beams,

          (iii) insurrection, strikes, riots, civil commotion, rebellion, revolution, civil war, usurpation or action taken by a government or governmental authority in hindering, combating or defending against such an occurrence, whether there by a declaration of war or not,

          (iv) confiscation by order of any government, governmental authority or agent,

          (v) nuclear reaction, nuclear radiation or radioactive contamination of any nature, whether such loss or damage be direct or indirect,

          (vi) electromagnetic or radio frequency interference, except for physical damage to a satellite resulting from such interference,

          (vii) willful or intentional acts of the insured, its directors and officers, or its contractors intended to cause loss or failure of a satellite,

          (viii) third party liability,

          (ix) loss of market, loss of revenue and extra expenses, and except as contemplated in the insuring agreement, incidental damages and consequential damages,

          (x) actions (including any unlawful seizure or wrongful exercise of control of the satellite or launch vehicle) taken by one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional, and

          (xi) such other exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

     "Additional Interest" has the meaning provided for such term in the registration rights agreement.

     "Affiliate" means, with respect to any specific Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that, for purposes of the covenant described under "Covenants -- Limitation on Transactions with Affiliates" above, beneficial ownership of at least 10% of the voting securities of a Person, either directly or indirectly, will be deemed to be control.

     "Asset Acquisition" means (i) an Investment by PanAmSat or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into PanAmSat or any Restricted Subsidiary or (ii) any acquisition by PanAmSat or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit, a division or a line of business of such Person or which is otherwise outside of the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including any merger, consolidation or sale-leaseback transaction) to any Person other than PanAmSat or any Restricted Subsidiary in one transaction or a series of related transactions, of:

          (i) any Equity Interest in any Restricted Subsidiary; or

          (ii) any other property or assets of PanAmSat or any Restricted Subsidiary.

For the purposes of this definition, the term "Asset Sale" shall not include:

          (a) any Investment (including, without limitation, in connection with any asset sold for other than cash) or Restricted Payment consummated in compliance with "Covenants -- Limitation on

     Restricted Payments" above and any transaction consummated in compliance with "Covenants -- Merger or Sales of Assets" above;

          (b) the sale of inventory (including, the sale or leasing, including by way of sales-type lease, of transponder capacity and the leasing or licensing of teleports) in the ordinary course of business;

          (c) a transaction or series of related transactions for which PanAmSat or the Restricted Subsidiaries receive aggregate consideration of less than $10.0 million;

          (d) (i) the sale or factoring of accounts receivable and related assets on customary market terms pursuant to Credit Facilities or (ii) sales of accounts receivable (including in respect of sales-type leases) and related assets (including contract rights) of the type specified in the definition of the term "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof; provided that any cash and Cash Equivalents received in connection therewith shall be treated as Asset Sale Proceeds of an Asset Sale and shall be applied as provided for under "Repurchase at the Option of Holders -- Asset Sales";

          (e) transfers of accounts receivable (including in respect of sales-type leases) and related assets (including contract rights) of the type specified in the definition of the term "Qualified Securitization Transaction," or a fractional undivided interest therein, by a Securitization Entity in a Qualified Securitization Transaction;

          (f) any disposition of (A) property or assets that in the reasonable judgment of PanAmSat, have become uneconomic, obsolete or worn out or (B) rights to construct or launch satellites;

          (g) the disposition of cash or Cash Equivalents;

          (h) the sale of Equity Interests in Unrestricted Subsidiaries;

          (i) any exchange of Productive Assets (including transponders or transponder capacity) for other Productive Assets owned by a Person other than PanAmSat and its Restricted Subsidiaries; provided that any cash proceeds of any such exchange in excess of the amount in clause (c) above are applied in accordance with "Repurchase at the Option of Holder -- Asset Sales" as if they were Asset Sale Proceeds;

          (j) any Event of Loss;

          (k) any Sale and Lease-Back Transaction in respect of the PAS-10 satellite; and

          (l) any sale of an Excluded Satellite; provided, that any cash and Cash Equivalents received in connection with the sale of an Excluded Satellite shall be treated as Asset Sale Proceeds of an Asset Sale and shall be applied as provided for under the provisions described under "Repurchase at the Option of Holders -- Asset Sales."

     For purposes of clause (d)(ii) of this definition, sale proceeds received for the assets described in that clause shall include the fair market value, as determined in good faith by management of PanAmSat, of any Equity Interest or Purchase Money Note issued by the Securitization Entity in exchange for such assets and not in turn sold for cash proceeds by the entity that received such property in exchange for such assets.

     "Asset Sale Proceeds" means, with respect to any Asset Sale:

          (i) cash received by PanAmSat or any of the Restricted Subsidiaries from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after

             (a) provision for all income or other taxes measured by or resulting from such Asset Sale,

             (b) payment of all reasonable brokerage commissions, underwriting, legal, accounting and other reasonable fees and expenses related to such Asset Sale,

             (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale by such Restricted Subsidiary,

             (d) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and

             (e) deduction of appropriate amounts to be provided by PanAmSat or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by PanAmSat or such Restricted Subsidiary after such Asset Sale, including pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and

          (ii) promissory notes and other non-cash consideration received by PanAmSat or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

     "Board of Directors" means the board of directors of PanAmSat or any duly authorized committee thereof.

     "Board Resolution" means with respect to PanAmSat, a duly adopted resolution of the Board of Directors of PanAmSat or any committee thereof.

     "Capitalized Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Cash Equivalents" means:

          (i) United States dollars;

          (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition;

          (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year or less from the date of acquisition and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $500.0 million;

          (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

          (v) commercial paper maturing no more than one year from the date of creation thereof and at the time of acquisition, having a rating of at least P-1 from Moody's or a rating of at least A-1 from S&P;

          (vi) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having a rating of at least "A" from either Moody's or S&P; and

          (vii) money market mutual or similar funds having assets in excess of $500.0 million, substantially all the assets of which are comprised of assets specified in clauses (i) through (vi) above.

     "Consolidated Income Tax Expense" means, with respect to PanAmSat for any period, the provision for federal, state, local and foreign taxes based on income or profits (including franchise taxes) payable by PanAmSat and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to PanAmSat and the Restricted Subsidiaries for any period, without duplication, the sum of:

          (i) the interest expense of PanAmSat and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including amortization of original issued discount on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Hedging Agreements, however denominated, with respect to such Indebtedness, but excluding amortization of debt issuance costs;

          (ii) the interest component of Capitalized Lease Obligations paid or accrued by PanAmSat and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

          (iii) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by PanAmSat and the Restricted Subsidiaries and dividends and distributions in respect of Preferred Equity Interests actually paid in cash by any Restricted Subsidiary, in each case, during such period as determined on a consolidated basis in accordance with GAAP.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by PanAmSat to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any period, the net income
(loss) of PanAmSat and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication:

          (i) all extraordinary, unusual or nonrecurring items of income or expense and of gains or losses and all gains and losses from the sale or other disposition of assets out of the ordinary course of business or from Events of Loss or other casualties or condemnations (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period;

          (ii) that portion of such net income (loss) derived from or in respect of Investments in Persons other than any Restricted Subsidiary, except to the extent actually received in cash by PanAmSat or any Restricted Subsidiary;

          (iii) the portion of such net income (loss) allocable to minority interests in unconsolidated Persons for such period, except to the extent actually received in cash by PanAmSat or any Restricted Subsidiary;

          (iv) except for purposes of determining the Debt to Operating Cash Flow Ratio, net income (loss) of any other Person combined with PanAmSat or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination;

          (v) net income (loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income (loss) is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or the holders of its Equity Interests;

          (vi) the cumulative effect of a change in accounting principles after the Issue Date;

          (vii) net income (loss) attributable to discontinued operations;

          (viii) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; and

          (ix) except for purposes of determining the Debt to Operating Cash Flow Ratio, in the case of a successor to PanAmSat by consolidation or merger or as a transferee of PanAmSat's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

     "Consolidated Tangible Assets" means, as at any date of determination, the total assets, less goodwill and other intangibles shown on the balance sheet of PanAmSat and the Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Total Indebtedness" means, as at any date of determination, an amount equal to the sum of (i) the aggregate amount of all outstanding Indebtedness of PanAmSat and the Restricted Subsidiaries and (ii) the aggregate amount of all outstanding Disqualified Equity Interests in PanAmSat and all Preferred Equity Interests in the Restricted Subsidiaries, with the amount of such Disqualified Equity Interests and Preferred Equity Interests equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

     For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Equity Interest or Preferred Equity Interest that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interest or Preferred Equity Interest as if such Disqualified Equity Interest or Preferred Equity Interest were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interest or Preferred Equity Interest, such fair market value shall be determined reasonably and in good faith by the Board of Directors.

     "Continuing Member" means, as of the date of determination, any Person who:

          (i) was a member of the Board of Directors of PanAmSat on the Issue Date;

          (ii) was nominated for election or elected to the Board of Directors of PanAmSat with the affirmative vote of a majority of the Continuing Members who were members of the Board of Directors at the time of such nomination or election; or

          (iii) is a representative of, or was approved by, a Permitted Holder.

     "Credit Facilities" means, with respect to PanAmSat and its Restricted Subsidiaries, one or more debt facilities (including the Senior Credit Facility) or commercial paper facilities with banks, insurance companies or other institutional lenders providing for revolving credit loans, term loans, notes, factoring or other receivables financing (including through the sale or factoring of receivables to such lenders or by way of a Qualified Securitization Transaction) or letters of credit or other credit facilities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Cumulative Credit" means the sum of:

          (i) the aggregate Net Cash Proceeds, and the fair market value of any property other than cash (as determined in good faith by the Board of Directors), received by PanAmSat from the issue or sale (other than to a Restricted Subsidiary) of any class of Equity Interests in PanAmSat after the Issue Date, other than (A) Disqualified Equity Interests or (B) Equity Interests to the extent the Net Cash Proceeds therefrom are applied as provided for in clause (i) of the definition of "Specified Affiliate Payments"; plus

          (ii) the principal amount (or accreted amount (determined in accordance with GAAP), if less) of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Equity Interests, of PanAmSat issued after the Issue Date (other than any such Indebtedness or Disqualified Equity Interests to the extent issued to a Restricted

     Subsidiary), which has been converted into or exchanged for Equity Interests in PanAmSat (other than Disqualified Equity Interests); plus

          (iii) cumulative Operating Cash Flow from and after the first day of the fiscal quarter during which the Issue Date occurs, to the end of the fiscal quarter immediately preceding the date of the proposed Restricted Payment, or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero; plus

          (iv) to the extent not already included in Operating Cash Flow, 100% of the aggregate net cash proceeds received by PanAmSat or a Restricted Subsidiary since the Issue Date from (i) Investments (other than Permitted Investments), whether through interest payments, principal payments, dividends or other distributions and payments, or the sale or other disposition (other than to PanAmSat or a Restricted Subsidiary) thereof made by PanAmSat and its Restricted Subsidiaries and (ii) a cash dividend from, or the sale (other than to PanAmSat or a Restricted Subsidiary) of the stock of, an Unrestricted Subsidiary; plus

          (v) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the fair market value of all Investments by PanAmSat and its Restricted Subsidiaries in such Subsidiary, as determined in good faith by the Board of Directors.

     Notwithstanding anything to the contrary above, any repayments of Restricted Payments made pursuant to clause (6) of the second paragraph of "-- Limitation on Restricted Payments" shall be excluded from the calculation of Cumulative Credit.

     "Cumulative Interest Expense" means, in respect of any Restricted Payment, the aggregate amount of Consolidated Interest Expense of PanAmSat and the Restricted Subsidiaries for the period from and after the first day of the fiscal quarter during which the Issue Date occurs, to the end of the fiscal quarter immediately preceding the proposed Restricted Payment.

     "Debt to Operating Cash Flow Ratio" means the ratio of (i) the Consolidated Total Indebtedness as of the date of calculation (the "Determination Date") to
(ii) the Operating Cash Flow for the four full consecutive fiscal quarters immediately preceding such Determination Date for which financial information is available (the "Measurement Period"). For purposes of calculating Operating Cash Flow for the Measurement Period ending immediately prior to the relevant Determination Date:

          (a) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

          (b) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and

          (c) if since the beginning of the Measurement Period, PanAmSat, any Restricted Subsidiary or any Person that subsequently became a Restricted Subsidiary or was merged with or into PanAmSat or any Restricted Subsidiary since the beginning of the Measurement Period, shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business in each case during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP and giving effect to any increase or reduction of any associated Operating Cash Flow attributable thereto (including any pro forma adjustments (including cost-savings adjustments) calculated on a basis consistent with Regulation S-X under the Securities Act), as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

     For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a financial or accounting officer of PanAmSat.

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice would be, an Event of Default.

     "Disqualified Equity Interest" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except, in each such case, upon the occurrence of a change of control) in whole or in part, or is exchangeable into Indebtedness, on or prior to the earlier of the maturity date of the Notes or the date on which no Notes remain outstanding.

     "EchoStar" means EchoStar Communications Corporation, a Nevada corporation, and its successors and assigns.

     "Equity Interest" in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, and membership interests in such Person, including any Preferred Equity Interests.

     "Event of Loss" is defined under "Covenants -- Maintenance of Insurance."

     "Event of Loss Proceeds" means, with respect to any Event of Loss, all satellite insurance proceeds received by PanAmSat or any of the Restricted Subsidiaries in connection with such Event of Loss, after

          (i) provision for all income or other taxes measured by or resulting from such Event of Loss,

          (ii) payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

          (iii) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the satellite that is the subject of such Event of Loss,

          (iv) provision for payments to Persons who own an interest in the satellite (including any transponder thereon) in accordance with terms of the agreement(s) governing the ownership of such interest by such Person (other than payments to insurance carriers required to be made based on the future revenues generated from such satellite), and

          (v) deduction of appropriate amounts to be provided by PanAmSat or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the satellite that was the subject of the Event of Loss.

     "Excess Proceeds" means any Asset Sale Proceeds (or Event of Loss Proceeds) that are not applied or invested (or committed to be invested) as provided in clause (iii)(a) of the first paragraph of "Repurchase at the Option of Holders -- Asset Sales" above.

     "Excluded Satellite" means (a) the satellites of PanAmSat and its Restricted Subsidiaries identified as PAS-4, PAS-5, PAS-6, PAS-7, Galaxy IIIR and Galaxy VIIIi and (b) any other satellite that (i) is not expected or intended, in the good faith determination of the Board of Directors and evidenced by a Board Resolution delivered to the Trustee, to earn future revenues from the operation of such satellite in excess of $10.0 million in any fiscal year, and (ii) has suffered loss or damage such that (1) the procurement of in-orbit insurance therefor in the amount and on the terms required by the Indenture would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (2) such in-orbit insurance would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, as determined in good faith by the Board of Directors and evidenced by a Board Resolution delivered to the Trustee.

     "Existing Notes" means each of the (i) 6% Notes due 2003, (ii) 6 1/8% Notes due 2005, (iii) 6 3/8% Notes due 2008 and (iv) 6 7/8% Debentures due 2028 of PanAmSat issued pursuant to the Existing Notes Indenture and outstanding on the Issue Date.

     "Existing Notes Indenture" means the Indenture dated as of January 16, 1998 by and between PanAmSat and The Chase Manhattan Bank, as trustee, pursuant to which the Existing Notes were issued.

     "Foreign Restricted Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia and with respect to which more than 80% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in or generated or derived from operations located in jurisdictions outside of the United States of America.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

     "Guarantor" means any Restricted Subsidiary of PanAmSat that guarantees PanAmSat's obligations under the Indenture and the Notes.

     "Hedging Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign exchange contract, currency swap agreement or other similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

     "Hedging Obligations" means, with respect to any Person, the obligation of such Person under any Hedging Agreement.

     "Holding Company" means (i) PanAmSat following the consummation of the transaction contemplated by clause (B)(2) of the second paragraph of the covenant described under "Covenants -- Merger or Sale of Assets" following which a Restricted Subsidiary shall succeed to all or substantially all of the assets of PanAmSat and PanAmSat shall be released from all of its obligations under the Notes and the Indenture and (ii) any Person formed primarily for the purpose of acting as a parent holding company for PanAmSat and which has no significant assets or operations other than through its ownership of PanAmSat.

     "Hughes Electronics" means Hughes Electronics Corporation, a Delaware corporation, and its successors and assigns.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with PanAmSat or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with PanAmSat or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with PanAmSat or any Restricted Subsidiary.

     "Indebtedness" means, with respect to any Person, without duplication, any indebtedness, secured or unsecured, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit or representing the deferred and unpaid balance of the purchase price of property or services (but excluding trade payables and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (but without duplication):

          (i) any Capitalized Lease Obligations;

          (ii) obligations secured by a Lien to which any property or assets owned or held by such Person, other than Equity Interests of any Unrestricted Subsidiary, is subject, whether or not the obligation or obligations secured thereby shall have been assumed;

          (iii) obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

          (iv) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor); and

          (v) Hedging Obligations of such Person in respect of any of the foregoing (if and only to the extent any amount due in respect of such Hedging Obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP).

Notwithstanding the foregoing, Indebtedness shall not include:

          (a) obligations and liabilities in respect of synthetic lease facilities that are accounted for as operating leases in accordance with GAAP (including guarantees of loans then outstanding by the lenders under any such facility to the lessor thereunder);

          (b) obligations of such Person arising from agreements of such Person providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

             (i) such obligations are not reflected on the balance sheet of such Person (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this definition); and

             (ii) the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by such Person in connection with such disposition;

          (c) deferred or prepaid revenues;

          (d) purchase price holdbacks in connection with purchasing in the ordinary course of business of such Person;

          (e) Standard Securitization Undertakings;

          (f) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; or

          (g) any obligations to make progress or incentive payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days.

     "In-orbit Spare Satellite" means a satellite that:

          (i) shall meet or exceed the performance requirements to which the customer would be entitled pursuant to its service agreement with respect to each satellite being protected (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band satellite, provided both payloads on such satellite are so protected or insured by insurance in accordance with "Covenants -- Maintenance of Insurance"); and

          (ii) to the extent necessary to serve the present and future intended customer base for the satellite being protected (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band satellite, provided both payloads on such satellite are so protected or insured by insurance in accordance with "Covenants -- Maintenance of Insurance"), shall have a similar or better footprint coverage and power levels and similar operating radio frequencies when compared to each satellite (or the C-band or Ku-band payloads separately on a hybrid C/Ku-band satellite, provided both payloads on such satellite are so protected or insured by insurance in accordance with "Covenants -- Maintenance of Insurance") for which it shall be maintained as an In-orbit Spare Satellite;

provided that a satellite that has both C-band and Ku-band payloads, shall be deemed to be an "In-orbit Spare Satellite" with respect to each payload as to which it meets the foregoing criteria as applied to such payload separately.

     "Investment" means, directly or indirectly, any advance, loan or other extension of credit (but excluding guarantees of Indebtedness permitted to be Incurred under the Indenture) or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), or the acquisition, by purchase or otherwise, of any stock, bonds, notes, debentures, partnership, membership or joint venture interests or other securities or other evidence of beneficial interest of any Person. If PanAmSat or any Restricted Subsidiary sells or otherwise disposes of any Voting Equity Interest in any direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, PanAmSat no longer owns, directly or indirectly, greater than 50% of the outstanding Voting Equity Interests in such Restricted Subsidiary, PanAmSat shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests in such former Restricted Subsidiary not sold or disposed of. Notwithstanding the foregoing, payments made under contracts to construct, launch, operate or insure satellites which contracts are entered into in the ordinary course of business shall not constitute Investments.

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

     "Issue Date" means February 1, 2002, the date of original issuance of the Notes.

     "Lien" means any mortgage, pledge, lien, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof or any agreement to give a security interest).

     "Moody's" means Moody's Investors Service, Inc. or its successors.

     "Net Cash Proceeds" means, with respect to any issuance or sale of Equity Interests, the proceeds in the form of cash or Cash Equivalents received by PanAmSat from such issuance or sale and net of attorneys' fees, accountants fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Transponder Capacity" means the aggregate transponder transmission capacity for all in-orbit transponders then owned by PanAmSat and the Restricted Subsidiaries less the amount of capacity relating to transponders which are not at such time available for use whether due to legal, regulatory, technical or contractual restrictions or otherwise.

     "Non-Guarantor Subsidiary" means any Restricted Subsidiary that is not, and is not required to be, a Guarantor of the Notes.

     "Non-Recourse Indebtedness" means Indebtedness of a Person (i) as to which neither PanAmSat nor any of the Restricted Subsidiaries (a) provides any guarantee or direct or indirect credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) the Incurrence of which will not result in any recourse against any of the assets of either PanAmSat or any Restricted Subsidiary; provided, however, that (1) PanAmSat or any Restricted Subsidiary may make a loan to an Unrestricted Subsidiary, or guarantee a loan made to an Unrestricted Subsidiary, if such loan or guarantee is permitted by "Covenants -- Limitation on Restricted Payments" above at the time of the making of such loan or guarantee, and such loan or guarantee shall not constitute Indebtedness which is not Non-Recourse Indebtedness, and (2) no Indebtedness shall fail to constitute Non-Recourse Indebtedness as a result of any Standard Securitization Undertaking.

     "Notes" means the 8 1/2% Senior Notes due 2012 issued by PanAmSat on the Issue Date.

     "Off-Balance Sheet Financing Amount" means at any date, with respect to any Qualified Securitization Transaction, that portion of the Non-Recourse Indebtedness of the related Securitization Entity (other than Standard Securitization Undertakings) that is attributable to assets of the type described in the definition of the term "Qualified Securitization Transaction" transferred to such Securitization Entity by or on behalf of PanAmSat and its Subsidiaries.

     "Officers" means any of the following: Chairman, President, Chief Executive Officer, Treasurer, any Assistant Treasurer, Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, any Assistant Vice President, Secretary, any Assistant Secretary or any other officer reasonably acceptable to the Trustee.

     "Officers' Certificate" means a certificate signed by two Officers solely in their capacity as such.

     "Operating Cash Flow" means, with respect to PanAmSat and the Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period

          (1) increased (without duplication) by the sum of:

             (i) Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period;

             (ii) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period;

             (iii) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of PanAmSat and the Restricted Subsidiaries (including amortization of capitalized debt issuance costs for such period and any non-cash compensation expense realized for grants of stock options or other rights to officers, directors and employees), all of the foregoing determined on a consolidated basis in accordance with GAAP, and decreased by non-cash items (other than items referred to in clause (2) below) to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods, but excluding reversals of accruals or reserves for cash charges taken in prior periods) for such period;

             (iv) collections on investments in sales-type leases during such period, to the extent not otherwise included in Consolidated Net Income for such period; and

             (v) an amount equal to the reduction or elimination of the tax loss carry-forward available to PanAmSat as a result of the tax sharing arrangements between PanAmSat and Hughes Electronics which reduction or elimination results from the consummation of the pending acquisition by EchoStar of Hughes Electronics and/or PanAmSat to the extent such amount is deducted in determining Consolidated Net Income for such period; and

          (2) decreased by any gross profit on sales-type leases included in Consolidated Net Income for such period.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to PanAmSat or the Trustee. As to matters of fact, an Opinion of Counsel may conclusively rely on an Officers' Certificate, without any independent investigation.

     "Other Permitted Liens" means:

          (i) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which any appropriate reserve or provision shall have been made in accordance with GAAP;

          (ii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which any appropriate reserve or provision shall have been made in accordance with GAAP;

          (iii) Liens related to Capitalized Lease Obligations, Indebtedness under a Sale and Lease-Back Transaction or Purchase Money Indebtedness, in each case Incurred for the purpose of financing or refinancing all or any part of the lease, purchase price or cost of acquisition, construction, installation or improvement of property, plant or equipment used or useful in the business of PanAmSat or any Restricted Subsidiary (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets and whether such Indebtedness is owed to the seller or the Person carrying out such construction, installation or improvement); provided that any such Lien encumbers only the asset or assets so financed, refinanced, leased, purchased, acquired, constructed, installed or improved (including assets owned by the Person whose Equity Interests are being purchased);

          (iv) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation obligations and general liability exposure, unemployment insurance and other types of social security;

          (v) bankers' Liens, right of setoff and Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including landlord Liens on leased properties);

          (vi) deposits made in the ordinary course of business to secure liability to insurance carriers;

          (vii) Liens securing reimbursement obligations with respect to letters of credit which encumber documents, the goods covered by such documents and other property relating to such letters of credit and the products and proceeds thereof;

          (viii) Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

          (ix) Liens securing Hedging Obligations entered into in respect of Indebtedness permitted to be secured in accordance with the terms of the Indenture;

          (x) any provision for the retention of title to an asset by the vendor or transferor of such asset which asset is acquired by PanAmSat or any Restricted Subsidiary in a transaction entered into in the ordinary course of business of PanAmSat or such Restricted Subsidiary;

          (xi) Liens that secure Indebtedness (A) of Foreign Restricted Subsidiaries or (B) of PanAmSat or any of its Restricted Subsidiaries in respect of guarantees of Indebtedness of Foreign Restricted Subsidiaries or foreign joint ventures or other entities in which PanAmSat or any of its Subsidiaries has an Investment; provided that the aggregate principal amount of such Indebtedness (including any such Indebtedness guaranteed) does not exceed $20.0 million at any one time outstanding;

          (xii) Liens securing Acquired Indebtedness (and any Indebtedness which Refinances such Acquired Indebtedness) Incurred in accordance with the covenant described under "Covenants -- Limitation on Indebtedness"; provided that

             (A) such Liens secured the Acquired Indebtedness at the time of and prior to the Incurrence of such Acquired Indebtedness by PanAmSat or a Restricted Subsidiary and were not granted in connection with, or in anticipation of, the Incurrence of such Acquired Indebtedness by PanAmSat or a Restricted Subsidiary, and

             (B) such Liens do not extend to or cover any property or assets of PanAmSat or of any of the Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of PanAmSat or a Restricted Subsidiary (including any property or assets acquired thereafter by a Restricted Subsidiary the Equity Interests of which are acquired in the relevant transaction if the provisions of such Indebtedness in effect prior to such transaction required the grant of Liens in such property or assets);

          (xiii) Liens arising in connection with Qualified Securitization Transactions;

          (xiv) Liens incurred in the ordinary course of business of PanAmSat or any Restricted Subsidiary of PanAmSat with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by PanAmSat or such Restricted Subsidiary; and

          (xv) additional Liens on any asset of PanAmSat or any Restricted Subsidiary securing Indebtedness in an amount not to exceed $25.0 million.

     "Pari Passu Indebtedness" means any Indebtedness of PanAmSat or any Guarantor that ranks pari passu with the Notes or the relevant guarantee of such Guarantor.

     "Partial Loss" means the loss of available communications capacity on the satellite resulting from the failure of transponders thereon to meet the requirements of the satellite's performance specifications such that PanAmSat, using reasonable business judgment and after use of all available redundancy and spare components of the satellite, determines that such transponders cannot or would not be able to be used for their intended commercial communications purposes.

     "Permitted Business" means the business of developing, owning, engaging in and dealing with all or any part of the business of domestic and international media, entertainment, electronics or communications, and reasonably related extensions thereof or any business complimentary thereto, including but not limited to the purchase, ownership, operation, leasing and selling of, and generally dealing in or with, one or more communications satellites and the transponders thereon, and communication uplink centers.

     "Permitted Holder" means each of (i) General Motors Corporation or Hughes Electronics Corporation, (ii) EchoStar Communications Corporation, (iii) Charles
W. Ergen, his spouse, children and other lineal descendants and any trust the sole beneficiaries of which are one or more of such individuals and (iv) any Subsidiary or any other Person, directly or indirectly, controlled by, and any successor of, any of the foregoing.

     "Permitted Investments" means:

          (i) (a) Cash Equivalents or (b) to the extent determined by PanAmSat in good faith to be necessary for local currency working capital requirements of a Foreign Restricted Subsidiary, other cash equivalents; provided that in the case of clause (b), the Investment is made by the Foreign Restricted Subsidiary having such operations;

          (ii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits and stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts (whether pursuant to a plan of reorganization or similar arrangement or otherwise);

          (iii) the extension of credit to vendors, suppliers and customers in the ordinary course of business, including items that are recorded as accounts receivable, investments in sales-type leases, prepaid expenses, insurance claim receivables or similar items on the balance sheet of PanAmSat and its Restricted Subsidiaries and including extensions of credit to Foreign Restricted Subsidiaries or other foreign Subsidiaries in the ordinary course of business in connection with the sale of transponder capacity or services to third party customers;

          (iv) Investments existing or legally committed as of the Issue Date (provided that Investments after the Issue Date pursuant to such legal commitments do not exceed $75.0 million at any one time outstanding), and any amendment, modification, extension or renewal thereof after the Issue Date to the extent such amendment, modification, extension or renewal does not require PanAmSat or any Restricted Subsidiary to make any additional Investments in connection therewith;

          (v) Investments in Hedging Agreements;

          (vi) any Investment in consideration of Equity Interests (other than Disqualified Equity Interests) of PanAmSat or any parent company of PanAmSat (including, the Holding Company);

          (vii) Investments in PanAmSat, in any Guarantor or any Person that, as a result of or in connection with such Investment, becomes a Guarantor or is merged with or into or consolidated with PanAmSat or a Guarantor;

          (viii) Investments in respect of loans and advances to officers, directors and employees of PanAmSat and the Restricted Subsidiaries (or loans to the Holding Company the proceeds of which are used to make loans or advances to officers, directors and employees of the Holding Company) in the ordinary course of business;

          (ix) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with "Repurchase at the Option of Holders -- Asset Sales" or in connection with any other disposition of assets not constituting an Asset Sale;

          (x) (a) Investments in Foreign Restricted Subsidiaries; provided that all such Investments in Foreign Restricted Subsidiaries do not exceed $20.0 million in an aggregate amount at any one time outstanding and (b) Investments by Foreign Restricted Subsidiaries in other Foreign Restricted Subsidiaries;

          (xi) Investments in Subsidiaries or joint ventures formed for the purpose of selling or leasing transponders or transponder capacity to third party customers in the ordinary course of business of PanAmSat and its Restricted Subsidiaries which Investments are in the form of transfers to such Subsidiaries or joint ventures for fair market value of transponders or transponder capacity sold or to be sold or leased or to be leased by such Subsidiaries or joint ventures; provided that all such Investments in Subsidiaries and joint ventures do not exceed 10% of Net Transponder Capacity;

          (xii) any Investment in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xii), not to exceed $50.0 million in an aggregate amount at any one time outstanding (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (xiii) any Investment by PanAmSat or a Restricted Subsidiary of PanAmSat in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction, so long as any Investment in a Securitization Entity is in the form of a Purchase Money Note, an Equity Interest or a capital contribution; and

          (xiv) other Investments made pursuant to this clause (xiv) at any time, and from time to time, after the Issue Date, in addition to any Permitted Investments described in clauses (i) through (xiii) above, in an aggregate amount not to exceed $10.0 million at any one time outstanding.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

     "Preferred Equity Interest" means, in any Person, an Equity Interest of any class or classes, however designated, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

     "Productive Assets" means assets of a kind used or useful in a Permitted Business.

     "Public Equity Offering" means an underwritten public offering pursuant to an effective registration statement by PanAmSat or any direct or indirect parent holding company for cash of its Equity Interests (other than Disqualified Equity Interests) or options, warrants or rights with respect to such Equity Interests.

     "Purchase Money Indebtedness" means Indebtedness of any Person Incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of acquisition (including obligations to pay insurance premiums and orbital incentive payments), or the cost of construction, installation or improvement, of any property or asset, whether such Indebtedness is owed to the seller or the Person carrying out such construction, installation or improvement or to any third party.

     "Purchase Money Note" means a promissory note of a Securitization Entity to PanAmSat or any Subsidiary of PanAmSat in connection with a Qualified Securitization Transaction, which note must be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables (including in respect of sales-type leases).

     "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by PanAmSat or any of its Subsidiaries pursuant to which PanAmSat or any of its Subsidiaries may sell, convey or otherwise transfer (or cause to be transferred) to (a) a Securitization Entity, in the case of a transfer by or on behalf of PanAmSat or any of its Subsidiaries, or (b) any other Person, in the case of a transfer initially to a Subsidiary of PanAmSat that constitutes a Securitization Entity and then a second transfer to such other Person, or may grant a security interest in, any accounts receivable (including in respect of sales-type leases), whether now existing or arising or acquired in the future, of PanAmSat or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable (including in respect of sales-type leases), all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable (including in respect of sales-type leases), proceeds of such accounts receivable (including in respect of sales-type leases) and other assets, including contract rights which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable (including in respect of sales-type leases).

     "Rating Agencies" mean Moody's and S&P.

     "Refinance" means in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by PanAmSat or any Restricted Subsidiary of Indebtedness Incurred in accordance with the covenant described under "Covenants -- Limitation on Indebtedness" above (other than Indebtedness Incurred pursuant to clause (c), (d), (e), (f), (g), (j), (k) or
(l) of the definition of the term "Permitted Indebtedness"), in each case that does not:

          (1) result in an increase in the aggregate principal amount of any Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of fees and expenses incurred by PanAmSat in connection with such Refinancing); or

          (2) create Indebtedness with (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced (or, if less, the Weighted Average Life to Maturity of the Notes) or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced (or, if earlier, the final maturity of the Notes); provided that (x) if such Indebtedness being Refinanced is Indebtedness of PanAmSat, then such Refinancing Indebtedness shall be Indebtedness solely of PanAmSat and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     PanAmSat may incur Refinancing Indebtedness not more than 60 days prior to the application of the proceeds thereof to repay the Indebtedness to be refinanced; provided that (i) upon the incurrence of such Refinancing Indebtedness, PanAmSat shall provide written notice thereof to the Trustee, specifically identifying the Indebtedness to be refinanced as Refinancing Indebtedness and (ii) the proceeds of such Refinancing Indebtedness shall be placed in escrow and governed by an escrow agreement and to the extent such proceeds are not applied within such 60 day period to Refinance the Indebtedness to which such Refinancing Indebtedness relates, such Indebtedness shall be deemed to no longer constitute Refinancing Indebtedness under the Indenture.

     "Restricted Payment" means:

          (i) any dividend (whether made in cash, property or securities) on or with respect to any Equity Interests in PanAmSat or of any Restricted Subsidiary (other than any dividend made to PanAmSat or another Restricted Subsidiary (and, in the case of any Restricted Subsidiary, pro rata dividends made to the other holders of Equity Interests in such Restricted Subsidiary) or any dividend payable in Equity Interests (other than Disqualified Equity Interests) in PanAmSat);

          (ii) any distribution (whether made in cash, property or securities) on or with respect to any Equity Interests in PanAmSat or of any Restricted Subsidiary (other than any distribution made to PanAmSat or another Restricted Subsidiary (and, in the case of any Restricted Subsidiary, pro rata distributions to the other holders of Equity Interests in such Restricted Subsidiary) or any distribution payable in Equity Interests (other than Disqualified Equity Interests) in PanAmSat);

          (iii) any redemption, repurchase, retirement or other direct or indirect acquisition of any Equity Interests in PanAmSat or any securities exchangeable for or convertible into any such Equity Interests;

          (iv) any redemption, repurchase, retirement or other direct or indirect acquisition for value or other payment of principal, prior to any scheduled final maturity scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligations; or

          (v) any Investment (other than a Permitted Investment).

     For the avoidance of doubt, any distribution described in clause (ii) above and any redemption, repurchase, retirement or other direct or indirect acquisition of any Equity Interests in PanAmSat described in clause (iii) above that is made in connection with a merger or consolidation will not constitute a Restricted Payment to the extent that no cash, property or securities of PanAmSat or any Restricted Subsidiary are used to make such payment and provided that neither PanAmSat nor any Restricted Subsidiary shall be or become directly or indirectly obligated to reimburse, repay, refund or return such cash, property or securities or to make any other payment in respect thereof to any Person.

     "Restricted Subsidiary" means any Subsidiary of PanAmSat that has neither been designated by the Board of Directors of PanAmSat by a Board Resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to "Covenants -- Designation of Unrestricted Subsidiaries" above nor constitutes a Subsidiary of an Unrestricted Subsidiary. Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies,
Inc.

     "Sale and Lease-Back Transaction" means any arrangement with any Person providing for the leasing by PanAmSat or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by PanAmSat or such Restricted Subsidiary to such Person in contemplation of such leasing.

     "Securitization Entity" means (i) a Subsidiary of PanAmSat or (ii) a Subsidiary of another Person in which PanAmSat or any Subsidiary of PanAmSat makes an Investment and/or to which PanAmSat or any Subsidiary of PanAmSat transfers accounts receivable (including in respect of sales-type leases) and related assets, in each case (a) which engages in no activities other than in connection with the financing of accounts receivable (including in respect of sales-type leases) and related assets, (b) which is designated by the Board of Directors of PanAmSat, as provided below, as a Securitization Entity, and (c):

          (1) all of the Indebtedness of which is Non-Recourse Indebtedness (other than Standard Securitization Undertakings),

          (2) with which neither PanAmSat nor any Subsidiary of PanAmSat has any material contract, agreement, arrangement or understanding other than on terms no less favorable to PanAmSat or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of PanAmSat, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity and the Investment referred to in clause (ii) above, and

          (3) to which neither PanAmSat nor any Subsidiary of PanAmSat has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

     Any such designation by the Board of Directors of PanAmSat must be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Senior Credit Facility" means the Credit Agreement among PanAmSat, the Restricted Subsidiaries, the lenders party thereto in their capacities as lenders thereunder and Credit Suisse First Boston, as administrative agent, together with the related documents thereto (including any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, Refinancing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under "Covenants -- Limitation on Indebtedness" above) or adding Subsidiaries of PanAmSat as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

     "Senior Officer" means the Chief Executive Officer or the Chief Financial Officer of PanAmSat.

     "Significant Subsidiary" means any Restricted Subsidiary which at the time of determination is a "Significant Subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act.

     "Specified Affiliate Payments" means:

          (i) the direct or indirect repurchase, redemption or other acquisition or retirement for value of any Equity Interests of PanAmSat or any of its Restricted Subsidiaries or amounts paid to the Holding Company on account of any such acquisition or retirement for value of any Equity Interests of the Holding Company held by any future, present or former employee, director, officer or consultant of the Holding Company or PanAmSat (or any of its Restricted Subsidiaries) pursuant to any defined contribution plan, stock incentive plan, non-full-time employee directors retainer, non-employee directors fee plan, stock option agreement, management equity subscription agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum amount of repurchases, redemptions or other acquisitions or retirements pursuant to this clause
     (i) (without giving effect to the immediately following proviso) of $10.0 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed the net cash proceeds received by PanAmSat (including by way of capital contribution) since the Issue Date from the sale of Equity Interests of the Holding Company or PanAmSat to employees, directors, officers or consultants of the Holding Company or PanAmSat or its Subsidiaries that occurs in such calendar year (other than to the extent that such proceeds have been used to calculate the Cumulative Credit); and provided, further, that cancellation of Indebtedness owing to PanAmSat from employees, directors, officers or consultants of PanAmSat or any of its Subsidiaries in connection with a repurchase of Equity Interests of PanAmSat will not be deemed to constitute a Restricted Payment for purposes of the Indenture;

          (ii) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants as a result of the payment of all or a portion of the exercise price of such options or warrants with Equity Interests;

          (iii) the payment of dividends, other distributions or other amounts by PanAmSat to Hughes Electronics or any other Person with which PanAmSat is included in a consolidated tax return in amounts equal to the amount of federal, state and local income taxes payable in respect of the income of PanAmSat and its Subsidiaries (without regard to any tax credits, loss carry-forwards or the like held by Hughes Electronics or such other Person); and

          (iv) dividends, other distributions or other amounts paid by PanAmSat to the Holding Company (a) in amounts equal to amounts required for the Holding Company to pay franchise taxes and other expenses required to maintain its corporate existence and provide for other operating costs of up to $3.0 million per fiscal year or (b) to pay, or reimburse the Holding Company for, the costs, fees and expenses incident to a private placement or public offering of any of the Equity Interests of the Holding Company, so long as the net proceeds of such offering (if it is completed) are contributed to, or otherwise used for the benefit of, PanAmSat.

     "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by PanAmSat or any Subsidiary of PanAmSat which are reasonably customary in an accounts receivable securitization transaction.

     "Subordinated Obligations" means with respect to PanAmSat or any Guarantor, any Indebtedness of PanAmSat or such Guarantor which is expressly subordinated in right of payment to the Notes or the guarantee of such Guarantor, as the case may be.

     "Subsidiary" means, with respect to any Person, a Person the majority of whose voting stock, membership interests or other Voting Equity Interests is or are owned by such Person or another Subsidiary of such Person. Unless otherwise specified, "Subsidiary" refers to a Subsidiary of PanAmSat.

     "Unrestricted Subsidiary" means any Subsidiary of PanAmSat designated as such pursuant to the provisions of "Covenants -- Designation of Unrestricted Subsidiaries" above, and any Subsidiary of an Unrestricted Subsidiary. Any such designation may be revoked by a Board Resolution delivered to the Trustee, subject to the provisions of such covenant.

     "Voting Equity Interests" means Equity Interests in any Person with voting power under ordinary circumstances entitling the holders thereof to elect the Board of Directors or other governing body of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

NO LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, OR SHAREHOLDERS

     No past, present or future director, officer, employee, shareholder, incorporator, agent or Affiliate of PanAmSat or any Subsidiary, as such, will have any liability for any obligations of PanAmSat under the Notes, the guarantees of the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, or with respect to any asset held by them that arises by, or represents an application of proceeds of the Notes. Each holder of Notes and the guarantees by the Guarantors by accepting a Note and such guarantees waives and releases all such liabilities or claims. The waiver and release are part of the consideration for issuance of the Notes and such guarantees. Such waiver may not be effective to waive liabilities under the Federal securities laws and the SEC is of the view that such a waiver is against public policy.

DEFEASANCE AND COVENANT DEFEASANCE; DISCHARGE

     The Indenture provides that PanAmSat may elect either (a) to defease and be discharged from any and all obligations with respect to the Notes (except for the obligations to register the transfer or exchange of such Notes, to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency in respect of the Notes and to hold moneys for payment in trust) ("legal defeasance") or (b) to be released from its obligations with respect to the Notes under certain covenants (and certain Events of Default) contained in the Indenture, including but not limited to those described above under "Covenants" ("covenant defeasance"), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money or government securities, in an amount sufficient to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (x) no Default or Event of Default has occurred and is continuing or would arise therefrom and (y) PanAmSat has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the holders of the Notes will recognize income, gain or loss for Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion, in the case of legal defeasance under clause (a) above, must refer to and be based upon a private ruling concerning the Notes of the Internal Revenue Service or a ruling of general effect published by the Internal Revenue Service.

     Upon the request of PanAmSat, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) and the Trustee, at the expense of PanAmSat, will execute proper instruments acknowledging satisfaction and discharge of the Indenture, the guarantees by the Guarantors, the Registration Rights Agreement and the Notes when:

          (1) either:

             (a) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance as described above have been delivered to the Trustee for cancellation); or

             (b) all Notes not theretofore delivered to the Trustee for cancellation:

                (i) have become due and payable;

                (ii) will become due and payable at maturity within one year; or

                (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name,

        and the expense, of PanAmSat, and PanAmSat has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any, on) and interest on the Notes to the date of such deposit (in case of Notes that have become due and payable) or to the stated maturity or redemption date, as the case may be and any Additional Interest thereon;

          (2) PanAmSat has paid or caused to be paid all sums payable under the Indenture by PanAmSat; and

          (3) PanAmSat has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture, the guarantee by the Guarantors, the Registration Rights Agreement and the Notes have been complied with.

MODIFICATION OF INDENTURE

     From time to time, PanAmSat and the Trustee may, without the consent of holders of the Notes, enter into one or more supplemental indentures for certain specified purposes, including:

          (a) providing for a successor or successors to PanAmSat or any Guarantor and the release of PanAmSat of its obligations under the Notes and the Indenture as contemplated by the last sentence of the second paragraph of "Covenants -- Merger or Sales of Assets";

          (b) adding guarantees;

          (c) releasing Guarantors when permitted by the Indenture;

          (d) providing for security for the Notes;

          (e) adding to the covenants of PanAmSat;

          (f) surrendering any right or power conferred upon PanAmSat;

          (g) providing for uncertificated Notes in addition to or in place of certificated Notes;

          (h) making any change that does not adversely affect the rights of any holder of Notes; and

          (i) complying with any requirement of the Trust Indenture Act or curing certain ambiguities, defects or inconsistencies.

     The Indenture contains provisions permitting PanAmSat and the Trustee, with the consent of holders of at least a majority in aggregate principal amount of the Notes at the time outstanding, to modify the

Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall, without the consent of each holder affected thereby:

          (i) change or extend the fixed maturity of any Notes, reduce the rate of or extend the time of payment of interest or Additional Interest, if any, thereon, reduce the principal amount thereof or premium, if any, thereon or change the currency in which the Notes are payable;

          (ii) reduce the premium payable upon any redemption of Notes in accordance with the optional redemption provisions of the Notes or change the time before which no such redemption may be made;

          (iii) waive a default in the payment of principal or interest or Additional Interest, if any, on the Notes (except that holders of a majority in aggregate principal amount of the Notes at the time outstanding may (a) rescind an acceleration of the Notes that resulted from a non-payment default and (b) waive the payment default that resulted from such acceleration) or alter the rights of holders of the Notes to waive defaults;

          (iv) adversely affect the ranking of the Notes or the guarantees, if any;

          (v) reduce the percentage of Notes, the consent of the holders of which is required for any such modification;

          (vi) release any Guarantor from any of its obligations under its guarantee or the Indenture otherwise than in accordance with the terms of the Indenture;

          (vii) impair the rights of holders of Notes to receive payment of principal of or premium, if any, or interest or Additional Interest on the Notes; or

          (viii) make any change in the foregoing amendment and waiver provisions.

Any existing Event of Default, other than a default in the payment of principal or interest or Additional Interest, if any, on the Notes, or compliance with any provision of the Notes or the Indenture, other than any provision related to the payment of principal or interest or Additional Interest, if any, on the Notes, may be waived with the consent of holders of at least a majority in aggregate principal amount of the Notes at the time outstanding.

                         BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the new notes will be issued in fully registered form. Except as described below, the new notes will initially be represented by one or more global notes in fully registered form, without interest coupons (the "global notes"). The global notes will be deposited with, or on behalf of, the DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

CERTAIN BOOK ENTRY PROCEDURES FOR THE GLOBAL NOTES

     The description of the operations and procedures of DTC set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. Neither we nor any of the initial purchasers takes any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.

THE GLOBAL NOTES

     We expect that pursuant to procedures established by DTC (1) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of securities of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (2) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the Indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the notes.

     Payments on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of PanAmSat Corporation, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment on the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the applicable global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the securities, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of or beneficial interests in notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants.

     DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither PanAmSat nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES

     Certificated securities shall be issued in exchange for beneficial interests in the global notes (1) if requested by a holder of such interests or
(2) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days.

                  IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a general discussion of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes by an initial beneficial owner of the notes, and the exchange by an initial beneficial owner of the notes for new notes. This discussion is based upon the Internal Revenue Code of 1986 as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax considerations described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal tax considerations resulting from acquiring, holding or disposing of the notes.

     In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors (such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold the notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This discussion is limited to initial holders who purchase the notes for cash at the original offering price and who hold the notes as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

     You should consult your own tax advisors as to the particular tax considerations to you of the acquisition, ownership and disposition of the notes, including the effect and applicability of state, local or foreign tax laws.

     As used herein, the term "U.S. holder" means a holder of notes that is any of the following:

          (1) a citizen or resident of the United States for United States federal income tax purposes;

          (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

          (3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

          (4) a trust that either is subject to the supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     As used herein, the term "non-U.S. holder" means any holder other than a U.S. holder, as defined above.

U.S. HOLDERS

  EXCHANGE PURSUANT TO EXERCISE OF REGISTRATION RIGHTS

     Neither an exchange of notes nor the filing of a registration statement with respect to the resale of the notes will be a taxable event to you, and you will not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing. If an obligation to pay additional interest on the notes as Additional Interest is triggered, we intend to take the position that such payments should be treated for United States federal income tax purposes as additional interest includible in income when such payments are made, although there can be no assurance that the IRS will not propose a different method of taxing the additional interest payments.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to cash payments in respect of the notes at a rate of 30% for payments in 2002. The rate of backup withholding is scheduled to be reduced over time to 28% in 2006. This withholding applies only if you (i) fail to furnish your social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) fail to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from withholding and the procedure for obtaining such exemption.

NON-U.S. HOLDERS

  UNITED STATES FEDERAL WITHHOLDING TAX

     The 30% United States federal withholding tax imposed on individuals and corporations will not apply (if otherwise potentially applicable to you) to any payment of principal, interest or premium on the notes provided that:

     - you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the United States Treasury regulations;

     - you are not a controlled foreign corporation that is related to us through stock ownership;

     - you are not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business; and

     - you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person or

     - a financial institution holding the notes on your behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN (or successor form) from the beneficial owner and provides us with a copy.

If you cannot satisfy the requirements described above, payments of premium and interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Special certification requirements apply to partnerships.

     The 30% United States federal withholding tax will generally not apply to any gain that you realize on the sale, exchange, or other disposition of the notes.

  UNITED STATES FEDERAL ESTATE TAX

     Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the United States Treasury Regulations) and (2) interest on that note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

  UNITED STATES FEDERAL INCOME TAX

     Any gain realized on the sale, exchange or redemption of notes generally will not be subject to United States federal income tax unless:

     - you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

     - that gain is effectively connected with the conduct of a trade or business in the United States.

     If you (i) are engaged in a trade or business in the United States and interest on the notes or gain realized on the sale, exchange or redemption of notes is effectively connected with the conduct of that trade or business and
(ii) are not a partnership or other passthrough entity, then you will be subject to United States federal income tax on the interest or gain on a net income basis (although exempt from the 30% withholding tax) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest and gain on notes will be included in earnings and profits if so effectively connected. Partnerships and other passthrough entities should consult their own tax advisors regarding the taxation of their members on their income that is effectively connected with its United State trade or business.

  INFORMATION REPORTING AND BACKUP WITHHOLDING

     We must report annually to the IRS and to each Non-U.S. holder on Form 1042-S the amount of interest paid on a note, regardless of whether withholding was required, and any tax withheld with respect to the interest. Under the provisions of an income tax treaty and other applicable agreements, copies of these information returns may be made available to the tax authorities of the country in which the Non-U.S. holder resides. In general, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and we have received from you the statement described above under "-- Non-U.S. Holders -- United States Federal Withholding Tax."

     In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale. In addition, until           , 2002, all
dealers effecting transactions in the new notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes), other than commissions or concessions of any brokers or dealers, and we will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the notes offered in this exchange offer will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------

     ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                  By mail, hand delivery or overnight courier:

                              THE BANK OF NEW YORK
                           5 PENN PLAZA -- 13TH FLOOR
                               NEW YORK, NY 10001
           Attention: Corporate Trust Administration -- Confidential

                           By facsimile transmission
                        (for eligible institutions only)

                              Fax: (212) 896-7299

                             Confirm by telephone:

                              Tel: (212) 896-7198

     (ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL)

     NO BROKER DEALER OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFER MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL        , 2002 (90 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

             ------------------------------------------------------
             ------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                           -------------------------

                                   PROSPECTUS
                           -------------------------

                                  $800,000,000

                                [PANAMSAT LOGO]
                       OFFER TO EXCHANGE ALL OUTSTANDING

                          8 1/2% SENIOR NOTES DUE 2012

                                      FOR

                        NEW 8 1/2% SENIOR NOTES DUE 2012
                                          , 2002
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The registrant's Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the registrant's directors shall not be liable to the registrant or their respective stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant, which is not eliminated by these provisions of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. This provision does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The registrant's Certificate provides that the registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, as may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another registrant or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

     The registrant has entered into indemnity agreements with each of its directors.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        Exhibits

 1.1     Purchase Agreement, dated January 25, 2002, between PanAmSat
         Corporation, as the Issuer, NET/36, Inc., PanAmSat
         Communications Carrier Services, Inc., PanAmSat
         Communications Japan, Inc., PanAmSat Communications
         Services, Inc., PanAmSat International Holdings, Inc., USHI,
         Inc., PanAmSat Marketing Corporation, PanAmSat International
         Systems, Inc., PanAmSat Asia Carrier Services, Inc.,
         PanAmSat India, Inc., PanAmSat India Marketing, L.L.C., PAS
         International Employment, Inc., PanAmSat Licensee Corp.,
         PanAmSat International Sales, Inc., PanAmSat International
         Systems, L.L.C., PanAmSat International Systems Marketing,
         L.L.C., Service and Equipment Corporation, Southern
         Satellite Corp. and Southern Satellite Licensee Corporation, as Guarantors, and Credit Suisse First Boston Corporation,
         Deutsche Banc Alex. Brown Inc., ABN AMRO Incorporated and SG
         Cowen Securities Corporation, as Purchasers is incorporated herein by reference to Exhibit 1.1 to PanAmSat's Annual
         Report on Form 10-K for the fiscal year ended December 31, 2001.

   2.1     Agreement and Plan of Reorganization, dated September 20, 1996, among Hughes Communications, Inc.,
           Hughes Communications Galaxy, Inc., Hughes Communications Satellite Services, Inc., Hughes
           Communications Services, Inc., Hughes Communications Carrier Services, Inc., Hughes Communications
           Japan, Inc., PanAmSat Corporation (formerly known as Magellan International, Inc. ("PanAmSat")) and
           PanAmSat International Systems, Inc. (formerly known as PanAmSat Corporation and successor corporation to PanAmSat, L.P. ("PanAmSat International")) is incorporated herein by reference to Exhibit 2.3 to
           PanAmSat International's Quarterly Report on Form 10-Q for the period ended June 30, 1996.
   2.2     Amendment to Agreement and Plan of Reorganization dated as of April 4, 1997 constituting Exhibit 2.1 hereto is incorporated herein by reference to Appendix AA to the Proxy Statement/ Prospectus (the "Proxy
           Statement/Prospectus") contained in PanAmSat's Registration Statement on Form S-4 (Reg. No. 333-25293)
           filed on April 16, 1997 (the "Registration Statement").
   2.3     Agreement and Plan of Merger, dated as of April 4, 1997, among PanAmSat International, PAS Merger Corp.
           and PanAmSat is incorporated herein by reference to Appendix B to the Proxy Statement/Prospectus.
   2.4     Assurance Agreement, dated September 20, 1996, between Hughes Electronics Corporation, PanAmSat
           International, Satellite Company, L.L.C. and PanAmSat is incorporated herein by reference to Appendix K to the Proxy Statement/Prospectus.
   2.6     Stock Contribution and Exchange Agreement, dated September 20, 1996, among Grupo Televisa, S.A.,
           Satellite Company, L.L.C., PanAmSat and Hughes Communications, Inc. is incorporated herein by reference to Exhibit 2.4 to the Registration Statement.
   3.1     Restated Certificate of Incorporation of PanAmSat is incorporated herein by reference to Exhibit 3.1 to
           PanAmSat's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
   3.2     Restated Bylaws of PanAmSat is incorporated herein by reference to PanAmSat's Quarterly Report on Form
           10-Q for the period ended June 30, 2000.
   4.1.1   Amended and Restated Stockholder Agreement, dated as of May 16, 1997, by and among PanAmSat, Hughes
           Communications, Inc., Satellite Company, LLC and the former holders of Class A Common Stock of PanAmSat
           International is incorporated herein by reference to Appendix M to the Proxy Statement/Prospectus.
   4.1.2   Letter Agreement, dated February 26, 1999, among PanAmSat, Hughes Communications, Inc. and the former holders of Class A Common Stock of PanAmSat International is incorporated by reference to Exhibit 4.1.2 to PanAmSat's Annual Report on Form 10-K for the year ended December 31, 1998.
   4.2     Amended and Restated Registration Rights Agreement, dated as of May 16, 1997, by and among PanAmSat,
           Hughes Communications, Inc., Hughes Communications Galaxy, Inc., Hughes Communications Satellite
           Services, Inc., Satellite Company, LLC and the former holders of Class A Common Stock of PanAmSat
           International is incorporated herein by reference to Appendix N to the Proxy Statement/Prospectus.
   4.3.1   Loan Agreement, dated May 15, 1997, between Hughes Network Systems, Inc. and PanAmSat is incorporated by reference to Exhibit 4.3 to PanAmSat's Current Report on Form 8-K dated June 5, 1997.
   4.3.2   First Amendment to Loan Agreement, constituting Exhibit 4.3.1 hereto, dated as of December 23, 1997, between Hughes Electronics Corporation and PanAmSat is incorporated herein by references to Exhibit
           4.3.2 to PanAmSat's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
   4.3.3   Subordination and Amendment Agreement, dated as of February 20, 1998, among Hughes Electronics
           Corporation, PanAmSat and Citicorp USA, Inc., as administrative agent is incorporated herein by references to Exhibit 4.3.3 to PanAmSat's Annual Report on Form 10-K for the fiscal year ended December
           31, 1997.

   4.3.4   Subordination Agreement, dated as of January 16, 1998, between Hughes Electronics and PanAmSat is incorporated herein by reference to Exhibit 4.3.4 to PanAmSat's Quarterly Report on Form 10-Q for the
           period ended September 30, 1998.
   4.4     Indenture, dated as of January 16, 1998, between PanAmSat and The Chase Manhattan Bank, as Trustee, is
           incorporated herein by reference to Exhibit 4.1 to PanAmSat's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
   4.5     Agreement, dated as of May 1, 1998, by and among PanAmSat and the former holders of Class A Common Stock of PanAmSat International is incorporated herein by reference to Exhibit 4.2.2 to PanAmSat's
           Registration Statement on Form S-4 (Registration No. 333-56227).
   4.7     Letter Agreement, dated July 22, 1998, between Hughes Electronics Corporation and PanAmSat is incorporated herein by reference to Exhibit 4.3.4 to PanAmSat's Quarterly Report on Form 10-Q for the
           period ended June 30, 1998.
   4.8     Indenture, dated as of February 1, 2002, by and among PanAmSat Corporation as the Issuer , NET/36, Inc.,
           PanAmSat Communications Carrier Services, Inc., PanAmSat Communications Japan, Inc., PanAmSat
           Communications Services, Inc., PanAmSat International Holdings, Inc., Ushi, Inc., PanAmSat Marketing
           Corporation, PanAmSat International Systems, Inc., PanAmSat Asia Carrier Services, Inc., PanAmSat India,
           Inc., PanAmSat India Marketing, LLC, PAS International Employment, Inc., PanAmSat Licensee Corp.,
           PanAmSat International Sales, Inc., PanAmSat International Systems, LLC, PanAmSat International Systems
           Marketing, LLC, Service and Equipment Corporation, Southern Satellite Corp. and Southern Satellite
           Licensee Corporation, as Guarantors, and the Bank of New York as Trustee governing the Notes is incorporated herein by reference to Exhibit 4.8 to PanAmSat's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
   4.9     Registration Rights Agreement, dated as of January 25, 2002, by and among PanAmSat Corporation and
           Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc., ABN AMRO Incorporated and SG
           Cowen Securities Corporation relating to the registration rights of the holders of the Securities is incorporated by reference to Exhibit 4.9 to PanAmSat's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.
   5.1+    Opinion of Gibson, Dunn & Crutcher LLP
  10.31.1  Amended and Restated Collateral Trust Agreement, dated as of May 16, 1997, by and among PanAmSat, Hughes
           Communications, Inc., Satellite Company, LLC, Grupo Televisa, S.A. and IBJ Schroder Bank & Trust Company
           is incorporated herein by reference to Exhibit 10.31 to PanAmSat's Quarterly Report on Form 10-Q for the
           period ended June 30, 1997.
  10.31.2  First Amendment, dated April 30, 1998, to Amended and Restated Collateral Trust Agreement by and among
           PanAmSat, Hughes Communications, Inc., Satellite Company, LLC, Grupo Televisa, S.A. and IBJ Schroder
           Bank & Trust Company constituting Exhibit 10.31.1 hereto, is incorporated herein by reference to Exhibit
           3 to Amendment No. 1 to the Schedule 13D filed by Hughes Communications, Inc. on May 1, 1998.
  10.33    PanAmSat Corporation Long-Term Stock Incentive Plan, Established in 1997, is incorporated herein by reference to Exhibit 10.33 of PanAmSat's Quarterly Report on Form 10-Q for the period ended June 30,
           1997.
  10.33.2  Amendment to the PanAmSat Corporation Long-Term Stock Incentive Plan, Established in 1997, is
           incorporated herein by reference to Exhibit 10.33.2 to PanAmSat's Quarterly Report on Form 10-Q for the
           period ended September 30, 1999.
  10.33.3  Amendment to the PanAmSat Corporation Long-Term Stock Incentive Plan, Established in 1997, is
           incorporated herein by reference to Exhibit 10.33.3 to PanAmSat's Quarterly Report on Form 10-Q for the
           period ended June 30, 2000.

  10.33.4  Amendment to the PanAmSat Corporation Long-Term Stock Incentive Plan, established in 1997, effective as of December 7, 2000 is incorporated herein by reference to Exhibit 10.33.4 to PanAmSat's Annual Report on Form 10-K for the year ended December 31, 2000. 10.33.5 Amendment No. 2 to the Amended and Restated
           PanAmSat Corporation Long-Term Stock Incentive Plan, effective as of December 7, 2000 is incorporated herein by reference to Exhibit 10.33.5 to PanAmSat's Quarterly Report on Form 10-Q for the period ended
           March 31, 2001.
  10.33.6  Second Amended and Restated PanAmSat Corporation Long-Term Stock Incentive Plan, established in 1997, effective as of June 1, 2001 is incorporated herein by reference to Exhibit 10.33.6 to PanAmSat's
           Quarterly Report on Form 10-Q for the period ended June 30, 2001.
  10.34    PanAmSat Corporation Annual Incentive Plan, effective January 1, 1997, is incorporated herein by reference to Exhibit 10.34 to PanAmSat's Quarterly Report on Form 10-Q for the period ended June 30,
           1997.
  10.35    Intellectual Property Cross License Agreement, dated as of May 16, 1997, by and between PanAmSat and
           Hughes Electronics Corporation is incorporated herein by reference to Exhibit 10.35 to PanAmSat's
           Quarterly Report on Form 10-Q for the period ended June 30, 1997.
  10.36    Leveraged Lease Guaranty Indemnification Agreement, dated as of May 16, 1997, by and between PanAmSat and Hughes Electronics Corporation incorporated herein by reference to Exhibit 10.36 to PanAmSat's
           Quarterly Report on Form 10-Q for the period ended June 30, 1997.
  10.38    Fixed Price Contract for PAS 1R and PAS 9 HS-702 Spacecraft, Related Services and
           Documentation -- Contract No. 97-HCG-001, dated as of August 15, 1997, between Hughes Space and
           Communications Company, Inc. and PanAmSat is incorporated herein by reference to Exhibit 10.38 to
           PanAmSat's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.(1)
  10.38.1  Amendment No. 1 to Fixed Price Contract for PAS 1R and PAS 9 HS-702 Spacecraft, Related Services and
           Documentation -- Contract No. 97-HCG-00l, dated as of November 6, 2000, between Hughes Space and
           Communications Company, Inc. and PanAmSat Corporation is incorporated herein by reference to Exhibit
           10.38.1 to PanAmSat's Annual Report on Form 10-K for the year ended December 31, 2000.(1)
  10.38.2  Amendment No. 2 to Fixed Price Contract for PAS 1R and GIIIC HS-702 Spacecraft, Related Services and
           Documentation -- Contract No. 97-HCG-001, dated as of November 6, 2000, between Hughes Space and
           Communications Company, Inc. and PanAmSat Corporation. is incorporated herein by reference to Exhibit
           10.38.2 to PanAmSat's Annual Report on Form 10-K for the year ended December 31, 2000.(1)
  10.39    Transponder Sublease Agreement for Galaxy IIIR between Hughes Communications Galaxy, Inc. and California
           Broadcast Center, LLC, dated April 21, 1997, is incorporated herein by reference to Exhibit 10.39 to
           PanAmSat's Quarterly Report on Form 10-Q for the period ended June 30, 1997.(1)
  10.39.2  Amendment No. 2 dated December 15, 2000 to Transponder Sublease Agreement for Galaxy IIIR between
           PanAmSat Corporation and California Broadcast Center, LLC is incorporated herein by reference to Exhibit
           10.39.2 to PanAmSat's Annual Report on Form 10-K for the year ended December 31, 2000.(1)
  10.40.1  Amended and Restated Galaxy VIII(i) Transponder Lease Agreement between PanAmSat Corporation and
           California Broadcast Center, LLC, effective as of June 30, 2000 is incorporated herein by reference to
           PanAmSat's Quarterly Report on Form 10-Q for the period ended September 30, 2000.(1)
  10.40.2  Amendment No. 1, dated as of December 15, 2000, to Amended and Restated Galaxy VIII(i) Transponder Lease
           Agreement between PanAmSat Corporation and California Broadcast Center, LLC is incorporated herein by reference to Exhibit 10.40.2 to PanAmSat's Annual Report on Form 10-K for the year ended December 31,
           2000.(1)

  10.41.1  Form of Indemnity Agreement between PanAmSat and each of its directors and executive officers is incorporated herein by reference to Exhibit 10.41 to PanAmSat's Quarterly Report on Form 10-Q for the
           period ended June 30, 1997. Identical agreements have been executed by PanAmSat in favor of Charles H.
           Noski, Frederick A. Landman, Patrick J. Costello, Steven D. Dorfman, Dennis F. Hightower, James M. Hoak,
           Joseph R. Wright, Jr., Michael T. Smith, Carl A. Brown, Kenneth N. Heintz, Robert A. Bednarek, James W.
           Cuminale, David P. Berman, Roxanne S. Austin, Tig H. Krekel, Stephen R. Kahn, R. Douglas Kahn, Michael
           J. Inglese, Thomas E. Eaton, Jr., James B. Frownfelter, Jack A. Shaw, Michael J. Gaines, Eddy W.
           Hartenstein and Larry D. Hunter.
  10.42    Credit Agreement, dated February 20, 1998, among PanAmSat, certain lenders and Citicorp USA, Inc., as administrative agent is incorporated herein by reference to Exhibit 10.42 to PanAmSat's Annual Report on
           Form 10-K for the fiscal year ended December 31, 1997.
  10.42.2  Amendment to the Revolving Credit Agreement between Citibank and PanAmSat Corporation, dated September
           29, 1999, is incorporated herein by reference to Exhibit 10.42.2 to PanAmSat's Quarterly Report on Form
           10-Q for the period ended September 30, 1999.
  10.55    Fixed Price Contract for DOMSAT 1, DOMSAT 2, and Option Spacecraft, Related Services and
           Documentation -- Contract No. 98-PAS-002, dated as of October 9, 1998, between PanAmSat and Hughes Space and Communications Company is incorporated herein by reference to Exhibit 10.55 to PanAmSat's Annual
           Report on Form 10-K for the year ended December 31, 1998.(2)
  10.55.2  Amendment No. 1 to Fixed Price Contract for DOMSAT 1, DOMSAT 2 and Option Spacecraft, Related Services
           and Documentation -- Contract No. 98-PAS-002, dated as of January 8, 1999, between PamAmSat Corporation and Hughes Space and Communications Company, is incorporated herein by reference to Exhibit 10.55.2 to
           PanAmSat's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.(1)
  10.55.3  Amendment No. 2 to Fixed Price Contract for Galaxy 10R, Galaxy 4R and Option Spacecraft, Related
           Services and Documentation -- Contract No. 98-PAS-002, dated as of December 15, 2000, between PamAmSat
           Corporation and Boeing Satellite Systems, Inc. is incorporated herein by reference to Exhibit 10.55.3 to
           PanAmSat's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.(1)
  10.56    PanAmSat Corporation Amended and Restated Restoration and Deferred Compensation Plan, is incorporated herein by reference to Exhibit 10.56 to PanAmSat's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999.
  10.57    PanAmSat Corporation 1999 Non-Employee Directors Compensation Deferral Plan, is incorporated herein by reference to Exhibit 10.57 to PanAmSat's Quarterly Report on Form 10-Q for the quarterly period ended
           September 30, 1999.
  10.57.1  Amendment to the PanAmSat Corporation 1999 Non-Employee Directors Compensation Deferral Plan, as amended and restated as of April 25, 2000 is incorporated herein by reference to PanAmSat's Quarterly Report on
           Form 10-Q for the period ended June 30, 2000.
  10.59    Amended and Restated Loan and Security Agreement by and among PanAmSat Corporation, The Chase Manhattan
           Bank, and certain lending institutions, dated as of July 2, 1999, is incorporated herein by reference to
           Exhibit 10.59 to PanAmSat's Quarterly Report on Form 10-Q for the period ended September 30, 1999.
  10.62    PanAmSat Corporation Annual Incentive Plan 2000, is incorporated herein by reference to Exhibit B to the
           Company's Definitive Proxy Statement filed on April 28, 2000.
  10.63    Galaxy IIIC Transponder Lease Agreement between PanAmSat Corporation and California Broadcast Center,
           LLC, effective as of June 30, 2000 is incorporated herein by reference to PanAmSat's Quarterly Report on
           Form 10-Q for the period ended September 30, 2000.(1)
  10.63.1  Amendment No. 1 to Galaxy IIIC Transponder Lease Agreement between PanAmSat Corporation and California
           Broadcast Center, LLC, effective as of December 15, 2000 is incorporated herein by reference to Exhibit
           10.63.1 to PanAmSat's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.(1)

  10.64    Galaxy VIII(i)R Transponder Lease Agreement between PanAmSat Corporation and California Broadcast
           Center, LLC, effective as of December 15, 2000 is incorporated herein by reference to Exhibit 10.64 to
           PanAmSat's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.(1)
  10.65    Fixed Price Contract between PanAmSat Corporation and Boeing Satellite Systems, Inc. for Galaxy VIII(i)R
           and Option Spacecraft, Related Services and Documentation -- Contract No. 00-PAS-001, dated as of
           December 15, 2000 is incorporated herein by reference to Exhibit 10.65 to PanAmSat's Annual Report on
           Form 10-K for the fiscal year ended December 31, 2000.(1)
  10.66    Lease between 20 Westport Holdings L.L.C., Landlord and PanAmSat Corporation, dated September 29, 2000 is incorporated herein by reference to Exhibit 10.66 to PanAmSat's Annual Report on Form 10-K for the
           fiscal year ended December 31, 2000.(1)
  10.68    PanAmSat Corporation Executive Change in Control Severance Agreement between PanAmSat Corporation and
           James W. Cuminale, dated January 31, 2001 is incorporated herein by reference to Exhibit 10.68 to
           PanAmSat's Quarterly Report on Form 10-Q for the period ended March 31, 2001.
  10.69    PanAmSat Corporation Executive Change in Control Severance Agreement between PanAmSat Corporation and
           Thomas E. Eaton, dated January 31, 2001 is incorporated herein by reference to Exhibit 10.69 to
           PanAmSat's Quarterly Report on Form 10-Q for the period ended March 31, 2001.
  10.70    PanAmSat Corporation Executive Change in Control Severance Agreement between PanAmSat Corporation and
           Michael J. Inglese, dated January 31, 2001 is incorporated herein by reference to Exhibit 10.70 to
           PanAmSat's Quarterly Report on Form 10-Q for the period ended March 31, 2001.
  10.71    Employment Agreement between PanAmSat Corporation and Joseph R. Wright, Jr., dated as of August 20, 2001 is incorporated herein by reference to Exhibit 10.71 to PanAmSat's Quarterly Report on Form 10-Q for the
           period ended September 30, 2001.
  10.72    Employment Agreement between PanAmSat Corporation and James B. Frownfelter, dated as of November 8, 2001 is incorporated herein by reference to Exhibit 10.72 to PanAmSat's Annual Report on Form 10-K for the
           period ended December 31, 2001.
  10.73    Retention Bonus Agreement between PanAmSat Corporation and James W. Cuminale, dated as of April 2, 2001 is incorporated herein by reference to Exhibit 10.73 to PanAmSat's Annual Report on Form 10-K for the
           period ended December 31, 2001.
  10.74    Retention Bonus Agreement between PanAmSat Corporation and Thomas E. Eaton, Jr., dated as of April 2,
           2001 is incorporated herein by reference to Exhibit 10.74 to PanAmSat's Annual Report on Form 10-K for
           the period ended December 31, 2001.
  10.75    Retention Bonus Agreement between PanAmSat Corporation and James B. Frownfelter, dated as of April 2,
           2001 is incorporated herein by reference to Exhibit 10.75 to PanAmSat's Annual Report on Form 10-K for
           the period ended December 31, 2001.
  10.76    Retention Bonus Agreement between PanAmSat Corporation and Michael J. Inglese, dated as of April 2,
           2001. is incorporated herein by reference to Exhibit 10.76 to PanAmSat's Annual Report on Form 10-K for
           the period ended December 31, 2001.
  10.77    Letter Agreement between PanAmSat Corporation and R. Douglas Kahn, dated as of August 14, 2001 is incorporated herein by reference to Exhibit 10.77 to PanAmSat's Annual Report on Form 10-K for the
           period ended December 31, 2001.

  10.78    Credit Agreement, dated as of February 25, 2002, between PanAmSat Corporation, Credit Suisse First
           Boston, Bankers Trust Company, Allied Irish Banks plc, the Governor and Company of the Bank of Scotland,
           Fuji Bank, Ltd., General Electric Capital Corporation, Industrial Bank of Japan, Societe Generale, The
           Bank of New York, Metropolitan Life Insurance Company and Credit Industrial et Commercial, as Lenders,
           Credit Suisse First Boston, as Administrative Agent, Credit Suisse First Boston, as Sole Bookrunner and
           Sole Lead Arranger, Credit Suisse First Boston and Deutsche Banc Alex Brown, Inc., as Joint Arrangers,
           Deutsche Banc Alex Brown, Inc., as Syndication Agent, and Societe Generale, as Documentation Agent is
           incorporated herein by reference to Exhibit 10.78 to PanAmSat's Annual Report on Form 10-K for the
           period ended December 31, 2001.
  10.79    Intercreditor and Collateral Trust Agreement, dated as of February 25, 2002, between PanAmSat
           Corporation, NET/36, Inc., PanAmSat Asia Carrier Services, Inc., PanAmSat Capital Corporation, PanAmSat
           Carrier Services, Inc., PanAmSat Communications Carrier Services, Inc., PanAmSat Communications Japan,
           Inc., PanAmSat Communications Services, Inc., PanAmSat India, Inc., PanAmSat India Marketing, LLC,
           PanAmSat International Holdings, Inc., PanAmSat International Sales, Inc., PanAmSat International
           Systems, Inc., PanAmSat International Systems, LLC, PanAmSat International Systems Marketing, LLC,
           PanAmSat Licensee Corp., PanAmSat Marketing Corporation, PAS International Employment, Inc., Service and
           Equipment Corporation, Southern Satellite Corp., Southern Satellite Licensee Corporation, and Ushi,
           Inc., as Subsidiary Guarantors, Credit Suisse First Boston, as Administrative Agent, and The Bank of New
           York, as collateral trustee is incorporated herein by reference to Exhibit 10.79 to PanAmSat's Annual
           Report on Form 10-K for the period ended December 31, 2001.
  10.80    Lender Security Agreement, dated as of February 25, 2002, between PanAmSat Corporation, NET/36, Inc.,
           PanAmSat Asia Carrier Services, Inc., PanAmSat Capital Corporation, PanAmSat Carrier Services, Inc.,
           PanAmSat Communications Carrier Services, Inc., PanAmSat Communications Japan, Inc., PanAmSat
           Communications Services, Inc., PanAmSat India, Inc., PanAmSat India Marketing, LLC, PanAmSat
           International Holdings, Inc., PanAmSat International Sales, Inc., PanAmSat International Systems, Inc.,
           PanAmSat International Systems, LLC, PanAmSat International Systems Marketing, LLC, PanAmSat Licensee
           Corp., PanAmSat Marketing Corporation, PAS International Employment, Inc., Service and Equipment
           Corporation, Southern Satellite Corp., Southern Satellite Licensee Corporation, and Ushi, Inc., as
           Subsidiary Guarantors, and Credit Suisse First Boston, as Administrative Agent is incorporated herein by reference to Exhibit 10.80 to PanAmSat's Annual Report on Form 10-K for the period ended December 31,
           2001.
  10.81    Shared Security Agreement, dated as of February 25, 2002, between PanAmSat Corporation, NET/36, Inc.,
           PanAmSat Asia Carrier Services, Inc., PanAmSat Capital Corporation, PanAmSat Carrier Services, Inc.,
           PanAmSat Communications Carrier Services, Inc., PanAmSat Communications Japan, Inc., PanAmSat
           Communications Services, Inc., PanAmSat India, Inc., PanAmSat India Marketing, LLC, PanAmSat
           International Holdings, Inc., PanAmSat International Sales, Inc., PanAmSat International Systems, Inc.,
           PanAmSat International Systems, LLC, PanAmSat International Systems Marketing, LLC, PanAmSat Licensee
           Corp., PanAmSat Marketing Corporation, PAS International Employment, Inc., Service and Equipment
           Corporation, Southern Satellite Corp., Southern Satellite Licensee Corporation, and Ushi, Inc., as
           Subsidiary Guarantors, and The Bank of New York, as Collateral Trustee is incorporated herein by reference to Exhibit 10.81 to PanAmSat's Annual Report on Form 10-K for the period ended December 31,
           2001.
  12.1*    Computation of Ratio of Earnings to Fixed Charges.
  21.1     List of subsidiaries of PanAmSat Corporation is incorporated by reference to Exhibit 21.1 to PanAmSat's
           Annual Report on Form 10-K for the period ended December 31, 2001.
  23.1*    Consent of Deloitte & Touche LLP.
  24.1*    Power of Attorney (see signature page of this Registration Statement).

  25.1+    Form of T-1 Statement of Eligibility of The Bank of New York, to act as Trustee under the Indenture.
  99.1*    Form of Letter of Transmittal.
  99.2*    Form of Notice of Guaranteed Delivery.
  99.3+    Exchange Agent Agreement.
  99.4*    Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
  99.5*    Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

---------------

 * Filed herewith. All other exhibits have been previously filed unless otherwise indicated.

 +  To be filed by amendment.

(1) Portions of this Exhibit have been omitted pursuant to an order of the Securities and Exchange Commission granting confidential treatment with respect thereto.

(2) Portions of this Exhibit have been omitted pursuant to an application for confidential treatment filed with the Securities and Exchange Commission under separate cover on the date hereof.

     In lieu of filing certain instruments with respect to long-term debt of the kind described in Item 601(b)(4) of Regulation S-K, Registrant agrees to furnish a copy of such instruments to the Securities and Exchange Commission upon request.

     A copy of any of the exhibits included in this Form S-4, other than those as to which confidential treatment is pending or has been granted by the Securities and Exchange Commission, upon payment of a fee to cover the reasonable expenses of furnishing such exhibits, may be obtained by written request to the Company, at the address set forth on the front cover, attention General Counsel.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or give, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the Registrants has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilton, State of Connecticut, on the 26th day of April, 2002.

                                          PANAMSAT CORPORATION

                                          By:     /s/ JAMES W. CUMINALE
                                            ------------------------------------
                                                     James W. Cuminale
                                             Executive Vice President, General
                                                           Counsel
                                                       and Secretary

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints James W. Cuminale and Michael J. Inglese, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----



                /s/ JACK A. SHAW                   Chairman of the Board of Directors    April 26, 2002
------------------------------------------------
                  Jack A. Shaw




              /s/ JOSEPH R. WRIGHT                    President and Chief Executive      April 26, 2002
------------------------------------------------      Officer (principal executive
                Joseph R. Wright                                officer)
                                                              and Director




             /s/ MICHAEL J. INGLESE                Executive Vice President and Chief    April 26, 2002
------------------------------------------------      Financial Officer (principal
               Michael J. Inglese                    financial officer and principal
                                                           accounting officer)




             /s/ ROXANNE S. AUSTIN                              Director                 April 26, 2002
------------------------------------------------
               Roxanne S. Austin




            /s/ PATRICK J. COSTELLO                             Director                 April 26, 2002
------------------------------------------------
              Patrick J. Costello




             /s/ MICHAEL J. GAINES                              Director                 April 26, 2002
------------------------------------------------
               Michael J. Gaines

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----





            /s/ EDDY W. HARTENSTEIN                             Director                 April 26, 2002
------------------------------------------------
              Eddy W. Hartenstein




            /s/ DENNIS F. HIGHTOWER                             Director                 April 26, 2002
------------------------------------------------
              Dennis F. Hightower




               /s/ JAMES M. HOAK                                Director                 April 26, 2002
------------------------------------------------
                 James M. Hoak




              /s/ LARRY D. HUNTER                               Director                 April 26, 2002
------------------------------------------------
                Larry D. Hunter




              /s/ STEPHEN R. KAHN                               Director                 April 26, 2002
------------------------------------------------
                Stephen R. Kahn

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the Guarantors listed on Schedule A hereto has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilton, State of Connecticut, on the 26th day of April, 2002.

                                          On behalf of each Guarantor listed on
                                          Schedule A hereto.

                                          By: /s/ JAMES W. CUMINALE
                                            ------------------------------------
                                              Name: James W. Cuminale
                                              Title: Executive Vice
                                              President -- Corporate
                                              Development, General Counsel and
                                              Corporate Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                        TITLE                          DATE
                   ---------                                        -----                          ----



              /s/ JOSEPH R. WRIGHT                  President and Chief Executive Officer     April 26, 2002
------------------------------------------------        (principal executive officer)
                Joseph R. Wright                                 and Director




             /s/ MICHAEL J. INGLESE                    Executive Vice President, Chief        April 26, 2002
------------------------------------------------    Financial Officer (principal financial
               Michael J. Inglese                      officer and principal accounting
                                                            officer) and Director




             /s/ JAMES W. CUMINALE                  Executive Vice President -- Corporate     April 26, 2002
------------------------------------------------   Development, General Counsel, Corporate
               James W. Cuminale                            Secretary and Director

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each of the Guarantors listed on Schedule B hereto has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilton, State of Connecticut, on the 26th day of April, 2002.

                                          On behalf of each Guarantor listed on
                                          Schedule B hereto.

                                          By: /s/ JAMES W. CUMINALE
                                            ------------------------------------
                                              Name: James W. Cuminale
                                              Title: Sole Manager

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----



             /s/ JAMES W. CUMINALE                  Sole Manager (principal executive    April 26, 2002
------------------------------------------------      officer, principal financial
               James W. Cuminale                    officer and principal accounting
                                                                officer)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Net/36, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wilton, State of Connecticut, on the 26th day of April, 2002.

                                          NET/36, INC.

                                          By: /s/ JAMES W. CUMINALE
                                            ------------------------------------
                                              Name: James W. Cuminale
                                              Title: Executive Vice
                                              President -- Corporate Development
                                              and Corporate Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                      TITLE                       DATE
                   ---------                                      -----                       ----



              /s/ JOSEPH R. WRIGHT                    President and Chief Executive      April 26, 2002
------------------------------------------------      Officer (principal executive
                Joseph R. Wright                                officer)
                                                              and Director




             /s/ MICHAEL J. INGLESE                  Executive Vice President, Chief     April 26, 2002
------------------------------------------------      Financial Officer (principal
               Michael J. Inglese                    financial officer and principal
                                                    accounting officer) and Director




             /s/ JAMES W. CUMINALE                           Executive Vice              April 26, 2002
------------------------------------------------   President -- Corporate Development,
               James W. Cuminale                           Corporate Secretary
                                                              and Director

                                   SCHEDULE A

                 PANAMSAT COMMUNICATIONS CARRIER SERVICES, INC.

                      PANAMSAT COMMUNICATIONS JAPAN, INC.

                     PANAMSAT COMMUNICATIONS SERVICES, INC.

                     PANAMSAT INTERNATIONAL HOLDINGS, INC.

                                   USHI, INC.

                         PANAMSAT MARKETING CORPORATION

                      PANAMSAT INTERNATIONAL SYSTEMS, INC.

                      PANAMSAT ASIA CARRIER SERVICES, INC.

                          PANAMSAT CAPITAL CORPORATION

                        PANAMSAT CARRIER SERVICES, INC.

                              PANAMSAT INDIA, INC.

                       PAS INTERNATIONAL EMPLOYMENT, INC.

                            PANAMSAT LICENSEE CORP.

                       PANAMSAT INTERNATIONAL SALES, INC.

                       SERVICE AND EQUIPMENT CORPORATION

                            SOUTHERN SATELLITE CORP.

                    SOUTHERN SATELLITE LICENSEE CORPORATION

                                   SCHEDULE B

                        PANAMSAT INDIA MARKETING, L.L.C.

                     PANAMSAT INTERNATIONAL SYSTEMS, L.L.C.

                PANAMSAT INTERNATIONAL SYSTEMS MARKETING, L.L.C.

                                 EXHIBIT INDEX

        Exhibits

12.1   Computation of Ratio of Earnings to Fixed Charges.
23.1   Consent of Deloitte & Touche LLP.
24.1   Powers of Attorney (see signature page of this Registration
       Statement).
99.1   Form of Letter of Transmittal.
99.2   Form of Notice of Guaranteed Delivery.
99.4   Letter to Brokers, Dealers, Commercial Banks, Trust
       Companies and Other Nominees.
99.5   Letter to Clients for Use by Brokers, Dealers, Commercial
       Banks, Trust Companies and Other Nominees.